UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant  ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
R1 RCM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2023
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of R1 RCM Inc. (“R1”) will be held on May 17, 2023 at 8:00 a.m., Eastern Time, as a virtual meeting conducted via live webcast, to consider and act upon the following matters:
1.Elect the 16 nominees for director named in the proxy statement, each for a term ending at the 2024 Annual Meeting of Stockholders of R1, and until his or her successor has been duly elected and qualified;
2.Approve our Fourth Amended and Restated 2010 Stock Incentive Plan to increase the number of shares authorized for issuance under our Third Amended and Restated 2010 Stock Incentive Plan by 4 million shares;
3.Approve, on an advisory basis, the preferred frequency of advisory stockholder votes on the compensation of our named executive officers;
4.Ratify the selection by the audit committee of the board of directors of R1 of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
5.Transact such other business as may properly come before the meeting or any adjournment thereof.
The Annual Meeting will be held as a virtual meeting and can be accessed at www.virtualshareholdermeeting.com/RCM2023. Follow the directions at that website to log into the meeting. Use the number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form to access the meeting. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Stockholders of record at the close of business on March 21, 2023 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the meeting.
By Order of the Board,

/s/ M. Sean Radcliffe
M. Sean Radcliffe
Corporate Secretary

Murray, Utah

April 4, 2023

YOUR VOTE IS IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTIONS FORM RELATING TO THE ANNUAL MEETING.

R1 RCM Inc.
434 W. Ascension Way
6th Floor
Murray, UT 84123
PROXY STATEMENT
For Our 2023 Annual Meeting of Stockholders to Be Held on May 17, 2023
R1 RCM Inc. (often referred to as the “Company,” “company,” “R1,” “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held as a virtual meeting via live webcast on May 17, 2023 at 8:00 a.m. Eastern Time. If the Annual Meeting is adjourned or postponed for any reason, then the proxies may be used at any adjournments or postponements of the Annual Meeting.
On or about April 4, 2023, we are mailing either a notice containing instructions on how to access this proxy statement and our annual report on-line, or a printed copy of these proxy materials, as required by the rules of the Securities and Exchange Commission (the “SEC”).
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to Be Held on May 17, 2023
This proxy statement and our 2022 Annual Report are available for viewing, printing and downloading at www.r1rcm.com/proxy
and www.proxyvote.com
You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, at www.r1rcm.com, or by contacting our Office of Investor Relations by telephone at 312-324-5476 or by e-mail at investorrelations@r1rcm.com.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Q:    What is the purpose of the Annual Meeting?
A:    At the Annual Meeting, stockholders will consider and vote on the following matters:
1.Elect the 16 nominees for director named in this proxy statement, each for a term ending at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of R1, and until his or her successor has been duly elected and qualified (the “Election of Directors Proposal” or “Proposal 1”);
2.Approve our Fourth Amended and Restated 2010 Stock Incentive Plan (the “Amended Plan”) to increase the number of shares authorized for issuance under our Third Amended & Restated 2010 Stock Incentive Plan (the “2010 Plan”) by 4 million shares (the “Amended Plan Proposal” or “Proposal 2”);
3.Approve, on an advisory basis, the preferred frequency of advisory stockholder votes on the compensation of our named executive officers (the “Say-on-Pay Frequency Proposal” or “Proposal 3”);
4.Ratify the selection by the audit committee of the board of directors of R1 (the “Board”) of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (the “Auditor Ratification Proposal” or “Proposal 4”); and
5.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Q:    What shares will be entitled to vote at the Annual Meeting?
A:    Our voting securities consist of common stock, of which approximately 418,147,856 shares (excluding any treasury shares) were outstanding on March 21, 2023 (the “Record Date”). Holders of record of our common stock at the close of business on the Record Date may vote on each proposal that comes before the Annual Meeting.
Q:    Why am I receiving this proxy statement?
A:    This proxy statement serves as a proxy statement for the Annual Meeting, through which R1 will solicit proxies for (i) the election of 16 members of the Board for a one-year term, (ii) approval of the Amended Plan for the purpose of increasing the number of shares authorized for issuance under the 2010 Plan by 4 million shares, (iii) approval, on an advisory basis, of the preferred frequency of advisory stockholder votes on the compensation of our named executive officers, and (iv) the annual ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023. This proxy statement contains important information about the Annual Meeting. R1 stockholders should read this information carefully and in its entirety. The enclosed voting materials allow R1 stockholders to vote their shares without attending the Annual Meeting in person.
Q:    Does my vote matter?
A:    Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.
Q:    What constitutes a quorum for the Annual Meeting?
A:    In order for business to be conducted at the Annual Meeting, a quorum must be present. For all the matters that are voted upon at the Annual Meeting, a quorum consists of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the meeting, present or represented by proxy. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less a quorum.

Shares of R1 common stock present or represented by a proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned or postponed until a quorum is obtained.

Q:    What is the vote required to approve each proposal at the Annual Meeting?
A:    Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, as described below.
Approval Requirements. If a quorum is present, the vote required to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.
•With respect to Proposal 1, the nominees for directors receiving a plurality of the votes cast by holders of common stock represented at the meeting shall be elected to the Board. With respect to Proposal 1, you may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. Withheld votes will have no effect on outcome of the Election of Directors Proposal.
•With respect to Proposals 2 and 4, the affirmative vote of a majority of the votes cast by the holders of all shares of common stock present or represented at the meeting and voting affirmatively or negatively on such matter is required for approval. For Proposals 2 and 4, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of voting on such proposals.
•With respect to Proposal 3, the say-on-pay frequency receiving the greatest number of votes cast will be deemed as the frequency that has been recommended by our stockholders. Abstentions will have no effect on the outcome of the Say-on-Pay Frequency Proposal.
Broker Non-votes. If your broker holds your shares in its name and does not receive voting instructions from you, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares for which your broker receives no instruction from you will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 4 is a discretionary item under these rules, and, accordingly, your bank or brokerage firm will be able to vote your shares on Proposal 4 even if you do not give instructions on how to do so. Proposals 1, 2, and 3 are “non-discretionary” items. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in Proposal 1, 2, or 3, your shares may constitute broker non-votes with respect to such proposal and no votes will be cast on your behalf with respect to such proposal.
Broker non-votes will not affect the required vote with respect to Proposals 1, 2, or 3 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposal 4 and these votes will be counted toward establishing a quorum).
Q:    How does the Board recommend that R1 stockholders vote?
A:    The Board recommends that R1 stockholders vote “FOR” the election of the director nominees listed herein, “FOR” the Amended Plan Proposal, every “3 YEARS” on the Say-on-Pay Frequency Proposal, and “FOR” the Auditor Ratification Proposal.
Q:    Who can vote at the Annual Meeting?
A:    All holders of record of common stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Q:    How many votes do I have?
A:    Each R1 stockholder is entitled to one vote on each matter properly brought before the Annual Meeting for each share of our common stock held of record as of the Record Date. As of the close of business on the Record Date, there were 418,147,856 outstanding shares of our common stock.
Q:    Where can I find a list of stockholders of record entitled to vote at the Annual Meeting?
A:    A list of stockholders of record entitled to vote at the Annual Meeting will be accessible on the virtual meeting website at www.virtualshareholdermeeting.com/RCM2023 during the meeting for those attending the meeting, and for ten days prior to the meeting, at our corporate offices at 434 W. Ascension Way, 6th Floor, Murray, Utah, 84123.

Q:    When and where is the Annual Meeting?
A:    The Annual Meeting will be held on May 17, 2023, at 8:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/RCM2023. If you plan to attend the meeting, you must log in using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Q:    Why is the Annual Meeting virtual only?
A:    We have been hosting virtual only annual meetings since 2017, as we believe hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world. We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our stockholders and R1. Our virtual format allows stockholders to submit questions and comments and to vote during the meeting. We believe that a virtual meeting allows our stockholders to have robust engagement with the Company, and is in the best interests of our stockholders at this time.
Q:    How can I participate at the Annual Meeting?
A:    If you are a stockholder as of the Record Date and have logged in using your control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Stockholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/RCM2023 for at least one year.
Q:    What if I run into technical issues while trying to access the Annual Meeting?
A:    The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting.
If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 7:45 a.m. Eastern Time and until the end of the meeting.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:    If your shares of common stock are registered directly in your name with the transfer agent of R1, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to R1, or to a third party to vote at the Annual Meeting.
If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You will only be able to ask questions and vote your shares electronically at the meeting if you log in using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials.

Q:    If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?
A:    No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your bank, brokerage firm or other nominee is precluded from exercising voting discretion with respect to non-routine matters. The Auditor Ratification Proposal is a routine matter, and your bank, brokerage firm or other nominee may vote your shares with respect to this proposal even if you do not provide voting instructions. All of the other proposals to be voted on by R1 stockholders are non-routine matters. As a result, if you do not provide voting instructions with respect to these proposals, your shares will not be voted.
You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of common stock.
Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to R1.
Q:    How do R1 stockholders vote?
A:    Stockholder of Record. If you are an R1 stockholder of record, you may have your shares of R1 common stock voted on the matters to be presented at the Annual Meeting in any of the following ways:
•by telephone or over the internet, by accessing the telephone number or internet website specified on the Notice of Internet Availability of Proxy Materials or the enclosed proxy card. The control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is designed to verify your identity when voting by telephone or by internet. Proxies delivered over the internet or by telephone must be submitted by 11:59 p.m. Eastern Time on May 16, 2023. Please be aware that if you vote by telephone or over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible;
•by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•electronically—you may attend the Annual Meeting by logging in at www.virtualshareholdermeeting.com/RCM2023 using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials and cast your vote there.
Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote electronically at the Annual Meeting, you must log into the meeting platform using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials.
Q:    How can I change or revoke my vote?
A:    You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Annual Meeting and voting electronically or by giving written notice of revocation to R1, which must be received by R1 prior to the time the Annual Meeting begins. Written notice of revocation should be mailed to our corporate secretary at 434 W. Ascension Way, 6th Floor, Murray, Utah, 84123. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.
Q:    If a stockholder gives a proxy, how are the shares of common stock voted?
A:    Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify how your shares of common stock should be voted or to abstain from voting on all, some or none of the specific items of business to come before the Annual Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the nominees to the Board, “FOR” the Amended Plan Proposal, every “3 YEARS” on the Say-on-Pay Frequency Proposal, and “FOR” the Auditor Ratification Proposal.
Q:    Can I access the proxy materials electronically?
A:    Yes. Our proxy materials are available at www.r1rcm.com/proxy.
Q:    What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement, Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.
Q:    What happens if I sell my shares of common stock before the Annual Meeting?
A:    The Record Date is earlier than the date of the Annual Meeting. If you transfer your shares of common stock after the Record Date but before the Annual Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Annual Meeting.
Q:    Who will solicit and pay the cost of soliciting proxies?
A:    We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and in person. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.
Q:    What do I need to do now?
A:    Even if you plan to attend the Annual Meeting virtually, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Annual Meeting.
Q:    How can I communicate with the Board?
A:    The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.
All communications are forwarded to the chair of the nominating and corporate governance committee and to the chair of another committee of the Board, if the communication was addressed to the attention of another committee of the Board. The chair of the nominating and corporate governance committee, and, in the case of communications to be addressed by another committee of the Board, in consultation with the chair of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the Board.
Our stockholders may send communications to the Board by forwarding them addressed to our corporate secretary, the Board or, in the case of matters concerning accounting, internal accounting controls and auditing, the Board’s audit committee, at R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah 84123 or by email at investorrelations@r1rcm.com.

Q:    How can I recommend a candidate for the Board?
A:    Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of the Board by submitting the information required by our amended and restated bylaws, including the stockholder’s name, address and number of shares of stock held, as well as the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered at the 2024 Annual Meeting, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2024 Annual Meeting?” You can find more detailed information on the process for selecting Board members and criteria for Board nominees in the section of this proxy statement titled “Corporate Governance” beginning on page 34 of this proxy statement and in the Corporate Governance Guidelines available in the “Governance Documents” subsection under “Corporate Governance” on the “Investor Relations” page of our website, www.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
Q:    How and when may I submit a stockholder proposal for the 2024 Annual Meeting?
A:    If you are interested in submitting a proposal for inclusion in the proxy statement for our 2024 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A proposal that a stockholder would like included in our proxy statement for the 2024 Annual Meeting must satisfy all applicable requirements of Rule 14a-8 and must be received at the address below no later than December 5, 2023.
If you wish to present a proposal (other than pursuant to Rule 14a-8) or a proposed director candidate at the 2024 Annual Meeting, you must satisfy all applicable requirements set forth in our amended and restated bylaws and give written notice at the address noted below not earlier than January 18, 2024 and not later than February 17, 2024. However, in the event that the date of our 2024 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the date of this Annual Meeting, then our corporate secretary must receive the written notice not earlier than the 120th day prior to the date of the 2024 Annual Meeting and the tenth day following the day on which notice of the date of the 2024 Annual Meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
In addition to satisfying the requirements set forth in our amended and restated bylaws, including the notice deadlines set forth above and therein, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the corporate secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked to R1 at the address set forth below no later than March 18, 2024.
Any proposals, notices or information about proposed director candidates should be sent to:
R1 RCM Inc.
434 W. Ascension Way
6th Floor
Murray, Utah 84123
Attention: Corporate Secretary
Q:    Who will count the votes?
A:    Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the meeting.
Q:    Where can I find the voting results of the Annual Meeting?
A:    The preliminary voting results will be announced at Annual Meeting. In addition, within four business days following certification of the final voting results, R1 intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:    Will any other business be conducted at the Annual Meeting or will other matters be voted on?
A:    R1 is not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our amended and restated bylaws, the deadline for stockholders to notify R1 of any proposals or nominations for director to be presented for action at the Annual Meeting was February 25, 2023. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.
Q:    How can I obtain a copy of R1’s Annual Report on Form 10-K?
A:    Our Annual Report on Form 10-K is available in the “SEC Filings” subsection under “Financials” on the “Investor Relations” page of our website at www.r1rcm.com.
Alternatively, if you would like to receive a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:
R1 RCM Inc.
434 W. Ascension Way
6th Floor
Murray, UT 84123
Attention: Investor Relations
Telephone: 312-324-5476
investorrelations@r1rcm.com
If you would like R1 to send you a copy of the exhibits listed on the exhibit index of its Annual Report on Form 10-K, R1 will do so upon your payment of reasonable expenses in furnishing a requested exhibit.
Q:    Who can help answer any other questions I have?
A:    R1 stockholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who need additional copies of this proxy statement or the enclosed proxy card should contact the Investor Relations department at the address, phone number or email address provided above.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board is currently comprised of sixteen members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors is to be established by the Board.
Pursuant to the terms of the Amended and Restated Investor Rights Agreement (the “TCP-ASC Investor Rights Agreement”) between R1 and TCP-ASC ACHI Series LLLP (“TCP-ASC”), a Delaware series limited liability limited partnership jointly owned by Ascension Health Alliance d/b/a Ascension (“Ascension”) and investment funds affiliated with TowerBrook Capital Partners L.P. (“TowerBrook”), for so long as TCP-ASC’s “Ownership Threshold” (as that term is defined in the TCP-ASC Investor Rights Agreement) is met, TCP-ASC shall be entitled to nominate such number of individuals to our Board constituting a majority of our Board (collectively, the “TCP-ASC Designees”) and to designate the chair of the Board. Messrs. Feiner, Henneman, Moszkowski, Sacks, Speranzo, and Tersigni currently serve on the Board as TCP-ASC Designees.
Pursuant to the terms of the Securities Purchase Agreement (the “Securities Purchase Agreement”) between R1 and IHC Health Services, Inc. (“Intermountain”), for so long as Intermountain’s “Ownership Threshold” (as that term is defined in the Securities Purchase Agreement) is met, Intermountain shall be entitled to nominate one individual (the “Intermountain Designee”) to the Board. Ms. Wade currently serves on the Board as the Intermountain Designee.
Pursuant to the terms of the Investor Rights Agreement (the “CoyCo Investor Rights Agreement”) between R1 and CoyCo 1, L.P. and CoyCo 2, L.P. (collectively, the “CoyCo Entities”), for so long as the CoyCo Entities’ “Ownership Threshold” (as that term is defined in the CoyCo Investor Rights Agreement”) is met, the CoyCo Entities shall be entitled to nominate three individuals (collectively, the “CoyCo Designees”) to the Board. Messrs. Armbrester, Delinsky, and Holt currently serve on the Board as CoyCo Designees.
Pursuant to the terms of the Director Nomination Agreement (the “Sutter Director Nomination Agreement”) between R1 and Sutter Health (“Sutter Health” or “Sutter”), Sutter shall be entitled to nominate one individual (the “Sutter Designee”) to the Board until the termination of the Master Services Agreement (the “Sutter MSA”) between R1 and Sutter. Mr. Dean currently serves on the Board as the Sutter Designee.
All of the directors currently serving on the Board are up for election at this Annual Meeting, and stockholders will have an opportunity to vote for the re-election of the following nominees: Bradford Kyle Armbrester, Agnes Bundy Scanlan, Brian K. Dean, Jeremy Delinsky, David M. Dill, Michael C. Feiner, Joseph Flanagan, John B. Henneman III, Matthew Holt, Neal Moszkowski, Lee Rivas, Ian Sacks, Jill Smith, Anthony J. Speranzo, Anthony R. Tersigni, and Janie Wade. You can find more information about the director nominees in the section of this proxy statement titled “Our Board of Directors” beginning on page 22 of this proxy statement.
If elected, all nominees will hold office until the 2024 Annual Meeting and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. All nominees have consented to being named in this proxy statement and indicated their willingness to serve if elected. However, if any of them should be unable to serve, proxies may be voted for substitute nominees nominated by the our Board, or the Board may reduce the number of directors.
The nominees for directors receiving a plurality of the votes cast by holders of R1 common stock present or represented at the meeting shall be elected to the Board.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

PROPOSAL 2 — THE AMENDED PLAN PROPOSAL
Overview of Amendment
We are asking you to approve the proposed R1 RCM Inc. Fourth Amended and Restated 2010 Stock Incentive Plan (the “Amended Plan”), which is an amendment and restatement of the R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”). Our Board has adopted, subject to stockholder approval, the Amended Plan on April 3, 2023, which authorizes the issuance of an additional 4 million shares pursuant to stock options, awards of restricted stock, restricted stock units (“RSUs”), performance awards, stock appreciation rights and other stock-based awards (collectively, the “awards”).
The Amended Plan would implement the following material change to the 2010 Plan, subject to our stockholders’ approval:
•Increase the number of shares of our common stock that may be authorized for grants pursuant to awards under the Amended Plan by 4 million shares. As of March 3, 2023, approximately 8,393,630 shares remain available for future grants under the Amended Plan.
Equity awards are an important component of our executive compensation program. Over the last several years, our equity grants have supported strong performance in a number of areas, including:
•Outstanding share price growth;
•The hiring and retention of an experienced and talented executive leadership team; and
•Strong operating and financial performance, including new client acquisition, superior revenue growth, and consistent growth in EBITDA.
As of March 3, 2023, R1 had 8,393,630 shares remaining in its share reserve under the 2010 Plan, which may not be enough to fund grants in 2023 through 2024, prior to the next annual meeting of stockholders, and beyond. Replenishing the management share reserve is critical to our continued success. Equity awards:
•Help retain executives, employees, and independent directors, and enable R1 to continue to attract top talent to the company;
•Focus executives and employees on long-term shareholder returns, and link executive compensation to stock performance;
•Reward promotions and top performers; and
•Represent a cash-, accounting-, and tax-efficient form of compensation.
In determining the number of additional shares to be authorized for issuance under the Amended Plan, our Board considered, among other things, our hiring plans and expected number of employees and directors, our historical share usage under the 2010 Plan, our current overhang in shares issuable with respect to outstanding awards, the existing terms of such outstanding awards, market practices with respect to typical share reserve and equity award levels, and assumptions regarding stock option exercise activity and forfeiture rates.
We believe that the potential dilution that may result from the Amended Plan is reasonable and aligned with market for a company of our size and in our industry. In addition, we believe that the benefits to our stockholders resulting from equity award grants to our employees, including alignment with stockholders and mitigation of inappropriate risk taking, outweigh the potential dilutive effect of grants under the Amended Plan. Our Board believes that paying a portion of variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of employees with those of our stockholders, encouraging ownership in the Company and retaining, attracting and rewarding talented employees.
If approved, the Amended Plan would also impose a maximum term of five years for incentive stock options granted to any participant holding more than 10% of the voting power of the Company.

Share Information
As of March 3, 2023, the Amended Plan had 9,504,853 shares subject to currently outstanding awards including 6,513,745 shares subject to outstanding RSUs and performance-based restricted stock units (“PBRSUs”), 2,991,108 outstanding options with a weighted average remaining term of 3.88 years and a weighted average exercise price of $3.39 and 8,393,630 shares available for future issuances. The market price per share of the securities underlying the options as of March 3, 2023 was $14.65. This does not include RSUs issued by the Company to replace outstanding restricted units of Cloudmed in conjunction with the Cloudmed acquisition (the “Replacement RSUs”), of which there were 1,152,161 as of March 3, 2023, as more fully described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 16, 2023. The Replacement RSUs qualify as “Substitute Awards” under Section 4(b) of the Amended Plan that do not count against the overall share limit set forth in Section 4(a)(1) of the Amended Plan.
Summary of the Amended Plan
A brief summary of the Amended Plan is outlined below. The following summary is not a complete description of all of the provisions of the Amended Plan and is qualified in its entirety by reference to the Amended Plan, a copy of which is attached hereto as Appendix A.
Stock Available for Awards
Authorized Number of Shares. Up to 59,974,756 shares of common stock, subject to adjustment for changes in our capitalization or reorganization events, will be authorized for issuance pursuant to awards granted under the Amended Plan. This number includes the number of shares of common stock subject to outstanding awards granted under our 2010 Plan, which awards may expire, terminate or otherwise be surrendered, cancelled, forfeited or repurchased by us at their original issue price pursuant to a contractual repurchase right (subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended (the “Code”)).
Share Counting. The Amended Plan provides that all shares of our common stock covered by stock appreciation rights shall be counted against the number of shares available for the grant of awards under the Amended Plan; provided, however, that (i) any awards that may be settled only in cash shall not be so counted and (ii) if we grant a stock appreciation right in tandem with an option for the same number of shares of common stock and provide that only one such award may be exercised, which we refer to as a tandem stock appreciation right, only the shares covered by the option and not the shares covered by the tandem stock appreciation right shall be so counted, and the expiration of one in connection with the others’ exercise will not restore shares to the Amended Plan. The Amended Plan also provides that shares of our common stock delivered to us by a participant to (i) purchase shares of common stock upon exercise of an award or (ii) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) may no longer be added back to the number of shares available for the future grant of awards. The Amended Plan also provides that shares of our common stock that we repurchase on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.
Reacquired Shares. If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any common stock not being issued (including as a result of a stock appreciation right that was settleable either in cash or in stock actually being settled in cash), the unused common stock covered by such award shall again be available for the grant of awards; provided, however, that (1) in the case of incentive stock options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of a stock appreciation right, the number of shares counted against the shares available under the Amended Plan, the number of shares exempt from the minimum vesting requirements under the Amended Plan, and the number of shares exempt from the prohibition on acceleration under the Amended Plan shall be the full number of shares subject to the stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise and (3) the shares covered by a tandem stock appreciation right shall not again become available for grant upon the expiration or termination of such tandem stock appreciation right.
Substitute Awards. In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the Amended Plan. Substitute awards shall not count against the overall share limit of the Amended Plan, except as may be required by reason of Section 422 and related provisions of the Code.

Types of Awards
The Amended Plan provides for the grant of “incentive stock options” intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards.
Stock Options. Stock options entitle recipients to purchase a specified number of shares of common stock at a specified share price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of a share of common stock on the date of grant (or no less than 110% of the fair market value in the case of incentive stock options granted to any participant holding more than 10% of the voting power of our company). If our Board approves a grant effective as of a future date, the exercise price will be no less than 100% (or 110%, as applicable) of the fair market value of a share of common stock on such future date. Only employees may be granted incentive stock options. Options granted pursuant to the Amended Plan may not be granted with a term in excess of 10 years (or, in excess of five years in the case of incentive stock options granted to any participant holding more than 10% of the voting power of our company). The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, payment in connection with a “cashless exercise” through a broker, (iii) subject to certain conditions, surrender to us of shares of common stock, (iv) with respect to a non-statutory stock option, payment in shares of common stock in the form of a “net exercise”, (v) payment by any other lawful consideration as our Board may determine, or (vi) any combination of these forms of payment. Unless otherwise provided in the applicable award agreement, holders of stock options granted under the Amended Plan will not be entitled to dividends or dividend equivalents.
Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of our common stock over the value of the common stock on the date of grant of the stock appreciation right, which we refer to as the measurement price. Stock appreciation rights may be settled by the delivery of shares of our common stock or in cash. Stock appreciation rights may be issued in tandem with options or as stand-alone rights. The measurement price will be no less than 100% of the fair market value of a share of common stock on the date of grant. If our Board approves a grant effective as of a future date, the measurement price will be no less than 100% of the fair market value of a share of common stock on such future date. The maximum term of any stock appreciation right granted pursuant to the Amended Plan will be no more than 10 years from the date of grant. Unless otherwise provided in the applicable award agreement, holders of stock appreciation rights granted under the Amended Plan will not be entitled to dividends or dividend equivalents.
Restricted Stock and RSU Awards. Awards of restricted stock entitle recipients to acquire shares of common stock, subject to our right to repurchase, or require the forfeiture of such shares if issued at no cost, all or part of such shares from the recipient in the event that the conditions specified in the applicable award agreement are not satisfied prior to the end of the applicable restriction period established for such award. Unless otherwise provided in the applicable award agreement, any dividend declared and paid by us with respect to a share of restricted stock shall be paid to the recipient (without interest) only if and when such shares of restricted stock become free from any applicable restrictions on transferability and forfeitability. Alternatively, instead of issuing common stock that is subject to repurchase, our Board may grant awards known as RSUs that entitle recipients to receive unrestricted shares of common stock or cash at such time as the conditions specified in the applicable award agreement are satisfied. Our Board may, in its discretion, provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the recipient in a manner that complies with Section 409A of the Code. A recipient has no voting rights with respect to any RSUs. A grant of RSUs may provide the recipient with a right to receive dividend equivalents subject to the same restrictions on transfer and forfeitability as the awards with respect to which they relate and any such dividend equivalents will not be paid unless and until the underlying RSUs have vested and been earned.
Other Stock-Based Awards. Under the Amended Plan, our Board has the right to grant other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in the settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a recipient is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or cash, as our Board determines. A grant of other stock-based awards may provide the recipient with a right to receive dividend equivalents subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they relate and any such dividend equivalents will not be paid unless and until such other stock-based award has vested and been earned.
Performance Awards. Awards granted under the Amended Plan may be subject to achievement of performance goals (a “performance award”). The performance goals to be achieved during a performance period shall be determined by the Board upon the grant of each performance award.

Certain Award Terms
Limitations on Repricing of Options or Stock Appreciation Rights; No Reload Options or Reload Stock Appreciation Rights. Unless approved by our stockholders or otherwise permitted under the terms of the Amended Plan as a result of changes in our capitalization or reorganization events: (1) no outstanding option or stock appreciation right may be amended to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of the option or stock appreciation right, (2) we may not cancel any outstanding option or stock appreciation right and grant in substitution therefor new awards under the Amended Plan, other than as specifically described under the heading “Substitute Awards” above, covering the same or a different number of shares of common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or stock appreciation right, (3) we may not cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise price or measurement price per share above the then-current fair market value of a share of our common stock, and (4) we may not take any other action under the Amended Plan that constitutes a “repricing” under the rules of the applicable listing standards of the national securities exchange on which the common stock is listed (if any) (the “Exchange Listing Standards”). No option or stock appreciation right granted under the Amended Plan shall contain any provision entitling the recipient to the automatic grant of additional options or stock appreciation rights in connection with any exercise of the original option or stock appreciation right.
Minimum Vesting; Limitations on Acceleration. No award may vest earlier than the first anniversary of its date of grant unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the recipient. This vesting limitation does not apply to (i) awards granted to non-employee directors or (ii) in addition to awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares available for issuance under the Amended Plan. In addition, the Amended Plan prohibits our Board from amending any award to make such award immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, except (i) upon the death or disability of the recipient, (ii) upon the merger, consolidation, sale, reorganization, recapitalization or change in control of the Company or other circumstance described in Section 10 of the Amended Plan , or (iii) in any other circumstance with respect to awards representing an aggregate of up to 5% of the maximum number of authorized shares available for issuance under the Amended Plan. In addition, the Board may provide, at any time and for any reason, that any award shall become immediately exercisable in whole or in part, free from some or all of the restrictions and conditions applicable to such award or otherwise realizable in whole or in part, as the case may be, solely to the extent required by an agreement, obligation or applicable law.
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding stock appreciation right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award, shall be equitably adjusted by the Company (or Substituted Awards may be made, if applicable) in the manner determined by the Board.
Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a reorganization event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock: (i) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation, (ii) upon written notice to a participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants, (v) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds, and (vi) any combination of the foregoing.

Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a reorganization event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding restricted stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock; provided, however, that the Board may provide for the termination or deemed satisfaction of such repurchase or other rights under the applicable award agreement or any other agreement between the participant and the Company. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the applicable award agreement, all restrictions and conditions on all outstanding restricted stock then will automatically be deemed terminated or satisfied.
Administration; Eligibility to Receive Awards; Amendment and Termination
The Amended Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of the Board. The Board will have the authority to grant awards under the Amended Plan and may construe and interpret the terms of the Amended Plan and any award agreements entered into thereunder. Discretionary awards to our non-employee directors may be granted and administered only by a committee of the Board, all of the members of which are independent directors as defined within the meaning of the Exchange Listing Standards. The timing and appropriate sizing of all awards granted under the Amended Plan will be determined in the sole discretion of the Board.
Our employees, officers, directors, consultants and advisors are eligible to be granted awards under Amended Plan. As of March 3, 2023, there were approximately 28,400 employees, four officers, 15 directors, and 2,150 consultants and advisors eligible to receive awards under the Amended Plan. As of March 3, 2023, approximately 300 employees, one officer, and eight directors participated in the Amended Plan, and no consultants or advisors participated in the Amended Plan. The Board shall determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant in the Amended Plan and the extent to which, and the period during which, the participant, or the participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the award.

The Board may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time; provided that (i) no amendment that would require stockholder approval under the Exchange Listing Standards may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the Exchange Listing Standards are amended so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the Exchange Listing Standards, no amendment to the Amended Plan (A) materially increasing the number of shares authorized under the Amended Plan (other than as set forth in the Amended Plan), (B) expanding the types of awards that may be granted under the Amended Plan, or (C) materially expanding the class of participants eligible to participate in the Amended Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval.
Federal Income Tax Consequences
The U.S. federal income tax consequences of the Amended Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Amended Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending upon individual circumstances.
Section 409A of the Code.    Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Board, the Amended Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted non-qualified stock options under the Amended Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.
Incentive Stock Options.    There is no taxable income to participants when participants are granted an incentive stock option under Section 422 of the Code or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes. Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.
Restricted Stock.    For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. The grantee may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing a valid election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be generally taxable as capital gains or losses.
Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation rights, the fair market value of the shares of common stock received, determined on the date of exercise of the stock appreciation rights, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.
Performance Awards.    The grantee generally will not realize taxable income at the time of the grant of the performance award, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.
Dividend Equivalents.    The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the Company will be entitled to a corresponding deduction.
RSUs.    The grantee generally will not realize taxable income at the time of the grant of the RSU, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares of common stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the Code, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed on the grantee under Section 409A of the Code, and certain interest penalties may apply.

Certain Tax Code Limitations on Deductibility.    Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), Section 162(m) included a performance-based compensation exception to the $1 million deduction limit, whereby compensation that satisfied the requirements of the performance-based compensation exception was deductible by the Company. The TCJA amended Section 162(m) to remove the performance-based compensation exception. Based on this removal, there is no longer an exception to the $1 million deduction limit, and the Section 162(m) performance-based compensation exception requirements are no longer applicable.
Plan Benefits under the Amended Plan
The awards, if any, that will be made to eligible participants under the Amended Plan are subject to the discretion of the Board, and thus the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees, directors and consultants under the Amended Plan. Therefore, the New Plan Benefits Table is not provided.
As required by applicable SEC disclosure rules, in order to comply with Item 10(b)(2)(ii) of Schedule 14A, the following table sets forth, for each of our named executive officers and certain groups, information regarding outstanding stock options under the 2010 Plan as of March 3, 2023:

Name and Position	Number of Options Outstanding	Weighted-Average Exercise Price
Joseph Flanagan, former Chief Executive Officer	944,236	$2.84
Lee Rivas, Chief Executive Officer	—	$—
John Sparby, President	22,965	$3.04
Rachel Wilson, former Chief Financial Officer and Treasurer	—	$—
Gary Long, former Chief Commercial Officer	—	$—
Richard Evans, Corporate Controller	247,085	$2.66
Bradford Kyle Armbrester, Director	—	$—
Agnes Bundy Scanlan, Director	—	$—
Brian K. Dean, Director	—	$—
Jeremy Delinsky, Director	—	$—
David M. Dill, Director	—	$—
Michael C. Feiner, Director	38,740	$11.65
John B. Henneman III, Lead Director	577,714	$3.95
Matthew Holt, Director	—	$—
Neal Moszkowski, Director	—	$—
Ian Sacks, Director	—	$—
Jill Smith, Director	29,377	$15.88
Anthony J. Speranzo, Chair of the Board	—	$—
Anthony R. Tersigni, Director	—	$—
Janie Wade, Director	—	$—
All current executive officers as a group (4 persons)	22,965	$3.04
All current directors who are not executive officers as a group (15 persons) (1)	1,590,067	$3.70
All employees, including all current officers who are not executive officers, as a group (1)	2,257,554	$3.04

(1) Includes 944,236 outstanding stock options held by Joseph Flanagan, who serves on our Board and is Executive Advisor to the Chief Executive Officer.
The following table summarizes information about the securities authorized for issuance under our equity compensation plans as of March 3, 2023:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by stockholders (1) (3)	10,657,014	$3.39	8,393,630
Equity compensation plans not approved by stockholders (2)	5,929,014	$—	295,986
Total	16,586,028		8,689,616

(1) Includes 2,991,108 outstanding stock options, 3,187,588 RSUs, and 4,478,318 PBRSUs awarded under the 2010 Plan. The number of shares included for PBRSUs represents the maximum number of shares subject to vesting. Since the RSUs and PBRSUs have no exercise price, they are not included in the weighted-average exercise price calculation in column b.
(2) Represents RSU and PBRSU inducement grants made in conjunction with the Cloudmed acquisition. The number of shares included for PBRSUs represents the maximum shares that could vest. Since the RSUs and PBRSUs have no exercise price, there is no weighted-average exercise price calculation in column b. Remaining securities in column c will not be used for future issuance.
(3) Includes RSUs issued by the Company to replace outstanding restricted units of Cloudmed in conjunction with the Cloudmed acquisition, of which there were 1,152,161 as of March 3, 2023, as more fully described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 16, 2023.
The following table summarizes information about the securities authorized for issuance under our equity compensation plans as of December 31, 2022:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by stockholders (1) (3)	14,124,381	$3.38	7,348,028
Equity compensation plans not approved by stockholders (2)	5,965,628	$—	259,372
Total	20,090,009		7,607,400

(1) Includes 3,104,413 outstanding stock options, 3,105,930 RSUs, and 7,914,038 PBRSUs awarded under the 2010 Plan. The number of shares included for PBRSUs represents the maximum number of shares subject to vesting. Since the RSUs and PBRSUs have no exercise price, they are not included in the weighted-average exercise price calculation in column b.
(2) Represents RSU and PBRSU inducement grants made in conjunction with the Cloudmed acquisition. The number of shares included for PBRSUs represents the maximum shares that could vest. Since the RSUs and PBRSUs have no exercise price, there is no weighted-average exercise price calculation in column b. Remaining securities in column c will not be used for future issuance.
(3) Includes RSUs issued by the Company to replace outstanding restricted units of Cloudmed in conjunction with the Cloudmed acquisition, of which there were 1,152,161 as of December 31, 2022, as more fully described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 16, 2023.

Approval of the Amended Plan Proposal requires the affirmative vote of a majority of votes cast by the holders of all shares of R1 common stock represented at the Annual Meeting and voting affirmatively or negatively on the proposal (provided that a quorum exists).
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDED PLAN PROPOSAL.

PROPOSAL 3 — THE SAY-ON-PAY FREQUENCY PROPOSAL
We conducted our last non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as “say-on-pay”) at our 2021 Annual Meeting of Stockholders. The Dodd-Frank Act requires that we conduct, at least once every six years, a non-binding stockholder advisory vote on the frequency of future say-on-pay votes. This proposal is often referred to as the “say-on-frequency” vote. In the say-on-frequency vote, stockholders may vote to have the say-on-pay vote every year, every two years or every three years, or they may abstain from voting. At our 2017 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for voting for say-on-pay every three years, compared to voting every one or two years. In light of this result, we decided to conduct our say-on-pay votes every three years.
Our Board continues to believe that holding an advisory vote on say-on-pay every three years is the most appropriate policy for our stockholders at this time. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation. This vote is advisory, and therefore not binding on R1, the human capital committee, or the Board. The Board and our human capital committee value the opinions of our stockholders and expect to take into account the outcome of the vote when determining the frequency of future say-on-pay votes. However, the Board and human capital committee may decide that it is in the best interests of R1 and stockholders to hold the say-on-pay vote more or less frequently than the alternative that has been selected by our stockholders.
While the Board recommends that a say-on-pay proposal be voted on every three years, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to specify one of four choices for Say-on-Pay Frequency Proposal, as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our stockholders. Following the Annual Meeting, the next vote on a say-on-pay frequency proposal is expected to be at our 2029 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY “THREE YEARS” ON THE SAY-ON-PAY FREQUENCY PROPOSAL.

PROPOSAL 4 — THE AUDITOR RATIFICATION PROPOSAL
The audit committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder approval of the audit committee’s selection of Ernst & Young LLP is not required by law, R1 believes that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. R1 expects that a representative of Ernst & Young LLP, which is serving as our independent registered public accounting firm for the year ended December 31, 2023 and served as our independent registered public accounting firm for the years ended December 31, 2022 and 2021, will be present at the Annual Meeting to make a statement if he or she wishes and will be available to respond to appropriate questions.
R1 incurred the following fees from its independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2022 and 2021 (in thousands):

Fee Category	2022	2021
Audit Fees	$4,155	$3,199
Audit-Related Fees	439	814
Tax Fees	10	65
All Other Fees	4	2
Total Fees	$4,608	$4,080
Audit Fees. Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements and subsidiary audits for both 2022 and 2021, and other professional services provided in connection with our filings with the SEC, notably those relating to the Cloudmed acquisition in 2022 and investor secondary offerings in both years, including any related consents and comfort letters for each respective year based on the timing of the work performed.
Audit-Related Fees. Audit-related fees for 2022 and 2021 consisted of attestation services for service organizations as required by certain of the Company’s contracts with customers and fees for the audit of the Company’s employee benefit plan, and in 2021, fees for financial due diligence services related to acquisitions.
Tax Fees. Tax fees for 2022 and 2021 consisted of fees for tax compliance and related regulatory filings in foreign jurisdictions and tax advisory services relating to tax reform and transfer pricing arrangements in both the U.S. and India.
All Other Fees. All other fees for 2022 consisted primarily of a subscription for access to an accounting research tool and for 2021 consisted primarily of fees for a fact-based findings report relating to certain compliance-related matters.
The audit committee of the Board believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which is available in the “Governance Documents” subsection under “Corporate Governance” on the “Investor Relations” page of our website, www.r1rcm.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.
Pre-Approval of Audit and Non-Audit Services
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that R1 will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to R1 by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided. Our audit committee pre-approved all of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.
Approval of the Auditor Ratification Proposal requires the affirmative vote of a majority of votes cast by the holders of all shares of R1 common stock represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS
Security Ownership of Certain Beneficial Owners and Management
The following table provides information based on the 418,147,856 shares of R1 common stock outstanding on March 21, 2023 regarding beneficial ownership of our common stock:
•by each stockholder known by us to beneficially own more than 5% of our outstanding shares of common stock;
•by each of our directors, nominees for director and Named Executive Officers (as defined in the section titled “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and
•by all directors and executive officers as a group.
Unless noted otherwise, to our knowledge, each of the following persons listed below have sole voting and investment power with respect to the shares of common stock beneficially owned, except to the extent that authority is shared by spouses under applicable law. The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Beneficial ownership includes any shares to which the person has either sole or shared voting power or investment power and also any shares of common stock the individual has the right to acquire within 60 days following March 21, 2023 through the vesting of restricted stock units and performance based restricted stock units, the exercise any stock option, the exercise of any warrant, or any other right. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o R1, Inc., 434 W. Ascension Way, 6th Floor, Murray, UT 84123.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of R1 Common Stock
5% Stockholders
TCP-ASC ACHI Series LLLP (1)	164,754,055	35.9%
Certain entities affiliated with New Mountain Capital (2)	135,985,588	32.5%
Directors and Named Executive Officers
Lee Rivas (3)	71,767	*
John Sparby (4)	277,784	*
Joseph G. Flanagan (5)	4,213,641	1.0%
Rachel Wilson (6)	84,603	*
Gary S. Long (7)	171,456	*
Bradford Kyle Armbrester	—	*
Agnes Bundy Scanlan (8)	—	*
Brian K. Dean	—	*
Jeremy Delinsky	—	*
David M. Dill (9)	5,151	*
Michael C. Feiner (10)	62,801	*
John B. Henneman III (11)	632,465	*
Matthew Holt	—	*
Neal Moszkowski (1)	164,754,055	35.9%
Ian Sacks	—	*
Jill Smith (12)	41,912	*
Anthony J. Speranzo (13)	27,720	*
Anthony R. Tersigni (14)	27,720	*
Janie Wade	—	*
All executive officers and directors as a group (19 persons) (15)	170,115,016	37.0%

(1)    This information is derived exclusively from a Schedule 13D/A filed by TCP-ASC (such Schedule 13D, as amended, the “TCP-ASC Schedule 13D”) and the Reporting Persons (as defined in this footnote below) with the SEC on September 13, 2022. The following information is as reported in the TCP-ASC Schedule 13D: Consists of 124,289,200 shares of common stock and 40,464,855 shares of common stock issuable upon exercise of the Warrant (as defined in the TCP-ASC Schedule 13D). The warrant was issued by R1 to the Reporting Persons upon closing of the purchase (which occurred on February 16, 2016). Each of TCP-ASC, TCP-ASC GP, LLC (the “Partnership GP”), TI VI ACHI Holdings GP, LLC (the “Aggregator GP”), TI IV ACHI Holdings, LP (the “Aggregator”), TowerBrook Investors Ltd. (“TBI”), Neal Moszkowski, Ramez Sousou and Ascension (collectively, for the purposes of this footnote, the “Reporting Persons”) may be deemed to have shared voting and dispositive power with respect to all of the securities reported in TCP-ASC’s Schedule 13D. Certain of the Reporting Persons disclaim beneficial ownership over certain of the securities reported in TCP-ASC’s Schedule 13D, as set forth therein. The business address of TCP-ASC, the Partnership GP, the Aggregator GP, and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI and Mr. Moszkowski is TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022. The business address of Mr. Sousou is 1 St. James’s Market, Carlton Street, London X0 SW1Y4AH, U.K. The business address of Ascension is 4600 Edmundson Road, Saint Louis, Missouri 63134.
(2)    All such shares of common stock are held by CoyCo 1, L.P. and CoyCo 2, L.P. CoyCo GP, L.L.C. is the general partner of both CoyCo 1, L.P. and CoyCo 2, L.P. New Mountain Partners V (AIV-D), L.P. is the manager of CoyCo GP, L.L.C. The general partner of New Mountain Partners V (AIV-D), L.P. is New Mountain Investments V, L.L.C. and the manager of New Mountain Partners V (AIV-D), L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments V, L.L.C. New Mountain Investments V, L.L.C. has decision-making power over the disposition and voting of securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. New Mountain Capital, L.L.C. also has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. Steven B. Klinsky, as the managing member of New Mountain Investments V, L.L.C., has voting and investment power over the securities held by New Mountain Investments V, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments V, L.L.C. has decision-making power over New Mountain Partners V (AIV-D), L.P. and (b) New Mountain Capital, L.L.C. has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P., Mr. Klinsky may be deemed to beneficially own the securities that New Mountain Partners V (AIV-D), L.P. holds of record or may be deemed to beneficially own. Mr. Klinsky, New Mountain Investments V, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the securities held by CoyCo 1, L.P. and CoyCo 2, L.P. The business address of each of the foregoing is c/o New Mountain Capital, L.L.C., 1633 Broadway, 48th Floor, New York, New York 10019.
(3)    Includes 71,767 shares of common stock. Does not include 151,286 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(4)    Includes 254,819 shares of common stock and 22,965 shares of common stock underlying vested options. The 254,819 shares of common stock includes 10,000 shares held in a grantor retained annuity trust for the benefit of Mr. Sparby and his two children and 30,046 shares held in a grantor retained annuity trust for the benefit of Mr. Sparby and his nieces and nephews. Does not include 187,943 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(5)    Includes 3,269,405 shares of common stock and 944,236 shares of common stock underlying vested options. Does not include 251,181 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(6)    Includes 84,603 shares of common stock. Does not include 187,943 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(7)    Includes 171,456 shares of common stock. Does not include 23,974 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(8)    Does not include 6,039 shares underlying RSUs that vest subsequent to May 20, 2023.
(9)    Includes 5,151 shares of common stock. Does not include 6,039 shares underlying RSUs that vest subsequent to May 20, 2023.
(10)    Includes 31,046 shares of common stock and 31,755 shares of common stock underlying vested options. Does not include 3,020 shares underlying RSUs and 6,985 shares underlying options that vest subsequent to May 20, 2023.
(11)    Includes 54,751 shares of common stock and 577,714 shares of common stock underlying options vested or vesting on or prior to May 20, 2023. Does not include 6,039 shares underlying RSUs that vest subsequent to May 20, 2023.
(12)    Includes 26,505 shares of common stock and 15,407 shares of common stock underlying vested options. Does not include 13,970 shares of common stock underlying options that vest subsequent to May 20, 2023.

(13)    Includes 27,157 shares of common stock and 563 shares of common stock underlying unvested RSUs vesting on or prior to May 20, 2023. Does not include 14,343 shares underlying RSUs that vest subsequent to May 20, 2023.
(14)    Includes 27,157 shares of common stock and 563 shares of common stock underlying unvested RSUs vesting on or prior to May 20, 2023. Does not include 8,916 shares underlying RSUs that vest subsequent to May 20, 2023.
(15)    Includes 1,592,077 shares of common stock underlying options vested or vesting on or prior to May 20, 2023, 1,126 shares of common stock underlying unvested RSUs vesting on or prior to May 20, 2023, and 40,464,855 shares of common stock issuable upon exercise of the Warrant.
Our Board of Directors
Set forth below is information about each director nominee as of March 21, 2023. There are no family relationships among any of our directors or executive officers.
Bradford Kyle Armbrester. Age 38. Mr. Armbrester has served on the Board since June 2022. Mr. Armbrester has been Chief Executive Officer and a director of Signify Health, a healthcare payments technology company, since April 2018. Prior to this, Mr. Armbrester was Senior Vice President and Chief Product Officer at athenahealth, Inc., a provider of physician billing, practice management and electronic medical records services, from May 2015 to April 2018, leading the core product and operations division, and Vice President, Strategy & Corporate Development from May 2011 to May 2015, driving corporate development through strategic partnerships and investments. He has been a director at Medalogix since September 2021. Mr. Armbrester holds an M.B.A. from Harvard Business School and an A.B. in Government from Harvard University. Mr. Armbrester is a CoyCo Designee. The Board believes Mr. Armbrester’s management experience and expertise in the healthcare sector qualify him to serve on the Board.
Agnes Bundy Scanlan, Esq. Age 65. Ms. Bundy Scanlan has served on the Board since August 2021. Ms. Bundy Scanlan is President of The Cambridge Group LLC, a regulatory risk management advisory firm, and has been in this role since May 2020. Prior to this role, Ms. Bundy Scanlan was Senior Advisor at Treliant LLC, a global consulting firm serving banks and other financial services providers, from 2017 to 2020 and from 2012 to 2015. Mr. Bundy Scanlan was the Northeast Regional Director at the Consumer Financial Protection Bureau from 2015 to 2017. From 2009 until 2011, Ms. Bundy Scanlan served as the Chief Regulatory Officer, Chief Compliance Officer and Global Chief Privacy Officer at TD Bank. In addition, Ms. Bundy Scanlan practiced law at Goodwin Procter LLP from 2005 to 2009 and held various C-Suite roles at Bank of America and FleetBoston Financial from 1994 to 2004. Ms. Bundy Scanlan has also served on the board of Truist Financial Corporation since December 2019, the board of AppFolio, Inc. since November 2020, and the board of iCapital since January 2023, and previously served on the board of New Tower Trust from February 2020 to December 2021. In addition, Ms. Bundy Scanlan served as an advisory board member of MassGeneral Hospital for Children. At present, Ms. Bundy Scanlan is a member of the Bars of the United States Supreme Court, the Commonwealths of Massachusetts and Pennsylvania, and the Superior Court of the District of Columbia. Recently, she received certifications from MIT in Artificial Intelligence, from University of Cambridge in Digital Transformation, and from Harvard in Cybersecurity. The Board believes Ms. Bundy Scanlan’s proven leadership, extensive regulatory risk and compliance management and legal experience, as well as her service on other corporate boards, qualify her to serve on the Board.
Brian K. Dean. Age 46. Mr. Dean has served on the Board since August 2022. Mr. Dean is Senior Vice President and Chief Financial Officer of Sutter Health, a not-for-profit integrated health delivery system in California. In this role, Mr. Dean is responsible for the financial and strategic direction of Sutter, and oversees its accounting, financial reporting, treasury, managed care, shared services, investments, health plan, strategy, and business development. Mr. Dean joined Sutter in July 2020 from Memorial Hermann Health System, a not-for-profit integrated health delivery system in Texas, where he most recently served as that organization’s Executive Vice President, Chief Financial Officer from August 2018 to July 2020, and as Executive Vice President of Academic Affairs and Regional President, overseeing Memorial Hermann’s academic affairs and long-standing partnership with McGovern Medical School at University of Texas Health Science Center, from November 2017 to July 2018. At Memorial Hermann, Mr. Dean was a key strategic partner in developing transformative business models to elevate the system’s capabilities around operational excellence, care delivery, and innovation, while balancing the need for cost containment and strategic growth. Mr. Dean is a member of the American College of Healthcare Executives and Healthcare Financial Management Association. Mr. Dean earned a bachelor’s degree and a master’s in public health in health administration from the University of Kentucky and an M.B.A. from the University of Miami. Mr. Dean is a Sutter Designee. The Board believes Mr. Dean’s proven leadership and extensive healthcare experience, as well as his experience in the areas of finance and financial accounting, qualify him to serve on the Board.

Jeremy Delinsky. Age 48. Mr. Delinsky has served on the Board since June 2022. Mr. Delinsky has been Chief Operating Officer of Devoted Health, a healthcare company delivering care for Medicare-eligible beneficiaries, since May 2017. From July 2015 to May 2017, Mr. Delinsky was Chief Technology Officer of Wayfair, an online furniture and home products retailer, where he was responsible for 24x7 site operations, software development, security, data science & analytics, and product management of the company’s supply chain operations. Prior to joining Wayfair, Mr. Delinsky served at athenahealth as Chief Product Officer from January 2015 to June 2015, as Chief Technology Officer from January 2010 to December 2014, and in a variety of other positions since joining athenahealth in November 2004. During his tenure at athenahealth, Mr. Delinsky was appointed to the Health IT Standards Committee by the Secretary of Health and Human Services and was the founding Chairman of the Board of the CommonWell Health Alliance, an industry trade association focused on the interoperability of electronic health record platforms. Mr. Delinsky began his career in the Strategy & Operations practice at Deloitte Consulting. Mr. Delinsky received a B.A. with Honors from Wesleyan University, where he was elected Phi Beta Kappa, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business where he was awarded the Henry J. Kaiser Family Foundation Prize for leadership potential in the field of health care. Mr. Delinsky is a CoyCo Designee. The Board believes Mr. Delinsky’s management experience and expertise in the healthcare sector qualify him to serve on the Board.
David M. Dill. Age 54. Mr. Dill has served on the Board since April 2021. Mr. Dill has been the Chairman and Chief Executive Officer of LifePoint Health, a diversified healthcare delivery network, since October 2021. Mr. Dill joined LifePoint in 2007 as Executive Vice President and Chief Financial Officer before serving as President and Chief Operating Officer from 2009 to 2018 and in his most recent role as President and Chief Executive Officer from 2018 to October 2021. Before joining LifePoint, he was Executive Vice President of Fresenius Medical Care North America and Chief Executive Officer in the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a provider of kidney dialysis and other products and solutions for patients with renal failure and chronic kidney disease. Mr. Dill is a former chairman of the board for the Federation of American Hospitals and currently serves as a member of the Federation’s board and Executive Committee. He is also chair of the board of directors for the Nashville Health Care Council and a member of the board of trustees for the Murray State University Foundation. The Board believes Mr. Dill’s proven leadership, extensive experience as a healthcare executive, including as a chief executive officer, and experience serving on corporate boards qualify him to serve on the Board.
Michael C. Feiner. Age 80. Mr. Feiner has served on the Board since March 2017. Mr. Feiner is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has been its President since the firm’s founding in 1996. Mr. Feiner was also Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner was a professor and the Sanford C. Bernstein & Co. Ethics Fellow at Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he was Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. Mr. Feiner also served on the board of Agiliti, Inc. (f/k/a Universal Hospital Services, Inc.), a medical equipment rental and services company, from to June 2012 until January 2019. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want to Perform Better for You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. Mr. Feiner is a TCP-ASC Designee. The Board believes Mr. Feiner’s extensive experience and knowledge in the field of human resources, as well as his experience as a senior officer of a large public corporation, qualify him to serve on the Board.
Joseph Flanagan. Age 51. Mr. Flanagan has served on the Board since May 2016 and has been Executive Advisor to the Chief Executive Officer of R1 since January 2023. Previously, Mr. Flanagan served as Chief Executive Officer of R1 since June 2021 and as President and Chief Executive Officer of R1 from May 2016 until June 2021. Before joining R1 as Chief Operating Officer in April 2013, he was senior vice president of worldwide operations and supply chain at Applied Materials, Inc. from 2010 to 2013. He also held leadership positions up to President of Nortel Business Services for Nortel Networks from 2006 to 2010. Prior to Nortel, his executive trajectory began while working for General Electric, holding management positions in many divisions from 1993 to 2006. Mr. Flanagan also serves on the board directors of GoHealth. The Board believes that Mr. Flanagan’s leadership experience, depth of understanding of our business, market knowledge gained as R1 Chief Operating Officer, President, and Chief Executive Officer, and his senior level experience serving large, publicly held corporations with global operations, qualify him to serve on the Board.

John B. Henneman III. Age 61. Mr. Henneman has served on the Board since February 2016. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. From September 2014 until November 2018, Mr. Henneman served at NewLink Genetics Corporation in various capacities, including as Chief Financial Officer until July 2018 and then as the Chief Administrative Officer. From 1998 to 2014, Mr. Henneman served at Integra LifeSciences Holdings Corp., a medical device company, in various capacities, including most recently as Chief Financial Officer and as Chief Administrative Officer, responsible for Integra’s regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions, the management of Integra’s surgical instruments business, and Integra’s business development function. Mr. Henneman serves on the boards of directors of Orthofix Medical Inc., a spine and orthopedics medical device company, Aprea Therapeutics Inc., a clinical-stage biopharmaceutical company, and Anika Therapeutics, Inc., a global joint preservation company. Mr. Henneman previously served on the board of SeaSpine Holdings Corporation, a global medical technology company, from July 2015 until January 2023. Mr. Henneman has also been senior advisor to Prettybrook Partners, a private equity firm, since March 2018 and a consultant to SparkMed Advisors LLC, which provides consulting and other services to start-up medical device and biotechnology companies, since January 2019. Mr. Henneman is a TCP-ASC Designee. The Board believes Mr. Henneman’s senior management experience and his service on the boards of several public companies, as well as his extensive experience in the areas of finance, financial accounting, business transactions, and mergers and acquisitions, qualify him to serve on the Board.
Matthew Holt. Age 46. Mr. Holt has served on the Board since June 2022. Mr. Holt is a Managing Director and President, Private Equity of New Mountain Capital LLC. Since August 2001, he has focused on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. Mr. Holt has served on the board of directors of Avantor, Inc. since 2010, and is chair of Avantor’s Compensation & Human Resources Committee. He has also served as chair of the board of directors of Signify Health since December 2017 and serves as a director of a number of privately-held companies. Mr. Holt holds an A.B. in English and American Literature and Language from Harvard College. Mr. Holt is a CoyCo Designee. The Board believes that Mr. Holt’s management and advisory experience with various companies in the healthcare industry, as well as his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, qualify him to serve on the Board.
Neal Moszkowski. Age 57. Mr. Moszkowski has served on the Board since February 2016. Mr. Moszkowski is a co-founder and co-chair of TowerBrook Capital Partners L.P., an investment management firm, and served as the firm’s co-chief executive officer from its inception in March 2005 until February 2022. Mr. Moszkowski is a director of Compassus, a TowerBrook portfolio company. Mr. Moszkowski’s past directorships include service on the boards of WellCare Health Plans and Sound Inpatient Holdings, former TowerBrook portfolio companies, as well as the board of Integra LifeSciences Holdings Corporation and JetBlue. Mr. Moszkowski is a TCP-ASC Designee. The Board believes Mr. Moszkowski’s senior executive leadership skills and experience, finance and investment background and experience serving on numerous corporate boards, including for public and private companies operating in the health care industry, qualify him to serve on the Board.
Lee Rivas. Age 48. Mr. Rivas has served on the Board and as Chief Executive Officer of R1 since January 2023. He was previously President of R1 from June 2022, when R1 closed the acquisition of Revint Holdings, LLC (“Cloudmed”), until December 2022, during which time he led a successful post-transaction integration of Cloudmed, building a comprehensive revenue cycle platform on a foundation of commercial excellence, industry expertise, scalable technology, and intelligent automation. Mr. Rivas has more than 20 years of leadership experience in technology and healthcare. Prior to joining R1, he was Chief Executive Officer of Cloudmed from June 2020 to June 2022. From June 2006 to May 2020, Mr. Rivas was also a senior leader at RELX, a global provider of information analytics solutions. His last role at RELX was General Manager and President of the healthcare segment, with responsibility over $1 billion in revenue across the Elsevier and LexisNexis Risk Solutions division. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey & Company. He began his career as an officer in the U.S. Army, where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and has an M.B.A. from Harvard Business School. The Board believes that his leadership experience, including his senior level experience in several healthcare technology businesses, and the depth of his understanding of our business, as well as the healthcare and technology sectors, qualify him to serve on the Board.

Ian Sacks. Age 52. Mr. Sacks has served on the Board since February 2016. Mr. Sacks is a Managing Director of TowerBrook, where he focuses on healthcare and business services related investments, and has been at the firm since its inception in 2005. Prior to joining TowerBrook, Mr. Sacks was a Management Partner of Soros Private Equity Partners and Chairman and Chief Executive Officer of HelpCare prior to that. Mr. Sacks has served as a director of HealthEquity, Inc. since April 2004. He also serves on the board of directors of TriMedx, Compassus, and Regent Surgical, each of which is a TowerBrook portfolio company. Previously, Mr. Sacks served as a director of Sound Inpatient Physicians and The Broadlane Group, as well as Vistage Worldwide, all prior TowerBrook portfolio companies. Mr. Sacks is a TCP-ASC Designee. The Board believes Mr. Sacks’ deep knowledge of the healthcare services and technology sectors, investment experience, as well as his experience serving on the boards of public and private companies operating in the healthcare industry, qualify him to serve on the Board.
Jill Smith. Age 64. Ms. Smith has served on the Board since April 2019. Ms. Smith brings more than 25 years of experience as an international business leader, including 17 years as chief executive officer of private and public companies in the technology and information services markets. Most recently, Ms. Smith was President and Chief Executive Officer of Allied Minds plc, a technology commercialization company, from March 2017 to June 2019, and prior to that was Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith started her career as a consultant at Bain & Company, where she most recently served as a Partner. She subsequently joined Sara Lee as Vice President, and went on to serve as President and Chief Executive Officer of eDial, a VoIP collaboration company, and of SRDS, a business-to-business publishing firm. She also served as Chief Operating Officer of Micron Electronics, and co-founded Treacy & Company, a consulting and boutique investment business. Ms. Smith has served as a director of Aspen Technology, Inc. since April 2021, CIRCOR International, Inc. since January 2020, and MDA Ltd. since 2019. She previously served as a director of Gemalto NV from 2016 to 2018, Allied Minds from 2016 to 2019, Endo International from 2012 to 2018 and Hexagon AB from 2013 to 2017. The Board believes Ms. Smith’s proven leadership, extensive experience as a technology executive, including as a chief executive officer, and experience serving on corporate boards qualify her to serve on the Board.
Anthony J. Speranzo. Age 74. Mr. Speranzo has served on the Board since February 2016. Mr. Speranzo has been Chief Executive Officer and President of Ascension Capital, LLC, which manages Ascension’s investment funds since July 2019. Prior to this role, Mr. Speranzo was Executive Vice President and Chief Financial Officer of Ascension, the parent corporation of Ascension Health, from the corporation’s formation in September 2011 until July 2019. From 2002 to September 2011, Mr. Speranzo was Senior Vice President and Chief Financial Officer of Ascension Health. Prior to joining Ascension Health, Mr. Speranzo was Managing Director at U.S. Bancorp Piper Jaffray in Newport Beach, California. Mr. Speranzo has also served on several hospital and corporate boards. Mr. Speranzo is a TCP-ASC Designee. The Board believes Mr. Speranzo’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on the Board.
Anthony R. Tersigni. Age 73. Dr. Tersigni has served on the Board since August 2019. Dr. Tersigni has been Chair of the Board of Ascension Capital, LLC, Ascension’s healthcare investment fund since July 2019. Prior to this role, Dr. Tersigni was President and Chief Executive Officer of Ascension from January 2012 until January 2019. Dr. Tersigni also served on the board of ProAssurance Corporation from May 2012 to May 2015. Before becoming the first President and Chief Executive Officer of Ascension in 2012, Dr. Tersigni had served as President and Chief Executive Officer of Ascension Health since 2004. Previously he served as Ascension Health’s Executive Vice President and Chief Operating Officer from 2001 through 2003. From 1995 to 2000, Dr. Tersigni was President and Chief Executive Officer at St. John Health, Detroit (now Ascension St. John-Providence Health), which at that time was Ascension Health’s largest integrated health system. Dr. Tersigni is a TCP-ASC Designee. The Board believes Dr. Tersigni’s proven leadership and extensive executive experience in healthcare, as well as his experience serving on hospital and corporate boards, qualify him to serve on the Board.
Janie Wade. Age 52. Ms. Wade has served on the Board since January 2023. Ms. Wade has served as Chief Financial Officer of Intermountain Healthcare, a not-for-profit healthcare system based in Utah, since January 2023. She previously served as Intermountain’s Chief Financial Officer, Enterprise Operations from April 2022 until 2023 and led the financial integration following Intermountain’s merger with SCL Health, providing leadership and oversight for operational finance, accounting, internal audit, revenue cycle, payer contracting, treasury, and financial planning and analysis. Previously, Ms. Wade served as Executive Vice President and Chief Financial Officer of SCL Health from February 2018 to March 2022. Before joining SCL Health, Ms. Wade served as Senior Vice President of Finance for Baylor Scott and White Health and as a Manager at Arthur Andersen, LLP in the Dallas office. A Certified Public Accountant, Ms. Wade holds an M.B.A. from Texas A&M University in Commerce, Texas and a Bachelor’s of Business Administration from Texas A&M University in College Station, Texas. Ms. Wade has served as a board member of the Colorado Healthcare Affordability and Sustainability Enterprise since 2020, and is also a member of the Healthcare Financial Management Association. Ms. Wade is the Intermountain Designee. The Board believes Ms. Wade’s proven leadership and extensive healthcare experience, as well as her experience in the areas of finance and financial accounting, qualify her to serve on the Board.

Our Executive Officers
Our executive officers and their respective ages and positions, as of March 21, 2023 are described below. Our officers serve until they resign or the board terminates their position.
Lee Rivas. See “Our Board of Directors” above.
Kyle Hicok. Age 43. Mr. Hicok has served as our Executive Vice President, Chief Commercial Officer since January 2023. Mr. Hicok joined R1 following the acquisition of Cloudmed, where he served as President and General Manager from June 2017 to January 2023. Prior to Cloudmed, Mr. Hicok served in numerous positions where he was responsible for multi-state revenue cycle operations, national consulting and shared service operations, including as Vice President of Revenue Cycle Management at Optum360 from 2014 to 2017, in various roles at MedeAnalytics from 2010 to 2013, Huron Consulting Group Practice from 2008 to 2009, and Stockamp & Associates from 2001 to 2008. Mr. Hicok has a B.A. in Financial Economics from Gustavus Adolphus College and an M.B.A. from the University of Florida.
John Sparby. Age 47. Mr. Sparby has served as our President since January 2023. Previously, Mr. Sparby was our Executive Vice President, Operations & Delivery and Chief Operating Officer from January 2021 to June 2022 and our Executive Vice President, Chief Solutions and Customer Officer from June 2022 to December 2022. Prior to that role, he served as Executive Vice President, Customer Operations as the operational leader of our revenue cycle customer engagements from January 2017 to December 2020. Mr. Sparby joined R1 in January 2004 as Customer Executive and has since served R1 as Shared Services Operating Executive from January 2008 to December 2010, General Manager, East Region from January 2011 to December 2013, and Senior Vice President, Customer Operations from January 2014 to December 2016. Prior to joining R1, Mr. Sparby spent six years at Stockamp & Associates leading large-scale, end to end revenue cycle re-engineering projects for primarily academic health systems achieving significant income statement and balance sheet improvements.
Jennifer Williams. Age 46. Ms. Williams has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2023. She previously served as Executive Vice President, Business Chief Financial Officer from June 2022, following the acquisition of Cloudmed, until January 2023. Prior to joining the Company, Ms. Williams served as Chief Financial Officer of Cloudmed beginning in July 2020. Prior to Cloudmed, Ms. Williams served as Senior Vice President, Finance and Chief Financial Officer of Corporate functions for Change Healthcare, a healthcare technology company, from October 2017 to July 2020 and led the financial integration of the Change Healthcare and McKesson joint venture and its subsequent initial public offering. Earlier in her career, Ms. Williams was the corporate controller and global finance leader at First Advantage and held various leadership positions at LexisNexis Risk Solutions. Ms. Williams began her career with Ernst & Young. Ms. Williams holds B.S. and Master of Accountancy degrees from Auburn University and is a Certified Public Accountant.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
R1’s Commitment, Mission, and Approach to ESG
As a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers, R1’s mission is to make healthcare simpler. R1 delivers on its mission in alignment with its environmental, social, and governance (“ESG”) approach and commitments by striving to improve the outcomes of R1’s customers and their patients, better the workplace experience for R1’s more than 28,000 global employees, provide support for its communities, improve environmental conditions, safeguard operations, and ensuring strong governance and leadership.
R1’s ESG program aims to assess and address ESG factors that make an impact on solving sustainable development challenges and reflect the company’s strategy to responsibly serve its stakeholders – customers and their patients, employees, communities, and stockholders. R1’s ESG focus areas include:
•Access to Healthcare
•Cybersecurity & Data Privacy
•System Risk from Technical Disruption
•Regulatory Assessment & Compliance
•Professional Integrity & Culture
•Inclusion & Diversity
•Environmental Footprint
•Corporate Governance
From the above-referenced focus areas, R1 has worked to align its efforts with recognized ESG frameworks, including the Sustainable Development Goals of the United Nations (“SDGs”). R1’s internal sustainability goals track to six SDGs, including:
•SDG 3: Good Health and Well-Being
•SDG 5: Gender Equality
•SDG 8: Decent Work and Economic Growth
•SDG 9: Industry, Innovation and Infrastructure
•SDG 10: Reduced Inequalities
•SDG 11: Sustainable Cities and Communities
R1’s ESG program is managed by the company’s ESG steering workgroup, with executive leadership from the Chief Financial Officer & Treasurer and the Chief Compliance Officer. The steering workgroup is an internal, cross-functional team that leverages support from the company's external ESG advisor. Further, the steering workgroup partners with, and receives guidance and input from its Board-level ESG liaison. In alignment with the company’s mission and commitments, the steering workgroup monitors and evaluates potential ESG risks and opportunities to best understand its stockholders’ views and in consideration of ESG-related regulatory developments and industry guidance. The steering workgroup meets regularly throughout the year and reports to the Board compliance & risk management committee, in accordance with the corresponding committee charter. In addition, R1 solicits stockholder feedback and values the input received through its stockholder outreach program.
On March 1 of this year, R1 published its third annual ESG report, sharing and illustrating its ESG approach, initiatives, and programming. R1’s 2022 ESG report, and further details on its ESG program, are available online on the R1 website. The information provided on the R1 website, including the 2022 ESG report, is not part of this proxy statement and is not incorporated herein by reference.
Inclusion & Diversity
R1 is committed to being a company where everyone is included and valued for their unique strengths, afforded an opportunity to grow and develop, and empowered to bring their full selves to work. In 2022, the company continued its commitment to a more inclusive and diverse (“I&D”) workplace through programming and initiatives that focused on leadership accountability and pipeline, inclusive culture, and employee I&D engagement.

In 2022, R1 implemented and/or expanded numerous initiatives to build a stronger foundation in these areas, including:
•Continuing to support and track diverse candidate slates for all hires and promotions to the director-level and above as part of its recruitment process, and partnering with hiring managers to evolve degree requirements for key roles.
•Sharing R1’s I&D scorecard within the organization during quarterly town halls and on R1’s intranet to drive internal transparency around the company’s goals and progress.
•Achieving a 100% score in the Human Rights Campaign Foundation’s Corporate Equality Index survey after enhancing internal practices, policies, and benefits to be more inclusive in alignment with the survey’s 2021 benchmarks.
•Conducting several keynote speaker events on various topics related to diversity & inclusion, including driving cultural inclusion through courageous conversations, pronoun usage, disrupting gender bias in the workplace, and leveraging disabled and LGBTQ+ talent.
•Continuing to leverage R1’s I&D Yammer community to encourage employees to engage in a dialogue around I&D by sharing updates on cultural holidays, world events, news, and relevant books.
•Hosting quarterly book club meetings to engage employees in discussions on I&D-related topics.
•Inviting India-based employees to participate in theater-based workshops on common workplace biases during R1’s annual Unleash Talent Week.

In 2022, the company tracked and reported diversity metrics for leadership roles across the organization. As of December 31, 2022:

Women (Global): 52% total
•Board 19%
•Executive Leadership (EVP) 26%
•Director to SVP 53%

Ethnically Diverse (U.S.): 19% total
•Board 19%
•Executive Leadership (EVP) 6%
•Director to SVP 19%
Employee Development and Engagement

R1 believes that attracting and retaining talent at all levels is vital to the company’s continued success. R1 invests in its employees through high-quality benefits, learning and development programming, career development opportunities, and various health and wellness initiatives.

In 2022, R1 expanded and built upon its robust learning resources at all employee levels in alignment with the R1 Way. R1 established a series of virtual and in-person events to support the company’s focus on innovation, customer service, careers and development, I&D, community involvement, and integrity. Further, R1 introduced new resources and continued to deploy existing programming, including but not limited to:
•Expanding R1’s Leadership Experience Programs, via:
•R1’s third cohort of Launch employees, where recent college graduates rotate through different areas of R1 for 18 months supported by program components designed to enhance their professional skills and internal network.
•R1’s leadership experience for managers through interactive, small group coaching sessions. Manager-level employees engaged in the 5-month program where they learned more on communication, conflict management, inspiring teams, and managing their personal brand.
•Partnering with IIM Indore, a premier institute for leadership development, to help develop the company’s executive leadership pipeline in India, focusing on high potential employees at manager/senior manager levels.

•R1’s second cohort for its R1 Leadership Experience for Executives, which is delivered in partnership with the Northwestern University Kellogg School of Management.
•Updating its proprietary role-based R1 Certification Program with three new certification and mastery programs for hourly staff to support market-leading capabilities and further support career progression.
•Launching the R1 Knowledge Center to expedited employee access to learning materials and tools.
•Supporting R1 people leaders by launching the Managing Through the Associate Experience course to highlight expectations of people leaders throughout the employee lifecycle.
•Continuing adding new content to R1 People Leader Toolkits with the goal of enabling them to build effective working relationships, set goals and a vision for each employee, and help employees own their career development.
•Expanding R1’s annual Unleash Talent Week, featuring keynote addresses and resources to support professional and personal development. Specific resources and engagement activities were designed to assist employees in owning their career growth, maintaining emotional well-being, breaking down silos, and building strong, inclusive teams, with more than 14,000 attendees across 87 learning events.
•Launching the R1 Exchange program with a global cohort of managers from U.S. and India offices, providing them with cross-cultural exposure and deepening collaboration.
•Expanding R1 Aspire, an immersive eLearning catalog offered in collaboration with Skillsoft, a global leader in eLearning. The company embedded this content in R1 leadership programs and HR initiatives throughout the year, resulting in over 85,000 courses taken by R1 employees globally.
•Continuing the R1 Stars program to provide a platform for professional recognition where leaders and fellow employees have the opportunity to recognize one another for their contributions. In 2022, there were more than 49,000 recognition awards given to employees globally and more than 40,000 virtual congratulations offered by employees in response those to those recognition awards.
R1 gauges its employees’ level of engagement and satisfaction by conducting engagement surveys with the assistance of a third party. R1 also solicits feedback from employees about their people leaders’ effectiveness. R1 measures its people leaders on their ability to foster I&D, provide career and development opportunities, and for all employees, their comfort in reporting behavior that does not align to R1’s Code of Integrity. R1 continued to focus its 2022 strategy on employee recognition, career development, people leader effectiveness, well-being, and Inclusion & Diversity. With 79% of global employees participating in the company’s 2022 survey, we believe the company’s results show that it maintained both employee engagement levels and favorability on key questions aligned to its areas of focus: 85% feel comfortable in R1’s culture, 83% are confident R1 has a successful future, and 84% feel empowered to do their best work. Further, 85% feel comfortable in raising concerns or ethical issues, which is 14% above global benchmarks, according to the Company’s third-party survey partner.
Cybersecurity, Data Privacy, Systemic Risk, and Compliance & Integrity

R1’s customers and, by extension, the customers’ patients, entrust R1 to safeguard their sensitive information, including financial and protected health data. The protection of this information and data is one of the top priorities for the company to ensure it implements and delivers a comprehensive, proactive, and highly visible approach to compliance, data privacy, cybersecurity, and risk management throughout its operations. The R1 Cybersecurity and Privacy Programs are designed from a risk- and compliance-based approach to achieve system-wide resilience across the company’s operations and protected information and to ensure the appropriate acquisition, access, use, and/or disclosure of Protected Health Information (“PHI”) and Personally Identifiable Information (“PII”).
R1 employs a preemptive, solutions-oriented cybersecurity framework designed to prevent, identify, mitigate, and respond to potential risks and threats. R1’s cybersecurity architecture employs the National Institute of Standards Technology (“NIST”) cybersecurity framework and strategy and is applied through a multi-layered defense system targeting Internet and Perimeter Security, Endpoint and Email Security, Threat Intelligence, Monitoring and Management, Data Protection, Access Management, and Application Security. The NIST framework provides a structured approach to identifying, protecting, detecting, responding, and recovering from information security issues. R1 encrypts customer databases and sensitive data.

R1’s Privacy Program is designed to ensure the appropriate acquisition, access, use, and disclosure of PHI and PII through policies and procedures, training and education, incident response, mitigation, and notification, and operational privacy compliance support, guidance, and oversight. R1’s privacy policies and contractual agreements govern the company’s use and disclosure of data. R1’s team of privacy professionals guide and support its business, operational, and corporate infrastructure teams on the use and disclosure of PHI, PII, and other sensitive information in connection with existing and new service offerings, customer and vendor engagements, and HR-related matters.

In collaboration, R1’s Cybersecurity and Privacy teams work to prevent unauthorized use and disclosure of data through the application of certain best practices intended to ensure compliance with applicable law and contractual obligations, including, but not limited to:
•End-to-End and At-Rest Encryption
•Multi-Factor Authentication
•Continuous Data Replication and Redundancy
•Minimum Necessary Information Access Permissions
In the event that the company detects or suspects PHI, PII, or other confidential data may have been impermissibly acquired, accessed, used, or disclosed, it engages in a rigorous investigation, harm mitigation, risk assessment, and customer notification process. In addition, the company complies with all regulatory requirements if an incident is deemed to be a Breach of Unsecured PHI. The company’s policies and procedures are designed to ensure that it complies with R1 or customers’ obligation to provide individuals, including patients, with certain rights to their data, which may include the right to access, amend, account for disclosure of, and/or delete their information.
R1 also conducts routine audits and risk assessments of its systems and processes with the assistance of internal compliance and audit resources, external partners, and third-party assessors to ensure that appropriate and effective technical and administrative safeguards are in place, and that such efforts are supported by remediation and risk management plans. R1 develops and maintains critical internal controls aligned to and in compliance with the HIPAA (the Health Insurance Portability and Accountability Act) Security Rule, American Institute of Certified Public Accountants (“AICPA”) Systems and Organization Control 2 (“SOC 2”) Trust Service Principles, the Payment Card Industry Data Security Standard (“PCI-DSS”), and other industry best practices. Regular, independent SOC 2 Type 2 audits are conducted in accordance with attestation standards established by the AICPA, which provide an independent evaluation of the design and operating effectiveness of R1’s controls. R1 also undergoes independent HIPAA Security Rule risk assessments, which review administrative, physical, and technical safeguards for protecting the confidentiality, integrity, and availability of electronic PHI. In 2022, R1 published its first annual PCI Report on Compliance.
Further, R1’s Enterprise Risk Management program builds resiliency in its operations to support continuous delivery of services. With forward-thinking modeling and oversight of corporate insurance coverages, the company takes a hands-on approach to identifying R1’s risk profile by assessing and addressing work-related injury and illness reporting, automobile accident reporting, safety and ergonomics, business continuity, and other identified risks relating to the workplace. In addition, R1’s closed-loop audit cycle monitors corrective action plans and process improvements to ensure they are completed and comprehensive, and the company’s risk management programs extends to R1 vendors through its Third-Party Code of Conduct and communication of business continuity plans.
R1 maintains and enhances its compliance- and integrity-focused policies and procedures, education and training, monitoring and auditing, guidance, investigations, and reporting to foster a strong culture of compliance and promote compliance with applicable laws, regulations, and guidelines. The company is committed to operating with integrity in all interactions – with customers, patients, and one another – and has built a visible, proactive R1 Integrity Program that is guided by the R1 Code of Integrity and companion Pledge of Integrity. All R1 employees are required to certify annually that they comply with the Code of Integrity and its related policies and programs.

In 2022, the company expanded its global compliance and integrity education and training offerings, including through implementation of Real Talk Sessions, focus groups that provide operational staff in India with a forum to receive feedback and insights from R1’s Compliance & Risk Department. Developed in collaboration with R1’s compliance investigation team, the sessions drew from real-life scenarios identified during investigations, providing practical, day-to-day lessons to promote ethical conduct and decision making. Over 8,000 employees in India participated in sessions conducted in 2021 and 2022. In 2022, the Real Talk Sessions, along with R1’s annual Integrity Week, 44 compliance courses and guest speaker events, more than 289,000 compliance training assignments, and annual conflict of interest surveying, continued to demonstrate the company’s global commitment to compliance and integrity.
R1 has a zero-tolerance policy for bribery and corruption. R1 has also established an Anti-Retaliation and Whistleblower Policy with procedures to ensure a culture that supports open, candid reporting to resolve concerns and protect those reporting from harassment or retaliation. In addition, R1 maintains policies on human rights, conflicts of interest, data & information privacy, gifts & entertainment, insider trading, social media usage, and workplace health and safety.
Environment
R1 is committed to protecting and sustaining the environment by taking steps to sustain its local and global communities. The company has initiated several programs, including the E-waste Recycling program to limit the amount of waste produced through the company’s use of electronic equipment. In the U.S., R1 partners with an external vendor that is certified as an e-Steward for Responsible Recycling and Reuse of Electronic Equipment, gathering outdated devices and equipment several times a year which, in turn, the partner vendor refurbishes or recycles. In 2022, R1 recycled or refurbished approximately 95% of the e-waste generated by its India operations, as well as 90% of the UPS batteries used throughout the year in India.
In 2022, we continued our India-based tree-planting initiative in India, in partnership with a non-profit NGO, iamgurgaon, with the goal of helping improve air quality, increase forest coverage, and sequester atmospheric carbon dioxide for the communities of India. R1 committed to plant 10,600 trees, one tree for each of our R1 India employees as of the end of 2021, over a duration of five years in the city of Gurgaon, located in India’s National Capital Region. In 2022, R1 successfully completed its first 2,500 plantings.
As part of the company’s Workplace of Our Future initiative, R1 continued its commitment to recalibrate where and how work best gets done with a move to a hybrid, flexible workplace. We are also working to lead the way in ensuring R1 is a responsible, proactive steward of energy consumption in the office setting. R1’s real estate leases include LEED-certified Silver and Gold facilities in India and the Philippines and Indian Green Business Council Platinum-certified in multiple India locations. In addition, R1 continued its R1 Paperless program initiative with a commitment to expanding its digital recordkeeping in the coming years.
Governance of Corporate Responsibility
R1 believes good governance at all levels is necessary to drive corporate responsibility, and the Board and management team are committed to maintaining a comprehensive focus on ESG, with senior executive leadership of its ESG efforts and accountability at the Board and Board committee level. As part of this commitment, each of R1’s four Board committees, detailed below, provides oversight for and input into R1’s ESG Focus Areas. R1’s compliance & risk management committee has dedicated oversight of R1’s ESG strategy and reporting, including climate-related regulatory and framework monitoring. Further, the human capital committee provides oversight and input on the company’s I&D strategy, metrics, and initiatives, working to ensure the company’s ongoing commitment to I&D is maintained with senior management reporting to and providing updates to the Board. In addition, the audit and nominating & corporate governance committees provide guidance on specific ESG-relevant issues.

Focus Areas /Committees	Audit	Human Capital	Nominating and Corporate Governance	Compliance & Risk Management
Access to Healthcare				X
Cybersecurity & Data Privacy*	X			X
Systemic Risk & Technical Disruptions	X			X
Regulatory Assessment & Compliance	X			X
Professional Integrity & Culture		X		X
Inclusion & Diversity		X	X
Environmental Footprint				X
Corporate Governance			X
*    Audit committee has oversight responsibilities for cybersecurity and financial systems and controls risk

R1’s audit committee assists the Board’s oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the qualifications and independence of the company’s registered public accounting firm, the performance of the company’s financial internal audit function and independent auditors, and the company's cybersecurity efforts in alignment and coordination with the compliance & risk management committee.

R1’s compliance & risk management committee oversees the company’s compliance with legal and regulatory requirements and ethical standards, the operations of the company’s Compliance & Ethics program and the company’s Risk Management program, and the company’s interactions and relationships with regulatory and enforcement agencies in the U.S. and other countries. The compliance & risk management committee also oversees the Company's ESG strategy and reporting. Further, the compliance & risk management committee oversees R1’s non-financial compliance, enterprise-wide risk management, and privacy efforts in alignment and coordination with the audit committee.

Each of R1’s Board committees received at least quarterly updates from the company’s management team. The R1 audit and compliance & risk management committees, in particular, are informed of progress in a number of salient ESG areas, including: cybersecurity, data protection and privacy, healthcare regulatory, climate and environmental initiatives, operational and systems audits and controls, and financial audits and controls.

STOCKHOLDER ENGAGEMENT
The Board and management value and consider our stockholders’ perspectives. To help ensure R1 understands and focuses on the priorities that matter most to its stockholders, our directors and senior management proactively conduct extensive investor outreach throughout the year. In addition to discussing business results and initiatives, strategy and capital structure, R1 engages with investors on various other matters integral to its business and to R1 as a company, such as governance practices, risk management, and ESG.
Specific Ways R1 Engaged with Stockholders in 2022
In 2022, R1 presented at eight industry conferences and held six non-deal road shows, in addition to ongoing meetings with analysts who cover R1 and inbound requests from investors. Presentation materials from our attendance at investor conferences are available to our stockholders generally through our filings with the SEC or under “Events & Presentations” on the “Investor Relations” page of our website at www.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference. Our Board and management carefully consider and evaluate feedback received during these meetings.
Further, R1 re-engaged with stockholders in anticipation of publishing its third ESG report in March, as discussed herein. Through discussions with these stockholders, R1 received positive feedback on last year’s report and helpful input with respect to various aspects of our efforts, including the commitment to provide and expand metrics and reporting on our ESG practices as reflected in the 2022 report.
Stockholders and other interested parties who would like to communicate with one or more members of the Board, a committee of the Board, the Board Chair or the Lead Director may do so by writing to any such party at R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah 84123, Attention: Investor Relations or corporate secretary, or by email: investorrelations@r1rcm.com. Correspondence that is unrelated to the duties and responsibilities of the Board, including solicitations, will not be forwarded to the Board.

CORPORATE GOVERNANCE
The Board believes that good corporate governance is important to ensure that R1 is managed for the long-term benefit of its stockholders. This section describes key corporate governance guidelines and practices that R1 has adopted. Complete copies of the corporate governance guidelines, committee charters and Code of Integrity described below are available in the “Governance Documents” subsection under “Corporate Governance” on the “Investor Relations” page of our website, www.r1rcm.com. Alternatively, you can request a copy of any of these documents by writing to R1 RCM Inc., 434 W Ascension Way, 6th Floor, Murray, Utah 84123, Attention: Investor Relations, email: investorrelations@r1rcm.com.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of R1 and its stockholders. A copy of these guidelines is posted on the “Investor Relations” section of our website. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:
•the Board’s principal responsibility is to oversee the management of R1;
•directors have an obligation to become and remain informed about R1 and its business;
•directors are responsible for determining that effective systems are in place for periodic and timely reporting to the Board on important matters concerning R1;
•directors are responsible for attending Board meetings and meetings of committees on which they serve;
•a majority of the members of the Board shall be independent directors;
•each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to R1, including preparing for and attending meetings;
•the non-management directors meet in executive session at least semi-annually;
•directors have full and free access to officers and employees of R1, and the right to hire and consult with independent advisors at our expense;
•new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, the Board and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Board Leadership Structure
The Board does not have a formal policy on whether the offices of the chair of the Board and chief executive officer should be separate and, if they are to be separate, whether the chair of the Board should be selected from among the independent directors or should be an employee of R1. Our Corporate Governance Guidelines provide that in the event that the chair of the Board is not an independent director, the nominating and corporate governance committee will designate an independent director to serve as “Lead Director,” to be appointed by a majority of the independent directors. Anthony J. Speranzo and John B. Henneman III serve as chair and Lead Director, respectively, of the Board.
The Lead Director, if one is appointed, has the following functions:
•Chair any meeting of the non-management or independent directors in executive session;
•Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;
•Facilitate communications between other members of the Board and the chair of the Board and/or the chief executive officer; however, each director is free to communicate directly with the chair of the Board and with the chief executive officer;
•Work with the chair of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and
•Otherwise consult with the chair of the Board and/or the chief executive officer on matters relating to corporate governance and Board performance.

Unless the Board determines otherwise, an individual will serve as Lead Director for no more than three consecutive years.
Board Determination of Independence
Our common stock is traded on The Nasdaq Global Select Market (“Nasdaq”). Pursuant to Nasdaq listing standards, a director currently or recently employed by R1 or not satisfying other bright-line independence standards under Nasdaq requirements cannot be deemed to be an “independent director.” In addition, in accordance with Nasdaq listing standards, a director will qualify as “independent” only if the Board affirmatively determines that he or she has no material relationship with R1, either directly or as a partner, stockholder or officer of an organization that has a relationship with R1. Ownership of a significant amount of R1 stock, by itself, does not constitute a material relationship.
The Board currently consists of Bradford Kyle Armbrester, Agnes Bundy Scanlan, Brian K. Dean, Jeremy Delinsky, David M. Dill, Michael C. Feiner, Joseph Flanagan, John B. Henneman III, Matthew Holt, Neal Moszkowski, Lee Rivas, Ian Sacks, Jill Smith, Anthony J. Speranzo, Anthony R. Tersigni, and Janie Wade. The Board has affirmatively determined that each of Mss. Bundy Scanlan and Smith and Messrs. Armbrester, Delinsky, Feiner, Henneman, Holt, Moszkowski, and Sacks, as well as Alex Mandl while he served on the Board in 2022, is “independent” within the meaning of Nasdaq rules. In determining that Messrs. Moszkowski and Sacks are independent, the Board considered all of the relationships described under “Related Party Transactions—Strategic Transaction.” In determining that Mr. Sacks is independent, the Board also considered payments that R1 made to HealthEquity, Inc., where Mr. Sacks serves as a director, for administrative fees. The payments that we made to HealthEquity, Inc. in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 5% of HealthEquity, Inc.’s consolidated gross revenues for the year in which such payments were received. In determining that Mr. Holt is independent, the Board considered all of the relationships described under “Related Party Transactions—Cloudmed Transactions.”
Board and Committee Evaluations
The Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Each year, the nominating and corporate governance committee reviews and determines the design, scope, content, and leads the execution of the evaluation. The evaluation process consists of assessments of the Board and each standing committee of the Board. Written questionnaires solicit feedback on a range of issues, including Board and committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; interaction with advisors and other parties, such as auditors; and information and resources.
Following completion of the written questionnaires, aggregated results are provided by the nominating and corporate governance committee to the Board members for discussion. Director suggestions for improvements based on evaluation results, as well as to evaluation questionnaires and process, are considered for incorporation for the following year.
Director Nomination Process
The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes the use of search firms, requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the Board.
In considering whether to recommend any particular candidate for inclusion on the Board or directors’ slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for Board membership. The Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, disability, and professional expertise and experience, should be an important factor in Board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. R1 believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Additionally, the TCP-ASC Investor Rights Agreement, the Securities Purchase Agreement with Intermountain, the CoyCo Investor Rights Agreement, and the Sutter Director Nomination Agreement provide, among other things, each of TCP-ASC, Intermountain, the CoyCo Entities, and Sutter Health with certain rights regarding the nomination of directors subject to certain contractual requirements. See “Related Party Transactions—Cloudmed Transactions—Investor Rights Agreement (CoyCo Entities),” “Related Party Transactions—Cloudmed Transactions—Amended and Restated Investor Rights Agreement (TCP-ASC)” and “Related Party Transactions—Sutter Health Transactions—Director Nomination Agreement.”
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to: Nominating and Corporate Governance Committee, c/o R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah 84123, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends such individual's election, then such individual's name will be included in our proxy card for the next annual meeting.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and criteria for new Board members to identify opportunities for enhancing the board’s overall skill profile. The nominating and corporate governance committee also considers succession planning in light of anticipated retirements, and for Board and committee chair roles, to maintain relevant expertise and depth of experience.
Board Meetings and Attendance
The Board met 12 times during the fiscal year ended December 31, 2022 (of which two meetings were meetings of disinterested directors only), and the non-management directors met in an executive session of the Board five times during the same period, in each case either in person or by teleconference. During 2022, each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served, except for Messrs. Armbrester and Dean, who, while attending at least 75% of the regularly scheduled Board and applicable committee meetings, were unable to attend certain special board meetings called on short notice.
Board Diversity Matrix
As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, disability, and professional expertise and experience, is an important factor in Board composition. The below sets forth the self-identified diversity characteristics of the Board as of the R1 Record Date. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 4, 2023)

Total Number of Directors	16
	Female	Male
Part I: Gender Identity
Directors	3	13
Part II: Demographic Background
African American or Black	1
Hispanic or Latinx		1
White	2	11
Two or More Races or Ethnicities		1

 Director Skills and Experience
The nominating and corporate governance committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on the Board. The Board has continually sought directors with backgrounds and skills important to the priorities of R1. The breadth of experience and skills of the current Board is exemplified by the chart below. These skills and attributes do not represent all the knowledge, skills and experience or attributes of our directors.

Corporate Governance				9
ESG	3
Ethics / Integrity								15
Executive Leadership / Management									16
Finance / Treasury / Capital Markets					10
Global / International Business				9
Government / Regulatory		6
Healthcare						12
Human Capital Management / Executive Compensation					10
Mergers / Acquisitions						12
Other Boards of Directors							14
Risk Management			7
Technology / Privacy / Data Security Management		6
Director Attendance at Annual Meeting of Stockholders
Our Corporate Governance Guidelines provide that directors are encouraged to attend meetings of stockholders at which non-routine matters will be considered. Eight of our eleven then-current directors attended our 2022 Annual Meeting of Stockholders.

Risk Management
The Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company's risk profile and also its determination of what constitutes an appropriate level of risk.

While our full board has overall responsibility for risk oversight, it has delegated primary oversight of risk to the compliance & risk management committee, which holds primary responsibility for overseeing our risk management function, in partnership and coordination with our other committees. The Board established a compliance & risk management committee in 2016 to assist the Board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our compliance and ethics program and risk management program (collectively, our “Compliance and Risk Programs”), and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. Further, the audit committee has primary responsibility for overseeing financial and public company risks and management thereof. Our audit committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to R1. Our human capital committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our human capital committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our nominating and corporate governance committee oversees our major corporate governance risks. In addition, the entire Board is actively involved in overseeing our management of enterprise risks. For example, the Board engages in periodic discussions with such R1 officers as the Board deems necessary, including the chief executive officer, chief financial officer and other executive officers. R1 believes that the leadership structure of the Board supports effective risk management oversight.
The board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic direction and objectives. We are committed to ensuring the Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to what we believe are the most significant risks that could affect our business.

For additional information relating to risk management of corporate responsibility, see the section titled "Corporate Responsibility and Sustainability - Governance of Corporate Responsibility."
Board Committees
The Board has established an audit committee, a human capital committee, a nominating and corporate governance committee, and a compliance & risk management committee. Each committee operates under a charter that has been approved by the Board. Copies of each committee’s charter are available in the “Governance Documents” subsection under “Corporate Governance” on the “Investor Relations” page of our website, www.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
Audit Committee
Our audit committee is composed of Mr. Henneman, Ms. Smith and Mr. Delinsky, with Mr. Henneman serving as chair of the committee. The Board has determined that each member of its audit committee is independent under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. The Board has further determined that each of Mr. Henneman and Ms. Smith is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our audit committee assists the Board in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met ten times during 2022.

The audit committee’s responsibilities include:
•appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;
•coordinating the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, Code of Integrity, and internal audit function;
•establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•periodically meeting separately with our independent registered public accounting firm, management and internal auditors;
•discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;
•establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;
•discussing our policies with respect to risk assessment and risk management;
•reviewing risks discussed by the compliance & risk management committee of the Board for consideration in its review of our financial systems control environment;
•regular reviews of our cybersecurity program and procedures;
•reviews regarding management of systemic risk, disaster recovery and business continuity as related to financial and reporting systems and controls;
•preparing the audit committee report required by SEC rules;
•in coordination with the human capital committee, evaluating our senior financial management; and
•at least annually, evaluating its own performance.
All audit services to be provided to R1 and all non-audit services, other than de minimis non-audit services, to be provided to R1 by our independent registered public accounting firm must be approved in advance by our audit committee.
Human Capital Committee
Our human capital committee is composed of Mr. Sacks, Mr. Feiner, Mr. Holt, and Ms. Smith, with Mr. Sacks serving as chair of the committee. The Board has determined that each member of our human capital committee is independent under the applicable Nasdaq listing standards. The human capital committee met six times during 2022.
Our human capital committee assists the Board in the discharge of its responsibilities relating to the compensation of our executive officers and directors, the performance evaluation of senior executives and the review of our talent development processes and culture related items. Certain actions of the human capital committee, such as granting equity compensation awards and performance awards, may be taken by a sub-committee of the human capital committee. In May 2018, the human capital committee formed a sub-committee (the “Section 16 Sub-Committee”) to assist the human capital committee in ensuring that equity awards under our equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. Since February 24, 2020, Ms. Smith and Mr. Feiner have comprised the Section 16 Sub-Committee.
The human capital committee’s responsibilities include:

•approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the Board), determining and approving our chief executive officer’s compensation;
•reviewing in consultation with our chief executive officer, and approving or making recommendations to the Board with respect to, compensation of our executive officers (other than our chief executive officer);
•overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;
•reviewing and making recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval;
•administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of R1, but only if consistent with the requirements of the applicable plan and law;
•reviewing and approving director compensation;
•reviewing and discussing with management the compensation discussion and analysis required by SEC rules;
•preparing the human capital committee report required by SEC rules;
•reviewing our talent development process, including talent assessment and management, employee retention and the promotion of I&D, in addition to reviewing areas related to company culture, including but not limited to employee engagement; and
•at least annually, evaluating its own performance.
The processes and procedures followed by our human capital committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Executive Compensation-Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Moszkowski, Mr. Feiner, Mr. Holt, and Mr. Sacks, with Mr. Moszkowski serving as chair of the committee. The Board has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards. The nominating and corporate governance committee met six times during 2022.
The nominating and corporate governance committee’s responsibilities include:
•recommending to the Board the persons to be nominated for election as directors or to fill vacancies on the Board, and to be appointed to each of the Board’s committees;
•applying the criteria for selecting directors approved by the Board, and annually reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of the Board as a whole;
•developing and recommending to the Board’s corporate governance guidelines applicable to R1;
•overseeing an annual evaluation of the Board;
•at the request of the Board, reviewing and making recommendations to the Board relating to management succession planning; and
•at least annually, evaluating its own performance.
The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Compliance & Risk Management Committee
The Board has established a compliance & risk management committee to assist the Board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our Compliance and Risk Programs, and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. Our compliance & risk management committee is composed of Ms. Bundy Scanlan, Mr. Armbrester, Mr. Henneman, Dr. Tersigni and Mr. Sacks, with Ms. Bundy Scanlan serving as chair of the committee. The compliance & risk management committee met four times during 2022.
The compliance & risk management committee’s responsibilities include:
•overseeing, and periodically reviewing, the structure, operation and efficacy of the Compliance and Risk Programs, including the performance of our compliance department and our Executive Vice President, Compliance & Risk;
•overseeing, and periodically reviewing, our data security and privacy programs, including cybersecurity and procedures regarding management of systemic risk, disaster recovery and business continuity, to ensure that management has established processes to monitor compliance with data security and privacy programs and test preparedness;
•providing oversight of our ESG strategy and reporting, including, but not limited to, our initiatives relating to corporate social responsibility and our relationships and visibility as a corporate citizen, both locally where it does business and globally, and making appropriate recommendations to our management team and the Board for approval; and
•reviewing, among other things:
•the procedures R1 has established for the receipt, retention, preliminary assessment and investigation of complaints it receives regarding compliance, ethical and regulatory matters (other than accounting, internal accounting controls or other auditing matters which are handled by our audit committee);
•the adequacy of the resources that are dedicated to our Compliance and Risk Programs;
•the management of enterprise-wide risks, including the tracking, reporting and defining of action plans/corrective actions, to address potential or known risks;
•the clarity and scope of our Code of Integrity and our Compliance Policies and Procedures and our adherence to professional integrity;
•the effectiveness of our compliance and business ethics training and education programs;
•our compliance audits and monitoring initiatives; and
•the communications channels and mechanisms, such as a toll-free hotline, that R1 has established for the dissemination of compliance guidance and to encourage and facilitate reports of compliance and ethical concerns and matters.
Code of Integrity
R1 has adopted a global Code of Integrity that applies to its directors and officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) as well as its employees. Our Code of Integrity: Living Our Values is available in the “Governance Documents” subsection under “Corporate Governance” on the “Investor Relations” page of our website, www.r1rcm.com and available without charge upon written request directed to Corporate Secretary, R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah, 84123. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2022 and has discussed these financial statements with management and our independent registered public accounting firm.
The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, and has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from R1.
Based on these discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
By the Audit Committee of the Board of Directors of R1 RCM Inc.
John B. Henneman, III (Chair)
Jeremy Delinsky
Jill Smith

DIRECTOR COMPENSATION
R1 paid each non-employee director a $60,000 annual retainer in 2022. Our Board chair received an additional annual retainer of $90,000, the lead director and the chair of the audit committee received an additional annual retainer of $20,000, and the chairs of the human capital committee, the compliance & risk management committee and the nominating and corporate governance committee received an additional annual retainer of $10,000. There are no additional fees for attending board or board committee meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of a quarter. Messrs. Dean, Holt, Moszkowski, and Sacks and, beginning in 2023, Ms. Wade have declined to receive director fees. Mr. Zimmerli also declined to receive director fees in 2022.
In lieu of cash fees, non-employee directors may elect to receive options to purchase shares of R1 common stock and/or RSUs, at the election of such director, in each case subject to vesting upon the one-year anniversary of the date of grant, based on continued service as a director. Elections must be received by R1 by the 75th day of a quarter and apply to all subsequent quarterly cash fees until a new election is received. Such options or RSUs are granted on the first trading day of each quarter with respect to the fees payable for the preceding quarter, and the exercise price of any such stock options equals the fair market value of the common stock on the date of grant. The number of shares subject to such options or RSUs is calculated by dividing the dollar amount of the cash fees for the quarter by the Black-Scholes option or RSU value, as applicable, R1 used for purposes of determining the share-based compensation expense that R1 recognized for financial statement reporting purposes in that quarter.
Unless a different arrangement is specifically agreed to, each non-employee director will receive an annual grant of stock options and/or RSUs (at the election of such director) on the first trading day following our annual meeting of stockholders. In 2022, such options and/or RSUs had a total Black-Scholes option or RSU value, as applicable, of $130,000 ($250,000 for the Board chair), and the exercise price of any such stock options equals the fair market value of the common stock on the date of grant. Each such option or RSU vests upon the anniversary of the date of grant, based on continued service as a director. Messrs. Dean, Holt, Moszkowski, and Sacks and, beginning in 2023, Ms. Wade have declined their annual option and RSU awards. Mr. Zimmerli also declined to receive options or RSUs in 2022.
As part of its review of our non-employee director compensation program, including an evaluation to align with peer and market data, the human capital committee may approve an increase to cash and/or equity compensation paid to directors beginning in 2023.

R1 reimburses each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.
2022 Director Compensation. The following table sets forth, for each of our non-employee directors, information concerning compensation earned or paid for services in all capacities during the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Bradford Kyle Armbrester	$30,000	$—	$—	$30,000
Agnes Bundy Scanlan (2)	$67,500	$130,000	$—	$197,500
Brian K. Dean (3)	$—	$—	$—	$—
Jeremy Delinsky	$30,000	$—	$—	$30,000
David M. Dill (2)	$60,000	$130,000	$—	$190,000
Michael C. Feiner (2)	$60,000	$65,000	$65,000	$190,000
John B. Henneman III (2)	$75,000	$130,000	$22,500	$227,500
Matthew Holt (3)	$—	$—	$—	$—
Alex J. Mandl (4)	$25,000	$—	$—	$25,000
Neal Moszkowski (3)	$—	$—	$—	$—
Ian Sacks (3)	$—	$—	$—	$—
Jill Smith (2)	$60,000	$—	$130,000	$190,000
Anthony J. Speranzo (2)	$75,000	$325,000	$—	$400,000
Anthony R. Tersigni (2)	$—	$190,000	$—	$190,000
Albert R. Zimmerli (3)	$—	$—	$—	$—

(1)    Valuation of these option and stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2022. The assumptions used by R1 with respect to the valuation of option and stock awards are the same as those set forth in Note 13, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 16, 2023.
(2)    Under our director compensation policy in effect in 2022, Mr. Henneman elected to be compensated for his Q1 2022 director fees in options to purchase shares of our common stock, rather than in cash. Similarly, Messrs. Speranzo and Tersigni elected to be compensated for their Q1 - Q2 2022 and Q1 - Q4 2022 director fees, respectively, in RSUs, rather than in cash.
(3)    Messrs. Dean, Holt, Moszkowski, Sacks, and Zimmerli declined to receive director fees in 2022. Mr. Zimmerli ceased to be a director effective January 1, 2023.
(4)    Mr. Mandl ceased to be a director on March 25, 2022, when he passed away.
As of December 31, 2022, our non-employee directors held the following options to acquire shares of our common stock and shares of restricted common stock:

Name	Aggregate Option Awards (Exercisable / Unexercisable) Outstanding as of December 31, 2022	Option Awards Exercisable at December 31, 2022	Aggregate Restricted Stock Awards (Unvested) as of December 31, 2022
Bradford Kyle Armbrester	—	—	—
Agnes Bundy Scanlan	—	—	6,039
Brian K. Dean	—	—	—
Jeremy Delinsky	—	—	—
David M. Dill	—	—	6,039
Michael C. Feiner	38,740	31,755	3,020
John B. Henneman III	577,714	574,325	6,039
Matthew Holt	—	—	—
Alex J. Mandl	—	—	—
Neal Moszkowski	—	—	—
Ian Sacks	—	—	—
Jill Smith	29,377	15,407	—
Anthony J. Speranzo	—	—	15,490
Anthony R. Tersigni	—	—	8,665
Albert R. Zimmerli	—	—	—

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom R1 refers collectively in this discussion as its “Named Executive Officers.”
Unless otherwise indicated or the context otherwise requires, references in this Executive Compensation section to “R1,” the “Company,” “we,” “us,” “our” and other similar terms refer to R1 RCM Inc.
For fiscal year 2022, our Named Executive Officers were:

Lee Rivas, our former President, effective June 21, 2022 through December 31, 2022; Mr. Rivas became our Chief Executive Officer on January 1, 2023;

John Sparby, our former Executive Vice President, Chief Solutions and Customer Officer; Mr. Sparby became our President on January 1, 2023;

Joseph Flanagan, our former Chief Executive Officer (our “Chief Executive Officer”);

Rachel Wilson, our former Chief Financial Officer and Treasurer (our “Chief Financial Officer”); and

Gary Long, our former Executive Vice President and Chief Commercial Officer (our “Chief Commercial Officer”).

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2022 and the policies and practices that contributed to our executive compensation actions and decisions for 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the human capital committee of our Board arrived at the specific compensation decisions for our Named Executive Officers for 2022, including the key factors that the human capital committee considered in determining their compensation.
Significant Management Changes in 2022 and early 2023
Mr. Rivas joined R1 following the acquisition of Cloudmed and became the Company’s President on June 21, 2022 and, following Mr. Flanagan’s transition to an Executive Advisor role on January 1, 2023, was named our Chief Executive Officer effective January 1, 2023.
Mr. Rivas has more than 20 years of leadership experience in technology and healthcare. Most recently he served as the Chief Executive Officer of Cloudmed. Prior to joining Cloudmed, Mr. Rivas was a senior leader at RELX, a global provider of information analytics solutions. His last role at RELX was General Manager and President of the healthcare segment, with responsibility over $1 billion in revenue across the Elsevier and LexisNexis Risk Solutions divisions. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey and Company. Mr. Rivas began his career as an officer in the U.S. Army where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and holds an M.B.A. from Harvard Business School.
In January 2023, we announced that Ms. Wilson and Mr. Long would be entering into transition roles and departing the company. We also announced that Jennifer Williams and Kyle Hicok would assume the roles of Chief Financial Officer and Chief Commercial Officer, respectively.
2022 Business Highlights
In 2022, we achieved notable progress against our strategic initiatives, and delivered significant improvements on our key performance metrics.
Key accomplishments:
•While our performance in the second half of 2022 was impacted by operational and industry-related factors, we made progress across several key areas over the course of the year, including:
•Completion of the Cloudmed acquisition, which added an industry-leading revenue intelligence platform to our product portfolio, enabling us to broaden and further differentiate our capabilities for customers;
•New business wins of approximately $13 billion in net patient revenue under management on an end-to-end basis, including Sutter Health, Scion Health, and St. Clair Health;
•Continued expansion of our digitization effort, including advancement of our automation capabilities by approximately 80 million manual tasks compared to 2021, bringing our automation capabilities to 150 million tasks annually; and
•Revenue growth of 22.5% compared to 2021, driven by the Cloudmed acquisition and new business wins.
2022 Executive Compensation Highlights
The following key compensation actions were taken with respect to our Named Executive Officers for 2022:
•Base Salaries - Base salaries for Mr. Flanagan, Ms. Wilson, Mr. Long, and Mr. Sparby were not increased in 2022. Base salary for Mr. Rivas was set at $750,000 per year effective with assuming the role of President.
•Incentive Payments – Cash incentives were paid to Mr. Flanagan, Ms. Wilson, Mr. Long, and Mr. Sparby as determined by the human capital committee. Mr. Rivas participated in the Cloudmed bonus plan in fiscal year 2022 and received a cash payment scored against Cloudmed’s 2022 bonus plan (post-closing).

•Long-Term Incentive Compensation - In June 2022, we granted Mr. Flanagan 252,144 performance-based restricted stock units (PBRSUs); Ms. Wilson 151,286 PBRSUs; Mr. Long 151,286 PBRSUs; Mr. Sparby 151,286 PBRSUs; and Mr. Rivas 151,286 PBRSUs, (such grants, the “2022 PBRSU Awards”). For Mr. Flanagan, the 2022 PBRSU Award represents 100% of his target award. For Ms. Wilson, Mr. Long, Mr. Sparby, and Mr. Rivas, the 2022 PBRSU Award represents 100% of each individual’s target award for three years, including the 2022 grant and a “pull forward” of the 2023 and 2024 grants, with the expectation that participants would next be eligible for an annual grant in 2025 absent any material changes in an individual’s role, responsibilities, or market competitiveness. All PBRSUs are subject to three performance-based vesting conditions. The performance measures for the 2022 PBRSU Awards included two performance measures used for the 2021 PBRSU Awards and 2020 PBRSU Awards (each as defined below) (a combination of cumulative adjusted EBITDA and entry into new end-to-end RCM agreements) and a new additional performance measure based on modular sales revenue. The PBRSUs are subject to the terms and conditions in an award agreement entered into with the Company.
•Relocation Support - In 2022, we provided Mr. Flanagan and Ms. Wilson with relocation support in connection with moving our corporate headquarters from Chicago, IL to Salt Lake City, UT. This relocation support consisted primarily of short-term housing support, shipment and storage of household goods, transportation for family, and associated tax gross-up of relocation expenses intended to keep executives economically whole for the relocation.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2022, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:
What We Do
Human Capital Committee Independence – Our human capital committee is comprised solely of independent directors.
Human Capital Committee Advisor Independence – The human capital committee engages and retains its own independent advisors. During 2022, the human capital committee engaged SullivanCotter to assist with its responsibilities. SullivanCotter was not separately engaged by the Company to perform consulting or other services for the Company during 2022.
Annual Compensation Review – The human capital committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
Compensation-Related Risk Assessment – We design our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.
Emphasize Performance-Based Incentive Compensation – The human capital committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the long-term interests of our executive officers with the interests of our stockholders.
Emphasize Long-Term Equity Compensation – The human capital committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards vest over multi-year periods, and the PBRSUs have a performance period of several years, which better serves our long-term value creation goals and retention objectives.
Limited Executive Perquisites – We provide only modest amounts of perquisites or other personal benefits to our Named Executive Officers which serve a sound business purpose.
Prohibition on Derivative Securities Transactions, Hedging and Pledging – Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our Board from engaging in derivative securities transactions with respect to our common stock and from hedging the risk of their ownership of our common stock through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy generally restricts our employees and directors from pledging our securities as collateral or holding our securities in a margin account.

Maintain Stock Ownership Guidelines – The human capital committee has approved the Stock Ownership Guidelines Policy to align the financial interests of R1 executives with those of its stockholders. The Chief Executive Officer, Chief Financial Officer and all other Named Executive Officers must own certain equity worth 6x, 4x and 3x annual base salary, respectively.
What We Do Not Do
X    Retirement Programs – Other than our Section 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.
X    No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments to our Named Executive Officers in connection with any compensation element other than for housing and relocation expenses, and we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.
X    No Stock Option Repricing – We do not reprice options to purchase shares of our common stock without stockholder approval.
X    No Timing of Equity Grants – We do not structure the timing of equity awards to precede or coincide with the disclosure of material non-public information.
Clawback Policy
We are reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and Nasdaq’s proposed listing standards and will adopt a clawback policy in accordance with the final rules once Nasdaq adopts final listing standards.
Stockholder Advisory Vote on Named Executive Officer Compensation
Every six years, we are required to conduct a non-binding stockholder advisory vote on the frequency of future “Say-on-Pay” votes (commonly known as a “Say-on-Frequency” vote). At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder vote on the frequency of advisory votes on executive compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders cast the highest number of votes for voting on a triennial basis, compared to voting every one or two years. In light of this result and other factors considered by our Board, we decided to conduct Say-on-Pay votes on a triennial basis.
Our stockholders approved the non-binding advisory proposal on the compensation of our Named Executive Officers with a 99% favorable vote at our annual meeting of stockholders held in 2021, our most recent annual meeting at which such a vote was taken. As the human capital committee has reviewed our executive compensation policies and practices since our last Say-on-Pay vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following its most recent review of our executive compensation philosophy, the human capital committee decided to retain our general approach to executive compensation. We will conduct our next Say-on-Pay vote at our 2024 Annual Meeting.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of attracting and retaining highly talented executive officers by providing competitive pay and benefits and rewarding our executive officers for performance that aligns with our financial, operational and strategic goals, including ESG-related goals, to achieve our ultimate objective of increasing stockholder value. The structure of our executive compensation program enables us to provide a competitive total compensation package that links a significant portion of each executive officer’s overall compensation to key corporate financial goals and other significant accomplishments. We use both short-term and long-term incentive compensation opportunities to align the interests of our executive officers with the interests of our stockholders and the successful execution of our long-term strategic plan.
Our executive compensation program is designed to:
•Attract, retain and motivate highly talented individuals who have the breadth and depth of diverse experience to successfully execute our business strategy in alignment with our values;
•Align the interests of our executive officers, stockholders and other stakeholders;

•Pay for performance by rewarding the achievement of our annual and long-term operating and strategic goals; and
•Recognize individual contributions.
Governance of Executive Compensation Program
Role of the Human Capital Committee
The human capital committee oversees our executive compensation program and discharges the responsibilities of our Board relating to the compensation of our Named Executive Officers. In this role, the human capital committee reviews, determines and approves the compensation of our Named Executive Officers. Certain actions of our human capital committee, such as the granting of equity awards, may be taken by a sub-committee of the human capital committee. The human capital committee maintains the Section 16 Sub-Committee to assist the human capital committee in ensuring that equity awards made under the Company’s equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. The human capital committee has the authority, without approval of our Board, to engage, oversee and terminate compensation consultants, legal counsel and other advisors to assist in the evaluation of the compensation of our executive officers.
Pursuant to its charter, the human capital committee is responsible for reviewing the total compensation, including base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities, of our Named Executive Officers. When selecting and setting the amount of each compensation element, the human capital committee considers the following factors:
•our executive compensation program objectives;
•our performance against the financial and operational objectives established by the human capital committee and/or our Board;
•each individual Named Executive Officer’s skills, experience, knowledge and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each Named Executive Officer’s role compared to other similarly situated executives at the companies in our compensation peer group;
•the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation parity among our Named Executive Officers;
•our financial and stock price performance relative to the companies in our compensation peer group; and
•the compensation practices of our compensation peer group.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Role of Executive Officers
In discharging its responsibilities, the human capital committee works with members of our management, including our Chief Executive Officer, to review information on corporate and individual performance, market data and management’s perspective on compensation matters. Our Chief Executive Officer reviews the performance of each of our other Named Executive Officers and, based on these reviews, provides recommendations to the human capital committee with respect to base salary adjustments, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards.
The human capital committee meets with our Chief Executive Officer annually to review and discuss his recommendations regarding executive compensation for our other Named Executive Officers. Typically, the human capital committee meets in executive sessions to discuss these recommendations, uses them as one factor in determining and approving the compensation for our other Named Executive Officers and then informs our Board of such decisions. In setting the compensation of our Chief Executive Officer, the human capital committee evaluates his performance, as well as our overall corporate performance and considers the other factors described above. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant
The human capital committee engages an independent compensation consultant from time to time to provide support, including competitive market data and analysis regarding our executive compensation program and the decisions resulting from its annual executive compensation review. In 2022, the human capital committee retained SullivanCotter to serve as its independent compensation advisor. SullivanCotter served at the discretion of our human capital committee.
During 2022, SullivanCotter attended, in person or via telephone, meetings of the human capital committee (both with and without management present) and provided the following services:
•consulted with the human capital committee chair and other members between committee meetings;
•provided competitive market data based in part on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•assessed executive compensation trends within our industry and updates on corporate governance and regulatory issues and developments;
•reviewed the Compensation Discussion and Analysis; and
•made recommendations regarding short and long-term incentive plans and outstanding equity awards.
With respect to the periods in 2022 for which SullivanCotter provided services to the human capital committee, SullivanCotter did not raise any conflicts of interest to the human capital committee and the human capital committee determined that no conflicts of interest existed that would affect SullivanCotter’s independence or would prevent it from independently representing our human capital committee. SullivanCotter did not provide any additional services to the Company outside from its responsibilities and services as the compensation consultant to the human capital committee.
How We Determine Executive Compensation Levels
In evaluating our executive compensation program and making its decisions in 2022, the human capital committee considered the competitive market for executive talent using two sources: data derived from an analysis of the compensation levels and practices of a group of comparable companies and data drawn from nationally recognized executive compensation surveys reporting compensation levels of executives at similarly sized organizations.
The compensation peer group is a select group of companies that the human capital committee believes are representative of the talent market in which we compete. In 2022, the human capital committee considered compensation data from this peer group as one factor in determining our executive compensation levels to ensure we continue to provide target total direct compensation opportunities that are competitively positioned in the marketplace. The human capital committee worked with its compensation advisor in 2020 to review and update the peer group used to guide Named Executive Officer pay decisions for 2021 and 2022. Changes to the peer group were intended to more closely reflect the Company’s business structure and scope of operations.
The companies in the compensation peer group were selected in 2020 based on the following criteria:
•Similar revenues and complexity of business model;
•In the technology, business process outsourcing or healthcare services industries; and
•Publicly traded in the United States.
No changes were made to the below peer group, which was approved in 2020, for 2022 compensation decisions, other than the removal of HMS Holdings.

Allscripts Healthcare Solutions	ManTech International
CBIZ	Maximus
ExlService Holdings	Premier
FTI Consulting	Huron Consulting Group
Genpact Limited	Evolent Health
HMS Holdings*	WEX
ICF International
*    HMS Holdings was acquired in 2021.
As a result of the Cloudmed acquisition and significant growth in the Company, in 2022 the human capital committee reviewed and approved the following peer group for 2023 compensation decisions in order to more closely reflect the Company’s business structure and scope of operations:

Akamai Technologies	MultiPlan
ANSYS	Premier
CBIZ	Stericycle
Change Healthcare	STERIS
ExlService Holdings	Teradata
FTI Consulting	TransUnion
Genpact Limited	Unisys
ICF International	Veeva Systems
ManTech International	Verisk Analytics
Maximus	WEX
While the human capital committee considers competitive market data when making its decisions, it is only one factor evaluated when determining the target total direct compensation opportunities of our Named Executive Officers. The human capital committee also considers the other factors listed in “Governance of Executive Compensation Program - Role of the Human Capital Committee” above.
The human capital committee intends to review our compensation peer group periodically as needed and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in our compensation peer group.
Risk Considerations
Our executive compensation program consists of a mix of compensation elements, which we design to ensure that they reflect an appropriate level of risk-taking but do not encourage our Named Executive Officers to take excessive or unnecessary risks. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our business. In addition, the human capital committee believes that the mix and design of the elements of our executive compensation program do not encourage our management to assume excessive risks.
Executive Compensation Program Design
In 2022, the primary elements of our executive compensation program consisted of base salary, an annual cash incentive opportunity and long-term incentive compensation in the form of PBRSUs. The following table describes how each of these elements is intended to satisfy our executive compensation objectives.

Compensation Element	Purpose	Type of Compensation	Link to Program Objectives

Base salary	Fixed level of cash compensation for performing day-to-day responsibilities to attract and retain key talent in a competitive marketplace	Cash	Generally reviewed annually based on evaluation of individual’s experience, position, current performance, internal pay equity, compensation peer group data and external competitive market data
Annual cash incentive	Target cash incentive opportunity (expressed as a percentage of base salary) that encourages executive officers to achieve annual operating plan goals (adjusted EBITDA and new end-to-end RCM agreements)	Cash
Provides compensation based on achievement of our annual operating plan goals, as well as individual performance compared against pre-established corporate performance goals
No minimum guaranteed payment

Long-term incentive compensation
Helps ensure executive compensation is directly linked to achievement of long-term goals
Creates an ownership culture by aligning interests of executive officers with the creation of stockholder value
Furthers our executive officer retention objectives
Long-term equity
Provides our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision-making
In 2022, delivered in the form of PBRSUs with performance tied to cumulative adjusted EBITDA, new end-to-end RCM agreement targets, and modular sales revenue; specific performance metrics and targets are reviewed and determined by the human capital committee each year

Benefits	Important element of “total rewards” program and helps attract and retain executive officers	Benefits	Same broad-based benefits that are provided to all employees, including our Section 401(k) retirement plan, a medical care plan, vacation, short-term and long-term disability coverage and standard employee holidays

Post-employment compensation arrangements	Attracts and retains executive officers in competitive market Ensures continued dedication of executive officers in cases of personal uncertainties or risk of job loss	Combination of cash, long-term incentive compensation and benefits	Under certain circumstances, the accelerated vesting of certain equity awards, plus cash severance payments
Employment letter agreements	Provides confidentiality and non-compete covenants	N/A	Specific for the individual
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers. We use base salaries to attract and retain highly qualified individuals to help us manage our business and achieve our annual and long-term performance objectives. Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire or promote an individual, considering his or her position, qualifications, experience and the base salaries of our other executive officers. Thereafter, the human capital committee reviews the base salaries of our executive officers from time to time and makes adjustments as it deems necessary or appropriate.
In 2022, Mr. Flanagan, Ms. Wilson, Mr. Long, and Mr. Sparby did not receive base salary increases. Base salary for Mr. Rivas was set at $750,000 per year effective with assuming the role of President.
The table below shows the annual salaries for our Named Executive Officers.

Named Executive Officer	2021 Base Salary	Increase Percentage	2022 Base Salary
Mr. Flanagan	$1,000,000	0%	$1,000,000
Mr. Rivas	N/A	N/A	$750,000
Ms. Wilson	$500,000	0%	$500,000
Mr. Long	$500,000	0%	$500,000
Mr. Sparby	$500,000	0%	$500,000

Annual Cash Incentives
Each year, the human capital committee approves an annual cash incentive bonus plan for our Named Executive Officers. We use annual cash incentive bonuses to compensate our Named Executive Officers for achieving corporate performance objectives, as well as for their individual performance.
For 2022, the human capital committee approved an annual cash bonus plan (the “2022 Bonus Plan”) which contained the following terms and conditions:
•At the beginning of the year, our human capital committee selects the objective corporate financial and operational measure(s) and sets the target levels for such measure(s) for the year based on our annual operating plan. The objective performance measure and related target level was selected by our human capital committee based on our historical operating results and growth rates, as well as our expected future results and are designed to require significant effort and operational success on the part of the Company and our Named Executive Officers. During the course of the year, our human capital committee may adjust such measure and target level as it deems appropriate.
•If our performance expectations for our objective corporate performance were exceeded, the bonus pool may fund at, and actual bonus payments may be awarded at, above-target amounts. If this expectation was not met, actual bonus payments may be below target amounts, or no bonuses at all may be awarded. Prior years’ performance and corresponding bonus payment amounts were taken into consideration when setting target bonus levels. We believe this helps to calibrate our annual incentive compensation levels with our actual performance.

•The human capital committee approves actual annual cash bonus payments, which are based, in part, on the recommendations of our Chief Executive Officer (except with respect to his own annual cash bonus payment). There were no minimum or maximum payment levels, and the human capital committee reserved broad discretion to make adjustments to award payments.
Target Annual Cash Incentive Opportunities
Target annual cash incentive opportunities for each Named Executive Officer are established in the individual’s offer letter at the time of hire. These target incentive opportunities are periodically reviewed by the human capital committee. In 2022, the human capital committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) and the other factors described above.
The target annual cash bonus opportunities of our Named Executive Officers for 2022 were as follows:

Named Executive Officer	2022 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2022 Target Annual Cash Bonus Opportunity ($)
Mr. Flanagan	100%	$1,000,000
Mr. Rivas(1)	100%	$375,000
Ms. Wilson	100%	$500,000
Mr. Long(2)	50%	$250,000
Mr. Sparby	100%	$500,000

(1)    Mr. Rivas’ target annual cash bonus opportunity is pro-rated based on his start date of June 21, 2022.
(2)    Mr. Long also had commission-based commercial incentive objectives that could earn an additional 50% of base salary.
2022 Performance Measures
In 2022, the human capital committee selected the following objective and subjective measures for purposes of the 2022 Bonus Plan:

Objective Performance Measure	Subjective Performance Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) before incentive compensation - Target set against Company’s 2022 operating plan
New end-to-end RCM agreements representing $4.4 billion of annual net patient revenue under management required to earn above target
N/A

For purposes of the 2022 Bonus Plan, adjusted EBITDA is defined as net income (loss) before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, share-based compensation expense, CoyCo 2 L.P. share-based compensation expense, strategic initiatives costs, customer employee transition and restructuring expense, and certain other items. For more information about how the Company calculates adjusted EBITDA, and for a reconciliation of adjusted EBITDA to GAAP net income (loss), please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 16, 2023.

The human capital committee selected adjusted EBITDA as the objective performance measure in connection with its 2022 operating plan for purposes of determining the amount of funding for the company-wide annual cash incentive bonus pool. The human capital committee selected this performance measure because it believed that it is an appropriate driver for our business as it provides a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value. In the event that the Company’s performance exceeded the target amount by $5 million or more, the pool would share in 50% of every dollar by which actual performance exceeded the adjusted EBITDA target plus $5 million, provided that both the Company’s goals for new end-to-end RCM agreements representing $4.4 billion of net patient revenue under management in the aggregate. The human capital committee selected the new end-to-end RCM agreement objective to provide additional focus on revenue growth from new clients.
2022 Annual Cash Incentive Payments
In February 2022, the 2022 annual bonus plan was approved with an adjusted EBITDA target of $395 million. All Old R1 RCM (as later defined) Named Executive Officers and all Old R1 RCM U.S. annual bonus eligible participants are included in this plan, at that time the plan was established with $40 million of target funding. Target performance details are listed in the table below:

February 2022 Objective	2022 Threshold ($)	2022 Target ($)	2022 Actual
Adjusted EBITDA before incentive compensation	$355 million	$395 million	Objective was not met
New end-to-end RCM agreements	$4.4 billion	$4.4 billion	Objective was met

In 2022, R1’s adjusted EBITDA performance was below the threshold and the bonus pool was funded at $0 even though we exceeded the objective of new end-to-end RCM agreements representing $13.3 billion of net patient revenue under management in the aggregate.
Additionally, given his role in 2022 as CEO of Cloudmed and President of the combined R1-Cloudmed company post-closing, Mr. Rivas was eligible to participate in the pre-acquisition Cloudmed 2022 bonus plan. This plan had two scoring measures of Revenue and Adjusted EBITDA of the Cloudmed business (which was defined as net income (loss) excluding interest expense, net, income tax expense (benefit), depreciation and amortization, impairment, (gain) loss on acquisition earn-out, integration and strategic initiatives, severance, retention, recruiting, equity-based compensation and other expenses), weighted equally at 50% each. The Revenue target was exceeded and was scored to 113% payout, the Adjusted EBITDA target was exceeded and scored to 105.5% payout, resulting in a corporate weighted score of 109.25%.
The table below sets forth the actual incentive payments made to our NEOs for 2022 based on objective and subjective annual results:

Named Executive Officer	Annual Incentive Target Opportunity (as a % of base salary)	Annual Incentive Target Opportunity ($)	Company Performance Factor	Individual Performance Factor (IPF)	Actual Annual Incentive Payout ($)
Mr. Flanagan	100%	$1,000,000	—%	N/A	$—
Mr. Rivas(1)	100%	$375,000	109.25%	100%	$409,688
Ms. Wilson	100%	$500,000	—%	N/A	$—
Mr. Long(2)	50%	$250,000	—%	N/A	$—
Mr. Sparby	100%	$500,000	—%	N/A	$—

(1)    Mr. Rivas annual target cash bonus opportunity is pro-rated based on his start date of June 21, 2022.
(2)    Mr. Long also had commission-based commercial incentive objectives that could earn an additional 50% of base salary.
Since R1’s annual incentive performance funding was 0%, the human capital committee determined in its discretion that the Individual Performance Factor (“IPF”) for each of Mr. Flanagan, Ms. Wilson, Mr. Long, and Mr. Sparby was not applicable. However, given that Mr. Rivas participated in the Cloudmed bonus plan in fiscal year 2022, the human capital committee performed a subjective review of Mr. Rivas’ individual performance and determined his IPF based upon, among other things, the successful completion of the acquisition of Cloudmed and the subsequent integration of Old R1 RCM and Cloudmed.

Mr. Long also received $250,000 in the aggregate in commission-based new business incentive bonuses for new sales made by the Company in 2022, as well as an additional $100,000 discretionary new business incentive bonus for his leadership in signing the new end-to-end RCM business with Sutter.
Other Bonuses
In June 2022, each of Mr. Flanagan. Ms. Wilson, and Mr. Sparby received special, one-time cash bonuses of $1,500,000, $250,000, and $150,000, respectively, in recognition of their extraordinary efforts and significant contributions in connection with the company’s acquisition of Cloudmed and in light of the size and transformative nature of the transaction.
Long-Term Incentive Compensation
We believe long-term incentive compensation is an effective means for focusing our Named Executive Officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation and motivates them to remain employed with us. In 2022, we granted only PBRSUs to our Named Executive Officers. We believe this approach aligns the contributions of our Named Executive Officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in the value of our common stock. We believe that PBRSU awards pursuant to which shares of our common stock may be earned based on our actual performance should provide an appropriate long-term incentive for our Named Executive Officers, since they are rewarded only to the extent that they achieve performance results intended to enhance our stock price growth.
As with their other elements of compensation, the human capital committee determines the amount of long-term incentive compensation for our Named Executive Officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each Named Executive Officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group and the other factors described above.
The Named Executive Officers participate in a long-term incentive compensation program (the “LTI program”) with the goal of focusing leaders on our long-term business performance that we believe will generate the creation of sustainable long-term value for our stockholders. The LTI program reflects the current design and structure of annual equity awards to our employees, including our executive officers, and provides a framework within which we make annual equity awards. For our Named Executive Officers, the LTI program in 2022 utilizes PBRSUs.
Target annual long-term incentive opportunities for each of our Named Executive Officers under the LTI program for 2022 are presented in the table below.

Named Executive Officer	2022 Long-term Incentive Target (as a % of base salary)	Target LTI %: PBRSU
Mr. Flanagan	500%	100%
Mr. Rivas	200%	100%
Ms. Wilson	200%	100%
Mr. Long	200%	100%
Mr. Sparby	200%	100%

Each of the terms of our LTI program, including, without limitation, eligible participants, award levels, the composition of awards and the vesting terms for awards, for 2022 and subsequent years are subject to revision by our human capital committee in their sole discretion. In addition, our human capital committee reserves the right to discontinue the LTI program, in whole or in part, replace the LTI program and/or supplement it with additional equity or cash awards.
2022 PBRSU Awards
The Section 16 subcommittee of the human capital committee granted the following 2022 PBRSU Awards to the Named Executive Officers:

Named Executive Officer	Grant Date	# of PBRSU (at threshold performance)	# of PBRSU (at target performance)	# of PBRSU (at maximum performance)
Mr. Flanagan	6/21/2022	126,072	252,144	504,288
Mr. Rivas	6/21/2022	75,643	151,286	302,572
Ms. Wilson	6/21/2022	75,643	151,286	302,572
Mr. Long	6/21/2022	75,643	151,286	302,572
Mr. Sparby	6/21/2022	75,643	151,286	302,572

The 2022 PBRSU Awards for Ms. Wilson, Mr. Long, Mr. Sparby, and Mr. Rivas reflect the annual grant for 2022 and a “pull forward” of the 2023 and 2024 annual grants with the expectation that participants would next be eligible for an annual grant in 2025 absent any material changes in an individual’s role, responsibilities, or market competitiveness. Pursuant to the 2022 PBRSU Award agreements, the 2022 PBRSU Awards will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition for Ms. Wilson’s, Mr. Long’s, Mr. Sparby’s and Mr. Rivas’ awards may be satisfied with respect to (i) one-third on December 31, 2024, (ii) one-third on December 31, 2025, and (iii) one-third on December 31, 2026; provided, however, the time-based vesting condition will be satisfied upon a qualifying change of control, subject in each case to continued employment. For the duration of calendar year 2022, Mr. Flanagan’s 2022 PBRSU Award provided that the time-based vesting condition would be satisfied on the earlier of December 31, 2024 or a qualifying change of control if earlier, subject in each case to continued employment. On November 7, 2022, Mr. Flanagan’s 2021 and 2022 PBRSU Awards were amended to provide for pro rata vesting to reflect service through June 30, 2023, when his full-time employment relationship with the Company will terminate.
The performance-based vesting conditions of the 2022 PBRSU Awards granted to our Named Executive Officers are based on cumulative adjusted EBITDA, the entry into new end-to-end RCM agreements, and modular sales revenue. The performance period for the 2022 PBRSU Awards is January 1, 2022 to December 31, 2024. The human capital committee selected cumulative adjusted EBITDA in 2022 as the performance measure because it believed that it is an appropriate driver for our business as it provides a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value. The end-to-end RCM agreement growth and modular sales revenue measures were selected in 2022 in order to provide additional focus on revenue growth from new clients.
The PBRSU awards granted to the Named Executive Officers in 2021 and 2020 (the “2021 PBRSU Awards” and “2020 PBRSU Awards,” respectively) were based on (i) a time-based vesting condition that is satisfied on the earlier of (x) December 31, 2023 (with respect to the 2021 PBRSU Awards) or December 31, 2022 (with respect to the 2020 PBRSU Awards) and (y) the effective date of a change of control, and (ii) the achievement of cumulative adjusted EBITDA and the entry into new end-to-end RCM agreements. As a result of the impact of the COVID-19 pandemic, the human capital committee considered different approaches to address unplanned COVID-19 impact and agreed that an adjustment framework should be applied to 2020 adjusted EBITDA (no adjustment of targets and no adjustment to 2020 end-to-end growth results). These considerations resulted in a total adjustment of $31 million to 2020 adjusted EBITDA for the 2020 PBRSU Awards. Furthermore, 2020 adjusted EBITDA for the 2020 PBRSU Awards was adjusted down by $4 million to reflect new business additions. The resulting 2020 cumulative adjusted EBITDA was $267 million for the 2020 PBRSU Awards.
In 2021, adjusted EBITDA was further adjusted by $8 million for each of the 2020 PBRSU Awards and the 2021 PBRSU Awards to reflect new business additions. The resulting 2021 cumulative adjusted EBITDA was $351.6 million for each of the 2020 PBRSU Awards and the 2021 PBRSU Awards.
In 2022, adjusted EBITDA for the 2020 PBRSU and 2021 PBRSU Awards was adjusted to reflect stand-alone R1 adjusted EBITDA of $310.2 million. This was further adjusted by $8 million for the 2020 PBRSU Awards, and by $12 million for the 2021 PBRSU Awards to reflect new business additions. The resulting 2022 cumulative adjusted EBITDA was $318.2 million for the 2020 PBRSU Awards and $322.2 million for the 2021 PBRSU Awards. For the 2022 PBRSU Awards, consolidated R1 adjusted EBITDA of $425.5 million was adjusted by $12 million to reflect new business additions.
The performance period and time period for the 2020 PBRSU Awards ended on December 31, 2022. The performance-based vesting condition for the 2020 PBRSU Awards all vested at 153% based on the performance levels specified in the applicable award agreement.

Welfare and Health Benefits
Our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a 401(k) retirement plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including our executive officers, are eligible to participate in the 401(k) plan.
In addition, our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include a medical care plan, flexible spending accounts, short-term and long-term disability insurance and standard Company holidays.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Consistent with our compensation philosophy, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our Named Executive Officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. No material perquisites or other personal benefits were provided to Named Executive Officers in 2022.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the human capital committee.
Employment Letter Agreements
We maintain written agreements with each of our Named Executive Officers. In filling each of our executive positions, our Board or the human capital committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Simultaneously, our Board and the human capital committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. During 2022, Mr. Flanagan, Mr. Rivas, Ms. Wilson and Mr. Long were each party to written agreements with the Company (each agreement(s) applicable to each Named Executive Officer, a “2022 Letter Agreement”). Each 2022 Letter Agreement (including the exhibits thereto) provides for “at will” employment and sets forth the compensation arrangements for the executive officer, including a base salary, an annual cash bonus opportunity and an equity award recommendation, severance benefits and restrictive covenants.
Effective January 1, 2023, each Named Executive Officer’s terms of employment were governed by an amended and restated letter agreement or, with respect to Mr. Sparby, a new employment agreement (each, a “2023 Letter Agreement”).
For information on the specific terms and conditions of the 2022 Letter Agreements and 2023 Letter Agreements of our Named Executive Officers, see the discussion of “Letter Agreements with Named Executive Officers” following the executive compensation tables below.
Post-Employment Compensation
During 2022, the 2022 Letter Agreements contained provisions for the Named Executive Officers’ compensation in the event of certain terminations of employment, including in connection with a change in control of the Company. We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate a smooth transition of their roles to their successors and their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.
Mr. Long’s post-employment compensation arrangement (other than PBRSUs) are subject to “double-trigger” change in control provisions. That is, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment without cause within 12 months of the change of control (a so-called “double-trigger” arrangement).
The PBRSUs granted to our Named Executive Officers provide for certain accelerated vesting upon certain qualified terminations, which is described below in “Potential Payments Upon Termination or Change of Control.”
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
For information on the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2022, see “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Policy Prohibiting Derivative Securities Transactions, Hedging and Pledging of Our Equity Securities
Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our Board from engaging in derivative securities transactions with respect to our common stock and from hedging the risk of their ownership of our common stock through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy generally restricts our employees and directors from pledging our securities as collateral or holding our securities in a margin account.
Stock Ownership Guidelines Policy
In order to further align the financial interests of our executive officers with those of our stockholders, we maintain minimum stock ownership guidelines for our executive officers. Our executive officers must own equity in accordance with the following schedule:

Leadership Position	Value of Shares
Chief Executive Officer	6x annual base salary
Chief Financial Officer	4x annual base salary
All other Executive Officers	3x annual base salary
Executive Vice Presidents with annual long-term incentive target of 100% or higher (excluding Executive Officers)	2x annual base salary

Executive officers may satisfy their ownership requirements with shares of common stock owned directly, shares of common stock owned indirectly (e.g., by a spouse or a trust) or unvested time-based RSUs. Vested and unvested stock options and unvested PBRSUs are not counted toward the ownership requirements. Executive officers have five years from the later of (i) the adoption date of the policy and (ii) their appointment to a position that qualifies them as an executive officer to satisfy the ownership requirements. Once an executive officer has met his or her ownership requirements, in the event of a subsequent decline in the average closing price of a share of our common stock such that the requirements are no longer met, the executive officer is deemed to continue to meet the ownership requirements so long as he or she continues to own the same number of shares and/or vested stock options that he or she owned at the time the requirements were met.

Tax and Accounting Considerations
Limitations on Deductibility of Executive Compensation
Prior to the TCJA that was signed into law December 22, 2017, Section 162(m) of the Code generally disallowed a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid in any fiscal year to certain named executive officers. Under the TCJA, effective starting with the 2018 tax year, Section 162(m) generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or CFO, or any of its three next-highest paid executive officers, without regard to whether or not the compensation was performance-based. Grandfathered performance-based compensation is not subject to this limit on deductibility as long as such compensation meets certain requirements. No assurance can be given that any future compensation will qualify for this transition relief.
In approving the amount and form of compensation for our Named Executive Officers, the human capital committee considers all elements of our cost of providing such compensation. While the human capital committee will continue to consider the tax deductibility of compensation as one of many factors, the human capital committee retains the discretion to approve compensation for our Named Executive Officers that may result in non-deductible compensation expense when it believes that such compensation is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Joseph Flanagan (2)	2022	$1,000,000	$1,500,000	(7)	$5,000,016	$—	$—		$121,559	(14)	$7,621,575
Chief Executive Officer	2021	$1,000,000	$—		$13,166,182	$—	$1,000,000	(11)	$651,729		$15,817,911
	2020	$895,000	$150,000	(8)	$3,741,493	$—	$—		$8,085		$4,794,578

Lee Rivas (3)	2022	$375,000	$—		$3,000,001	$—	$409,688	(12)	$—		$3,784,689
President

Rachel Wilson (4)	2022	$500,000	$250,000	(7)	$3,000,001	$—	$—		$435,710	(14)	$4,185,711
Chief Financial Officer	2021	$491,250	$175,000	(9)	$1,409,225	$—	$500,000	(11)	$300,554		$2,876,029
	2020	$271,250	$75,000	(9)	$1,028,791	$—	$—		$3,428		$1,378,469

Gary Long (5)	2022	$500,000	$100,000	(10)	$3,000,001	$—	$250,000	(13)	$9,145	(15)	$3,859,146
Chief Commercial Officer	2021	$500,000	$—		$1,303,610	$—	$397,505	(11)	$14,329		$2,215,444
	2020	$460,000	$—		$1,282,000	$—	$217,637	(13)	$15,106		$1,974,743

John Sparby (6)	2022	$500,000	$150,000	(7)	$3,000,001	$—	$—		$6,990	(15)	$3,656,991
Chief Solutions and Customer Officer	2021	$500,000	$—		$1,328,915	$—	$500,000	(11)	$6,984		$2,335,899

(1)    Valuation of these stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during 2022, 2021, and 2020. The grant date fair value of the long-term incentive and retention PBRSU awards granted in 2022 (“2022 PBRSUs”) and PBRSU awards granted in 2021 and 2020 are based on the probable outcome of the performance conditions, which was target, or 100%, as of the grant date. The grant date fair value of the 2022 PBRSUs assuming the maximum level of performance is achieved is as follows:

Name	Fair Value
Joseph Flanagan	$10,000,031
Lee Rivas	$6,000,003
Rachel Wilson	$6,000,003
Gary Long	$6,000,003
John Sparby	$6,000,003

(2)    Mr. Flanagan joined our Company in April 2013 and was Chief Executive Officer from May 2016 to December 2022.
(3)    Mr. Rivas joined our Company with the Cloudmed acquisition in June 2022 and was appointed President. He succeeded Mr. Flanagan as Chief Executive Officer in January 2023. Mr. Rivas’ salary reflects only the period following the Cloudmed acquisition.
(4)    Ms. Wilson joined our Company in June 2020 and was Chief Financial Officer from June 2020 to January 2023.
(5)    Mr. Long joined our Company in June 2017 and was Chief Commercial Officer from August 2017 to January 2023.
(6)    Mr. Sparby joined our Company in January 2004 and was appointed Executive Vice President, Operations & Delivery and Chief Operating Officer in January 2021. His title was updated to Executive Vice President, Chief Solutions and Customer Officer in June 2022. He succeeded Mr. Rivas as President in January 2023.
(7)    Represents a special, one-time bonus in connection with the acquisition of Cloudmed.
(8)    Represents a special, one-time bonus of $150,000 in connection with the acquisitions of scheduling.com, Inc. d/b/a SCI Solutions, Inc. and the RevWorks services business, as well as the divestiture of the Company’s emergency medical services business.
(9)    Represents Ms. Wilson’s sign-on bonus of $250,000, paid in two installments of $175,000 on January 31, 2021 and $75,000 on June 30, 2020.
(10)    Represents a $100,000 discretionary new business incentive bonus for Mr. Long’s leadership in signing the new end-to-end RCM business with Sutter.
(11)    Consists of a cash incentive bonus for 2021 paid in March 2022 under our annual cash incentive bonus plan. The amount also includes $147,505 in commission-based commercial incentives for Mr. Long.
(12)    Consists of Mr. Rivas’ bonus scored against Cloudmed’s 2022 bonus plan (post-closing), which scored at 109.25% of target.
(13)    Consists of commission-based commercial incentives for Mr. Long.
(14)    Consists of $113,042 and $427,287 of relocation support, $7,275 and $7,181 of imputed income, and $1,242 and $1,242 of group term life for Mr. Flanagan and Ms. Wilson, respectively.
(15)    Consists of $7,852 and $6,180 of imputed income and $1,293 and $810 of group term life for Mr. Long and Mr. Sparby, respectively.
Grants of Plan-Based Awards in 2022
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2022 to our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Flanagan	N/A	Cash Incentive Bonus	$—	$1,000,000	$—
	6/21/2022	Performance- based Restricted Stock Units (1)				126,072	252,144	504,288		$5,000,016

Lee Rivas	N/A	Cash Incentive Bonus	$—	$375,000	$—
	6/21/2022	Performance- based Restricted Stock Units (1)				75,643	151,286	302,572		$3,000,001

Rachel Wilson	N/A	Cash Incentive Bonus	$—	$500,000	$—
	6/21/2022	Performance- based Restricted Stock Units (1)				75,643	151,286	302,572		$3,000,001

Gary Long	N/A	Cash Incentive Bonus	$—	$250,000	$—
	N/A	Commission- Based Incentive Bonus	$—	$250,000	$—
	6/21/2022	Performance- based Restricted Stock Units (1)				75,643	151,286	302,572		$3,000,001

John Sparby	N/A	Cash Incentive Bonus	$—	$500,000	$—
	6/21/2022	Performance- based Restricted Stock Units (1)				75,643	151,286	302,572		$3,000,001

(1)    The number of shares earned will be based upon the achievement of performance conditions and will range from 0% to 200% of the target award. The grant date fair value is based on the probable outcome of the performance conditions, which was target, or 100%, as of the grant date.
Outstanding Equity Awards at December 31, 2022
The following table sets forth information regarding stock options and stock awards held by our Named Executive Officers as of December 31, 2022.

Name	Option Awards						Stock Awards
	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Joseph Flanagan	664,849	(1)	—		$2.42	10/3/2026
	279,387	(2)	—		$3.85	6/12/2027
									547,402	(5)	$5,994,052	(9)
									547,402	(6)	$5,994,052	(9)
									297,698	(7)	$3,259,793	(9)
									102,332	(8)	$1,120,535	(10)

Lee Rivas	319,507	(3)			N/A	N/A
			191,704	(4)	N/A	N/A
									151,286	(8)	$1,656,582	(10)

Rachel Wilson
									150,518	(5)	$1,648,172	(9)
									73,314	(7)	$802,788	(9)
									151,286	(8)	$1,656,582	(10)

Gary Long									93,782	(5)	$1,026,913	(9)
									93,782	(6)	$1,026,913	(9)
									73,314	(7)	$802,788	(9)
									151,286	(8)	$1,656,582	(10)

John Sparby	12,965	(1)	—		$2.42	10/3/2026
	10,000	(2)	—		$3.85	6/12/2027
									93,782	(5)	$1,026,913	(9)
									93,782	(6)	$1,026,913	(9)
									73,314	(7)	$802,788	(9)
									151,286	(8)	$1,656,582	(10)

(1)    Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016. They vested in equal installments on April 1, 2018, April 1, 2019, April 1, 2020, and April 1, 2021.
(2)    These stock options were granted pursuant to the Company’s stock option exchange program. The awards were granted on June 12, 2017 and vested in equal installments on June 12, 2018 and June 12, 2019.
(3)    Represents time-vesting profit units granted in connection with and as a part of the Cloudmed compensation and incentive arrangements prior to the consummation of the Cloudmed acquisition. These profit units immediately vested upon the closing of the Cloudmed acquisition and were converted into management units of CoyCo 2, L.P. Although, the management units have no exercise price or expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Exercisable” are time-vesting profit units that have vested but remain outstanding. Awards reflected as “Unexercisable” are performance-vesting profit units that have not yet vested.

(4)    Represents performance-vesting profit units granted in connection with and as a part of the Cloudmed compensation and incentive arrangements prior to the consummation of the Cloudmed acquisition. These profit units were converted into management units of CoyCo 2, L.P upon the closing of the Cloudmed acquisition. The awards vest upon achievement by New Mountain Capital L.L.C. of specified multiples of base equity value (i.e., generally the aggregate equity value of New Mountain’s investment in Cloudmed as of the original grant date) and are subject to continued service with the Company and its affiliates, including Cloudmed, through the applicable vesting date. The management units have no exercise price or expiration date.
(5)    PBRSU award granted on July 31, 2020 (“2020 PBRSU”). Pursuant to the award agreement, the PBRSUs were subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition was satisfied on December 31, 2022. The performance-based vesting conditions were satisfied at the performance metric of 153% upon the filing of our Annual Report on Form 10-K on February 16, 2023. The target number of shares subject to the award was 273,701 for Mr. Flanagan, 75,259 for Ms. Wilson, 46,891 for Mr. Long, and 46,891 for Mr. Sparby. Amount represents the number of shares that would be earned based on achieving the maximum level of performance, because our performance through December 31, 2022 indicated performance between the target and maximum levels for these awards.
(6)    The amounts for Mr. Flanagan, Mr. Long, and Mr. Sparby also included a one-time retention award (“2020 Retention PBRSU”) granted on March 23, 2021, July 31, 2020, and July 31, 2020 of 273,701, 46,891, and 46,891 target shares, respectively. The 2020 Retention PBRSU was subject to the same performance measures and vesting conditions as the 2020 PBRSU.
(7)    PBRSU award granted on May 1, 2021 (“2021 PBRSU”). Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition may be satisfied on the earlier of December 31, 2023 and a qualifying change of control (the “May 2021 Performance Measurement Date”). The performance-based vesting conditions will be satisfied based on our cumulative adjusted EBITDA and the entry into new end-to-end RCM agreements through the May 2021 Performance Measurement Date. The target number of shares subject to the award is 148,849 for Mr. Flanagan (following the November 7, 2022 pro rata adjustment), and 36,657 for Ms. Wilson, Mr. Long, and Mr. Sparby. Amount represents the number of shares that would be earned based on achieving the maximum level of performance, because our performance through December 31, 2022 indicated performance between the target level and maximum for these awards. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 200% of the target award.
(8)    PBRSU award granted on June 21, 2022 (“2022 PBRSU”). Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition for Mr. Rivas, Ms. Wilson, Mr. Long and Mr. Sparby may be satisfied with respect to (i) one-third on December 31, 2024, (ii) one-third on December 31, 2025, and (iii) one-third on December 31, 2026; provided, however, the time-based vesting condition will be satisfied upon a qualifying change of control if earlier, subject in each case to continued employment. The time-based vesting condition for Mr. Flanagan may be satisfied on December 31, 2024; provided, however, the time-based vesting condition will be satisfied upon a qualifying change of control if earlier, subject in each case to continued employment. The performance-based vesting conditions will be satisfied based on our cumulative adjusted EBITDA, the entry into new end-to-end RCM agreements, and modular sales revenue through the applicable measurement date. The target number of shares subject to the award is 102,332 for Mr. Flanagan (following the November 7, 2022 pro rata adjustment), and 151,286 for Mr. Rivas, Ms. Wilson, Mr. Long, and Mr. Sparby. Amount represents the number of shares that would be earned based on achieving the target level of performance, because our performance through December 31, 2022 indicated performance between the threshold and target levels for these awards. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 200% of the target award.
(9)    Market value assumes vesting of 200% of the target award and the closing price of our common stock on the Nasdaq on December 30, 2022. The number of shares earned will be based upon the achievement of a performance-based condition and will range from 0% to 200% of the target award.
(10)    Market value assumes vesting of 100% of the target award and the closing price of our common stock on the Nasdaq on December 30, 2022. The number of shares earned will be based upon the achievement of a performance-based condition and will range from 0% to 200% of the target award.
Option Exercises and Stock Vested
The following table sets forth information regarding stock acquired upon exercise of options by our Named Executive officers and vesting of PBRSUs during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joseph Flanagan	600,000	$13,583,459	506,128	$13,050,510
Lee Rivas	—	$—	—	$—
Rachel Wilson	—	$—	—	$—
Gary Long	57,964	$1,286,722	86,712	$2,235,869
John Sparby	48,047	$1,173,427	86,712	$2,235,869

(1)    Represents shares of PBRSUs that vested during the year ended December 31, 2022.
(2)    Based on the closing price of our common stock on the Nasdaq on the date of vesting.
Potential Payments Upon Termination or Change of Control
The table below provides information related to potential payments upon termination of our Named Executive Officers by the Company without “cause,” or, in the case of Mr. Flanagan and Mr. Rivas, for “good reason,” assuming the terminations were effective on December 31, 2022. The values reflected for Mr. Sparby reflect payments pursuant to our standard Employment Terms and Restrictive Covenant Agreement applicable to executive vice presidents in 2022.

Name	Severance (1)	Earned Incentive (2)	Accelerated Performance Stock	Benefits (3)	Total
Joseph Flanagan	$4,000,000	$—	$—	$34,527	$4,034,527
Lee Rivas	$1,500,000	$703,822	$—	$17,311	$2,221,133
Rachel Wilson	$500,000	$—	$—	$—	$500,000
Gary Long	$500,000	$38,914	$—	$26,605	$565,519
John Sparby	$500,000	$—	$—	$16,658	$516,658

(1)    Severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause (or in the cases of Messrs. Flanagan and Rivas, resigns for good reason). Severance for Mr. Flanagan is equal to two times the sum of Mr. Flanagan’s base salary and target annual bonus, payable in substantially equal monthly installments for a period of 24 months following Mr. Flanagan’s termination date; provided that if Mr. Flanagan’s termination occurs within 24 months following a Change in Control, severance will be paid in a lump sum within 60 days following Mr. Flanagan’s termination date. Severance for Mr. Rivas includes base salary continuation for 12 months following such termination and a lump sum payment equal to Mr. Rivas’s annual target bonus. Severance for all other Named Executive Officers represents one times their current, respective base salaries.
(2)    Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or, in the cases of Messrs. Flanagan and Rivas, for good reason for the payout from the 2022 cash incentive bonus award to the extent unpaid at the time of termination. The amount for Mr. Rivas includes the cash incentive bonus earned for the full year, including the time prior to the Cloudmed acquisition. The amount also includes commission-based commercial incentives for Mr. Long for the second half of 2022.
(3)    Our Named Executive Officers are entitled to receive a continuation of benefits upon termination. Mr. Flanagan is entitled to 18 months of benefit continuation, while the remaining Named Executive Officers are entitled to 12 months. The amounts reflect the current benefit amounts for each executive.
The table below provides information related to potential payments upon termination of our Named Executed Officers without “cause” or for “good reason”, as applicable, in each case within 12 months following a change of control, assuming the terminations were effective on December 31, 2022. The values reflected for Mr. Sparby reflect payments pursuant to our standard Employment Terms and Restrictive Covenant Agreement applicable to executive vice presidents in 2022.

Name	Severance (1)	Earned Incentive (2)	Accelerated Performance Stock (3)	Benefits (4)	Total
Joseph Flanagan	$4,000,000	$—	$12,630,333	$34,527	$16,664,860
Lee Rivas (5)	$1,500,000	$703,822	$19,630,910	$17,311	$21,852,043
Rachel Wilson	$500,000	$—	$3,769,559	$—	$4,269,559
Gary Long	$500,000	$38,914	$4,079,884	$26,605	$4,645,403
John Sparby	$500,000	$—	$4,079,884	$16,658	$4,596,542

(1)    Severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause (or in the cases of Messrs. Flanagan and Rivas, resigns for good reason). Severance for Mr. Flanagan is equal to two times the sum of Mr. Flanagan’s base salary and target annual bonus, payable in substantially equal monthly installments for a period of 24 months following Mr. Flanagan’s termination date; provided that if Mr. Flanagan’s termination occurs within 24 months following a Change in Control, severance will be paid in a lump sum within 60 days following Mr. Flanagan’s termination date. Severance for Mr. Rivas includes base salary continuation for 12 months following such termination and a lump sum payment equal to Mr. Rivas’s annual target bonus. Salary severance for all other Named Executive Officers represents one times their current, respective base salaries.
(2)    Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or, in the cases of Messrs. Flanagan and Rivas, for good reason for the payout from the 2022 cash incentive bonus award to the extent unpaid at the time of termination. The amount for Mr. Rivas includes the cash incentive bonus earned for the full year, including the time prior to the Cloudmed acquisition. The amount also includes commission-based commercial incentives for Mr. Long for the second half of 2022.
(3)    For the 2020 PBRSU, 2021 PBRSU, and 2022 PBRSU awards, the performance measurement date is the effective date of the change of control transaction. Target achievement levels are pro-rated for the time elapsed during the year in which the performance measurement date occurs (“COC Year”). For cumulative adjusted EBITDA, target achievement levels for the COC Year are pro-rated for the number of full fiscal quarters elapsed in the COC Year. The pro-rated target achievement levels for the COC Year are then multiplied by the budget weighing, which is the percentage equal to the aggregate EBITDA for the full fiscal quarters elapsed in the COC Year divided by aggregate EBITDA for the full COC Year, as reflected in the Company's then-current operating budget for the COC Year. For end-to-end RCM agreement growth, target achievement levels are pro-rated on a straight-line basis according to the number of full months elapsed during the year in which the performance measurement date occurs prior to the change in control transaction. For modular sales revenue, target achievement levels for the COC Year are pro-rated for the number of full fiscal quarters elapsed in the COC Year. The pro-rated target achievement levels for the COC Year are then multiplied by the budget weighting, which is the percentage equal to the aggregate modular sales revenue for the full fiscal quarters elapsed in the COC Year divided by aggregate modular sales revenue for the full COC Year, as reflected in the Company’s then-current operating budget for the COC Year. The market price utilized reflects the value based on the $10.95 closing price of our common stock on December 30, 2022. The amounts assume 153% vesting of the 2020 PBRSUs, 130% vesting of the 2021 PBRSUs, and 120% vesting of the 2022 PBRSUs, based on performance through December 31, 2022.
(4)    Our Named Executive Officers are entitled to receive a continuation of benefits upon termination. Mr. Flanagan is entitled to 18 months of benefit continuation, while the remaining Named Executive Officers are entitled to 12 months. The amounts reflect the current benefit amounts for each executive.
(5)    Assuming a change of control sale price equal to the Company’s value based on the closing price of our common stock on the Nasdaq on December 30, 2022, Mr. Rivas would have been entitled to a payment equal to $17,643,012 with respect to his profit units.
Letter Agreements with Named Executive Officers
The 2022 Letter Agreements in effect during 2022 provide the severance entitlements quantified below under “Potential Payments Upon Termination or Change in Control” assuming a qualifying termination occurred on December 31, 2022.

2022 Letter Agreement with Mr. Flanagan
Mr. Flanagan’s 2022 Letter Agreement provided that upon a termination by the Company without “Cause” (as defined in the 2022 Letter Agreement) or a resignation by Mr. Flanagan for “Good Reason” (as defined in the 2022 Letter Agreement), Mr. Flanagan would be entitled to accrued benefits and, subject to Mr. Flanagan’s execution and non-revocation of a general release of claims and continued compliance with his post-termination obligations: (i) an amount equal to two times the sum of Mr. Flanagan’s base salary and target annual bonus, paid in substantially equal monthly installments for 24 months following termination; provided, however, that in the event such termination occurred within 24 months following a “Change in Control” (as defined in the 2022 Letter Agreement), such payment would be made in a lump sum within 60 days following termination, (ii) a pro rata annual bonus for the calendar year in which such termination occurred, with the amount of such bonus based on the greater of (A) target performance and (B) actual performance, and (iii) continued coverage under the Company’s group health plan for Mr. Flanagan and his eligible dependents at the same cost as if he were an employee of the Company for up to 18 months following the termination, subject to Mr. Flanagan’s timely election and continued eligibility (provided that such coverage would cease in the event Mr. Flanagan obtained other employment that offered group health benefits). The 2022 Letter Agreement included a non-solicitation covenant that applied during employment for 18 months thereafter, a non-competition covenant that applied during employment and for 12 months thereafter and perpetual confidentiality and non-disparagement covenants.
2022 Letter Agreement with Mr. Rivas
The 2022 Letter Agreement with Mr. Rivas provided that upon a termination by the Company without “Cause” (as defined in the 2022 Letter Agreement) or a resignation by Mr. Rivas for “Good Reason” (as defined in the 2022 Letter Agreement), Mr. Rivas would be entitled to accrued benefits and, subject to Mr. Rivas’s execution and non-revocation of a general release of claims and continued compliance with his post-termination obligations, (i) base salary continuation for 12 months following such termination, (ii) a lump sum payment equal to Mr. Rivas’s annual target bonus, and (iii) continued coverage under the Company’s group health plan for Mr. Rivas and his eligible dependents at the same cost as if he were an employee of the Company for up to 12 months following the termination, subject to Mr. Rivas’s timely election and continued eligibility (provided that such coverage would cease in the event Mr. Rivas obtained other employment that offered group health benefits). The 2022 Letter Agreement included a non-solicitation covenant that applied during employment for 18 months thereafter, a non-competition covenant that applied during employment and for 12 months thereafter and perpetual confidentiality and mutual non-disparagement covenants.
2022 Letter Agreement with Ms. Wilson
Pursuant to the 2022 Letter Agreement with Ms. Wilson, in the event that Ms. Wilson’s employment with the Company is terminated by the Company without “Cause” (as defined in the 2022 Letter Agreement), in addition to any earned but unpaid salary and her accrued and vested benefits under the employee benefit programs of the Company, which are payable upon any termination of employment, Ms. Wilson also will be entitled to receive the following benefits, subject to her execution and non-revocation of a general release of claims: (i) subject to her continued compliance with her post-termination obligations, continued base salary payments for 12 months following such termination; provided that, in the event Ms. Wilson obtains other full-time employment, such payments shall cease on the effective date of such new employment, and (ii) subject to her timely election and continued eligibility, (A) continued copayment of health care premiums at the same level and cost to Ms. Wilson as if she were an employee (excluding her ability to pay premiums with pre-tax dollars), and (B) subject to her continued compliance with her post-termination obligations, continued participation in the Company’s group health plan for 12 months following such termination; provided that, in the event Ms. Wilson obtains other employment that offers group health benefits, such contribution coverage will cease.
Pursuant to the 2022 Letter Agreement, including the exhibit attached thereto, Ms. Wilson is subject to a non-solicitation covenant that applies during employment and the 18-month period following termination and non-competition covenant that applies during employment and the 12-month period following termination. Ms. Wilson is also subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of her service with the Company that protect the Company’s proprietary information.

2022 Letter Agreement with Mr. Long
Under the 2022 Letter Agreement with Mr. Long, in the event that Mr. Long’s employment is terminated by us without cause, in addition to any earned but unpaid salary and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Long also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to the mitigation provisions of the Company’s severance plan. Mr. Long will also receive “change in control” protection consistent with the terms held by other senior executives of the Company. In addition, in connection with his 2022 Letter Agreement, Mr. Long executed a Proprietary Interests Protection Agreement, pursuant to which he was subject to a non-solicitation covenant that applied during employment for 18 months thereafter, a non-competition covenant that applied during employment and for 12 months thereafter and perpetual confidentiality and non-disparagement covenants.
PBRSU Award Agreements
With respect to the 2022 PBRSU Awards granted to Ms. Wilson, Mr. Long, Mr. Sparby and Mr. Rivas, the time-based vesting condition will be satisfied in three equal installments on each of the Performance Measurement Date (as defined therein), the 12-month anniversary of the Performance Measurement Date, and the 24-month anniversary of the Performance Measurement Date (each, a “Time Vesting Date”), subject to the Named Executive Officer not incurring a termination (other than in the case of a “Good Leaver Termination” (as defined in the 2022 PBRSU Award Agreement)). Mr. Flanagan’s 2022 PBRSU Award originally provided that the time-based vesting condition would be satisfied on December 31, 2024, however, his 2022 PBRSU Award was amended on November 7, 2022, to provide for pro rata vesting to reflect service through June 30, 2023, subject to Mr. Flanagan not incurring a termination (other than in the case of a Good Leaver Termination). In the case of a Good Leaver Termination that occurs on or after the first anniversary of the grant date but before the last Time Vesting Date (or, for Mr. Flanagan, before June 30, 2023), subject to a release, the time-based vesting condition will be deemed satisfied for a pro rata portion of PBRSUs, with the performance-based vesting condition measured as of the Performance Measurement Date based on actual performance. In the event of a change of control, and provided the Named Executive Officer has not incurred a termination through such change of control, the time-based condition will be deemed satisfied and target performance levels for the performance-based vesting condition will be pro-rated for the time elapsed during the year in which the change of control occurs.

With respect to the 2020 PBRSU Awards and 2021 PBRSU Awards, the time-based vesting condition will be satisfied on the earlier of a date specified in the applicable award agreement and the date of a qualifying change of control (the “Performance Measurement Date”), subject to the Named Executive Officer not incurring a termination (other than in the case of a “Good Leaver Termination” (as defined in the applicable award agreement)). The performance-based vesting condition will be satisfied based upon achievement by the Company of certain Cumulative Adjusted EBITDA, End-to-End RCM Agreement Growth, and with respect to the 2022 PBRSU Awards, Modular Sales Revenue targets, as such terms are defined in the applicable award agreement, measured at the Performance Measurement Date. The number of shares of the Company’s common stock earned will be based upon the level of achievement of the performance-based vesting condition, and may be below the target number of shares or above the target number of shares subject to the PBRSUs, depending on the levels of performance, with interpolation between the specified threshold and target, and target and maximum, levels of performance. If the Named Executive Officer ceases to perform services for the Company for any reason (other than in the case of a Good Leaver Termination), all PBRSUs granted to the Named Executive Officer that are unvested will be forfeited. In the case of a Good Leaver Termination that occurs on or after the first anniversary of the grant date but before the Performance Measurement Date, the time-based vesting condition will be deemed satisfied for a pro-rated number of PBRSUs based on the number of days in the Performance Period (as defined in the applicable award agreement) from the grant date to the date of such Good Leaver Termination, with the performance-based vesting condition measured as of the Performance Measurement Date based on actual performance. In the event of a change of control, and provided the Named Executive Officer has not incurred a termination through such change of control, the target performance levels for the performance-based vesting condition will be pro-rated for the time elapsed during the year in which the change of control occurs.
2023 Letter Agreement with Mr. Flanagan
Effective as of January 1, 2023, Mr. Flanagan stepped down from the position of Chief Executive Officer and assumed the non-executive role of Executive Advisor to the Chief Executive Officer, while remaining a member of the Board. In connection with Mr. Flanagan’s transition, the Company and Mr. Flanagan entered into a 2023 Letter Agreement, which, effective January 1, 2023, superseded the 2022 Letter Agreement between the Company and Mr. Flanagan, dated as of March 23, 2021. Pursuant to Mr. Flanagan’s 2023 Letter Agreement, Mr. Flanagan will remain employed in the non-executive role of Executive Advisor to the Chief Executive Officer and remain a member of the Board from January 1, 2023 through June 30, 2023, or such other date as mutually agreed upon by the parties (the “Employment Term”).

Under the terms of the 2023 Letter Agreement, while Mr. Flanagan is employed by the Company during the Employment Term, he will receive a base salary at of $200,000 per quarter. Mr. Flanagan will continue to be eligible to receive an annual performance bonus under the Company’s annual incentive plan for the 2022 calendar year, provided that he remains employed by the Company through the date such bonuses are paid. Mr. Flanagan will not be eligible for any bonus with respect to the 2023 calendar year.
In addition, pursuant to the 2023 Letter Agreement, in the event Mr. Flanagan remains employed in good standing (as determined by the Board) throughout the Employment Term, and subject to his execution of a general release of claims, the Time-Based Condition (as such term is defined in the relevant award agreement) of the PBRSUs granted to Mr. Flanagan on May 1, 2021 and June 21, 2022 will be deemed satisfied for a pro rata amount of the granted PBRSUs pursuant to the terms therein. Mr. Flanagan will not be granted equity awards with respect to his employment on or after January 1, 2023.
Mr. Flanagan will continue to be entitled to participate in the employee and fringe benefit plans and programs that are generally available to the senior management of the Company. Mr. Flanagan will not be entitled to severance payments or benefits following termination for any reason.
Each of the payments and benefits set forth above is subject to Mr. Flanagan’s continued compliance with the terms and conditions of the 2023 Letter Agreement, including the restrictive covenant obligations, which include a non-solicitation covenant that applies for the duration of Mr. Flanagan’s employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Mr. Flanagan’s employment and for a period of 12 months thereafter and customary confidentiality, nondisclosure, assignment of intellectual property and mutual non-disparagement covenants.
2023 Letter Agreement with Mr. Rivas
In connection with Mr. Rivas’ appointment as Chief Executive Officer, the Company and Mr. Rivas entered into a 2023 Letter Agreement, dated as of November 7, 2022, which, as of January 1, 2023, superseded the 2022 Letter Agreement between the Company and Mr. Rivas, dated June 21, 2022. Pursuant to the 2023 Letter Agreement, Mr. Rivas will receive an annualized base salary of $900,000 and will be eligible to receive an annual discretionary performance bonus for each year he is employed by the Company with a target equal to 120% of his annualized base salary. Mr. Rivas will also be eligible to participate in the Company’s long-term incentive program and to receive discretionary awards thereunder, with a target value of 680% of his annualized base salary. In addition, Mr. Rivas will be eligible for an initial grant of PBRSUs based on a value of $6,120,000, the terms which will be determined at a later date by the human capital committee of the Board.
Under the terms of the 2023 Letter Agreement, if Mr. Rivas’ employment is terminated by the Company without “Cause” or he resigns for “Good Reason” (each as defined therein), he will be entitled to receive the following severance benefits: (i) an amount equal to two times the sum of his base salary and annual performance bonus target, payable over a period of 24 months following the termination; provided, however, that in the event of his resignation for “Good Reason” or termination by the Company without “Cause” within 24 months following a change of control, such payment shall be made by the Company in a lump sum within 60 days following such termination, (ii) a pro-rated annual bonus for the calendar year in which his termination occurs, with the amount of such bonus based on the greater of (A) target performance and (B) actual performance results under the Company’s annual bonus plan, payable at the time such bonuses are paid to other senior executives of the company, and (iii) continued coverage under the Company’s group health plan for Mr. Rivas and his eligible dependents at the same cost as if he were an employee of the Company for up to 18 months following the termination, subject to Mr. Rivas’ timely election and continued eligibility (collectively, the “Severance Benefits”). The Severance Benefits are conditioned upon Mr. Rivas’ execution and non-revocation of a release of claims in favor of the Company and his continued compliance with his restrictive covenant obligations, which include a non-solicitation covenant that applies for the duration of Mr. Rivas’ employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Mr. Rivas’ employment and for a period of 12 months thereafter and customary confidentiality, nondisclosure, assignment of intellectual property and mutual non-disparagement covenants.
2023 Letter Agreements with Ms. Wilson and Mr. Long
Pursuant to the 2023 Letter Agreements with Ms. Wilson and Mr. Long, upon a termination without “Cause” (as defined therein) the Named Executive Officer will receive severance so long as such executive does not obtain other full-time employment that is competitive to the Company, as determined by the Company in its sole discretion. The 2023 Letter Agreements also include the addition of a clawback provision applicable to amounts paid or payable under the 2023 Letter Agreement to the extent such amounts are required to be recouped by the Company pursuant to applicable law or securities exchange listing standard, or as otherwise determined by the Board or a committee thereof. In addition, the amendments require an executive to execute and deliver a general release of claims in favor of the Company within 30 days of termination to be eligible to receive severance.

In connection with Ms. Wilson’s departure, the Company and Ms. Wilson entered into a Separation Agreement and General Release (the “Wilson Agreement”). Under the Wilson Agreement, Ms. Wilson will be entitled to continued base salary payments for 12 months following termination (provided that such payments will cease if she obtains full-time employment that is competitive to the Company) as well as a one-time lump sum cash payment of $250,000, and COBRA continuation benefits for 12 months following termination, all payable following receipt of a standard general release. Ms. Wilson’s departure will be treated as a “Good Leaver Termination” (as such term is defined in the applicable PBRSU award agreement) for purposes of the outstanding PBRSUs held by Ms. Wilson as of the date of her departure.
In connection with Mr. Long’s departure, the Company and Mr. Long entered into a Separation Agreement and General Release (the “Long Agreement”). Under the Long Agreement, Mr. Long will be entitled to post-departure compensation and benefits in accordance with the continued base salary payments for 12 months following termination (provided that such payments will cease if he obtains full-time employment that is competitive to the Company) and COBRA continuation benefits for 12 months following termination, all payable following receipt of a standard general release. In addition, Mr. Long will be entitled to any remaining payments under the terms of the 2022 R1 Sales Incentive Plan. Mr. Long’s departure will be treated as a “Good Leaver Termination” (as such term is defined in the applicable PBRSU award agreement) for purposes of the outstanding PBRSUs held by Mr. Long as of the date of his departure.
2023 Letter Agreement with Mr. Sparby
In connection with the appointment of Mr. Sparby as President, the Company and Mr. Sparby entered into 2023 Letter Agreement, effective January 1, 2023. Pursuant to the 2023 Letter Agreement, Mr. Sparby receives an annualized base salary of $750,000 and is eligible to receive an annual discretionary performance bonus for each year he is employed by the Company with a target equal to 100% of his annualized base salary. Mr. Sparby will also continue to be eligible to participate in the Company’s long-term incentive program and to receive discretionary awards thereunder, with a target value of 200% of his annualized base salary. Under the terms of the 2023 Letter Agreement, if Mr. Sparby’s employment is terminated by the Company without “Cause” or he resigns for “Good Reason” (each as defined in the 2023 Letter Agreement), he will be entitled to receive the following severance benefits, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations: (i) an amount equal to his base salary, payable over a period of 12 months following the termination, (ii) a lump sum payment equal to his target annual bonus and (iii) subject to Mr. Sparby’s timely election and continued eligibility, continued coverage under the Company’s group health plan of Mr. Sparby and his eligible dependents at the same cost as if he were an employee of the Company for up to 12 months following the termination (provided that in the event Mr. Sparby obtains other employment that offers group health benefits, such continuation of coverage will cease). Pursuant to the 2023 Letter Agreement, Mr. Sparby is subject to a non-solicitation covenant that applies for the duration of Mr. Sparby’s employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Mr. Sparby’s employment and for a period of 12 months thereafter and customary confidentiality, nondisclosure, assignment of intellectual property and mutual non-disparagement covenants.
Human Capital Committee Report
The human capital committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management. Based on such review and discussion with management, the human capital committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
By the human capital committee of the Board of Directors of R1 RCM Inc.
Ian Sacks (Chair)
Michael C. Feiner
Matthew Holt
Jill Smith
Human Capital Committee Interlocks and Insider Participation
None of our executive officers serves as a member of our Board or human capital committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our committees.
No member of the human capital committee in 2022 had any relationship with us during 2022 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, other than Mr. Sacks and Mr. Holt, who currently serve on the human capital committee. Mr. Sacks and Mr. Holt are employees of an affiliate of certain investment funds that hold an ownership interest in TCP-ASC and the CoyCo Entities, respectively. See “Related Party Transactions” for a description of the relationship and transactions between us and TCP-ASC and between us and the CoyCo Entities.

Pay versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our Named Executive Officers for the fiscal years ended on December 31, 2022, December 31, 2021 and December 31, 2020.

Pay vs. Performance Disclosure (1)
					Value of Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid for PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid for Non-PEO NEOs (3)(4)	R1 RCM Total Shareholder Return (5)	NYSE Composite Total Shareholder Return (6)	Net Income (Loss)	Adjusted EBITDA (7)
2022	$7,621,575	$(12,868,704)	$3,871,634	$304,063	$84	$109	$(57,600,000)	$425,500,000
2021	$15,817,911	$31,825,685	$2,468,423	$6,271,044	$196	$123	$97,200,000	$343,600,000
2020	$4,794,578	$37,523,887	$1,341,914	$4,293,655	$185	$104	$117,100,000	$240,000,000
(1)    R1’s principal executive officer (“PEO”) for FY2020 through FY2022 was Joseph Flanagan. R1’s other, non-PEO, named executive officers (“NEOs”) for FY2020 were Rachel Wilson, Richard B. Evans, Jr., and Gary Long. R1’s other, non-PEO, NEOs for FY2021 were Rachel Wilson, Gary Long, John Sparby, and Vijay Kotte. R1’s other, non-PEO, NEOs for FY2022 were Lee Rivas, Rachel Wilson, Gary Long, and John Sparby.
(2)

PEO "CAP" Calculation Detail	Year
Compensation Element	2020	2021	2022
SCT Reported Total Compensation	$4,794,578	$15,817,911	$7,621,575
Aggregate SCT Reported Equity Compensation (-)	$(3,741,493)	$(13,166,182)	$(5,000,016)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$6,574,298	$17,472,860	$1,008,482
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Outstanding (+/-)	$4,232,168	$10,348,549	$(16,648,053)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$—	$1,156,374	$—
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Vesting During Covered FY (+/-)	$25,664,336	$196,173	$149,308
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$—	$—	$—
"Compensation Actually Paid" Determination	$37,523,887	$31,825,685	$(12,868,704)
(3)    Equity compensation fair value for equity awards (excluding Mr. Rivas’ profit units) calculated based on assumptions determined in accordance with FASB ASC Topic 718.

(4)

Average Non-PEO NEOs "CAP" Calculation Detail	Year
Compensation Element	2020	2021	2022
SCT Reported Total Compensation	$1,341,914	$2,468,423	$3,871,634
Aggregate SCT Reported Equity Compensation (-)	$(863,352)	$(1,370,444)	$(3,000,001)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$1,517,023	$1,401,580	$1,490,924
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Outstanding (+/-)	$614,080	$3,433,306	$(2,071,284)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$—	$334,702	$—
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Vesting During Covered FY (+/-)	$1,683,990	$3,477	$12,790
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$—	$—	$—
"Compensation Actually Paid" Determination	$4,293,655	$6,271,044	$304,063
(5)    Cumulative total shareholder return calculated based on an assumed $100 investment as of 12/31/2019 and the reinvestment of any issued dividends.
(6)    Cumulative total shareholder returns calculated for NYSE Composite Index based on an assumed $100 investment as of 12/31/2019 and the reinvestment of any issued dividends.
(7)    For reconciliation of adjusted EBITDA, a non-GAAP measure, performance in accordance with GAAP to non-GAAP financial results to GAAP net income (loss), please see “Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 16, 2023.
Pay versus Performance Narrative Disclosure
R1’s human capital committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. To promote strong pay-for-performance orientation, when setting executive pay levels, the human capital committee considers the Company’s absolute and relative total shareholder return, short- and long-term business outlook, including net income, adjusted EBITDA, end-to-end RCM agreement growth, and modular sales revenue, and the broader market environment.
The following section provides a description of the relationships between R1’s total shareholder return relative to peer comparator indices, as well as compensation actually paid relative to R1’s total shareholder return, net income (loss), and adjusted EBITDA over the last three completed fiscal years. Note, the human capital committee assesses target compensation and potentially realizable compensation in addition to compensation actually paid to maintain a holistic understanding of executive total compensation packages.

Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
Provided below are the most important financial measures used to link compensation actually paid with R1 performance during the most recently completed fiscal year:

Adjusted EBITDA
End-to-End RCM Agreement Growth
Modular Sales Revenue
See the “Compensation Discussion and Analysis” section above and included in R1 RCM’s prior proxy statements for additional detail on actions relating to executive compensation. The value ultimately realized by R1 RCM’s executive officers is still subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Flanagan, our Chief Executive Officer in 2022.
We determined that the annual total compensation of the median employee who was employed as of December 31, 2022, excluding Mr. Flanagan, was $14,814, Mr. Flanagan’s 2022 annual total compensation was $7,644,495, and the ratio of these amounts was 516:1. Our median employee is located in India.
To determine the annual total compensation of the “median employee”, the following methodology was used:
As of December 31, 2022, our total population consisted of 27,734 employees (including full-time, part-time and temporary employees). To identify the median compensated employee, we used base salary received in 2022, which was annualized for employees joining the Company during the year. The change in our total employee population from 2021 is attributable to the growth of our business and the reduction in Mr. Flanagan’s overall compensation from the 2021 to 2022 calendar years.
For employees located outside of the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the year (December 31, 2022).

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
The Board has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which R1 was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by R1 of a related person. Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.
Any related person transaction proposed to be entered into by R1 must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee.
Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.
In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.
Transactions involving compensation of executive officers will be reviewed and approved by the human capital committee in the manner specified in the charter of the human capital committee.
A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of business of R1;
•whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to R1 than the terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to R1 of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Person Transactions
Since January 1, 2022, R1 has engaged in the following transactions with our directors, executive officers and holders of more than 5% of our common stock, and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our common stock, in which such person had or will have a direct or indirect material interest. All such transactions were approved pursuant to the above policy other than (i) the A&R MPSA (as defined below) because at the time of our entry into the A&R MPSA, Ascension was not a related person, (ii) the Securities Purchase Agreement and Intermountain Services Agreement (as defined below) with Intermountain because at the time of our entry into the Securities Purchase Agreement and the Intermountain Services Agreement, Intermountain was not a related person, (iii) the LifePoint MSA, LifePoint Securities Purchase Agreement and LifePoint Sub-sublease (as defined below) because at the time of our entry into those agreements, Mr. Dill was not a related person, (iv) the Cloudmed Transaction Agreement (as defined below) and CoyCo Investor Rights Agreement (as defined below) because at the time of our entry into those agreements, the CoyCo Entities were not related persons, and (v) the Sutter MSA, the Sutter PSA, the Sutter Director Nomination Agreement, and the Sutter Put Right Agreement (as defined below) because at the time of our entry into those agreements, Mr. Dean was not a related person.
Cloudmed Transactions
On June 21, 2022, pursuant to the Transaction Agreement and Plan of Merger (the “Cloudmed Transaction Agreement”) dated as of January 9, 2022, among the Company, R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.), a Delaware corporation and wholly owned subsidiary of the Company (“Old R1 RCM”), Project Roadrunner Merger Sub Inc., formerly a wholly owned subsidiary of the Company (“R1 Merger Sub”), Cloudmed, the CoyCo Entities, and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, a Delaware limited liability company, the Company purchased Cloudmed, a leader in Revenue Intelligence™ solutions for healthcare providers, and affiliated entities (collectively, the “Cloudmed entities”), through (i) a merger of R1 Merger Sub with and into Old R1 RCM with Old R1 RCM as the surviving entity, which resulted in Old R1 RCM becoming a wholly owned subsidiary of the Company (the “Holding Company Reorganization”) and (ii) the CoyCo Entities contributing 100% of the equity of a blocker parent corporation of the Cloudmed entities in exchange for an aggregate of 135,929,742 shares of common stock of the Company (“Company Common Stock”), subject to certain adjustments following the closing as set forth in the Transaction Agreement (the “Cloudmed Acquisition,” and together with the Holding Company Reorganization, the “Cloudmed Transactions”). In October 2022, the Company finalized those adjustments, resulting in an additional 55,846 shares issued to the CoyCo Entities.
Pursuant to the Cloudmed Transaction Agreement, immediately prior to the completion of the Cloudmed Acquisition, Old R1 RCM implemented the Holding Company Reorganization, which resulted in the Company owning all of the capital stock of Old R1 RCM. Each share of Old R1 RCM’s common stock that was issued and outstanding immediately prior to the Holding Company Reorganization was automatically exchanged into an equivalent corresponding share of Company Common Stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of common stock of Old R1 RCM being converted. Accordingly, upon consummation of the Holding Company Reorganization, all Old R1 RCM stockholders became stockholders of the Company. Immediately prior to the consummation of the Holding Company Reorganization, the name of Old R1 RCM was changed to “R1 RCM Holdco Inc.” and the name of the Company was changed to “R1 RCM Inc.” The shares of Company Common Stock, as successor to Old R1 RCM, began trading on Nasdaq under the symbol “RCM” on June 22, 2022.
Second Amended and Restated Registration Rights Agreement
Simultaneously with the closing of the Cloudmed Transactions, the Company, Old R1 RCM, the CoyCo Entities, TCP-ASC, Intermountain, and Shared Business Services, LLC, a Delaware limited liability company and a subsidiary of LifePoint Health, Inc., a Delaware corporation (“LifePoint”, and together with TCP-ASC, Intermountain and the CoyCo Entities, the “Investors”) entered into the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Investors received certain registration rights covering the resale of shares of R1 common stock owned by the Investors, as well as any shares of R1 common stock issued by R1 upon the exercise of warrants held by certain of the Investors and any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the shares of R1 common stock referenced above (collectively, the “Registrable Securities”).

The Registration Rights Agreement provides that (i) Intermountain may only make one such demand for registration pursuant to a registration statement on Form S-3, (ii) TCP-ASC may only make five demands for registration (of which no more than three may be on a form other than Form S-3) and no more than three demands during any twelve-month period, and (iii) the CoyCo Entities may only make four demands for registration (of which no more than one may be on a form other than Form S-3) and no more than three demands during any twelve-month period. The Registration Rights Agreement also provides that whenever the Company registers shares of common stock under the Securities Act of 1933, as amended (the “Securities Act”) (other than on a Form S-4 or Form S-8, or in connection with any employee benefit or dividend reinvestment plan), then each Investor will have the right as specified therein to register its shares of R1common stock as part of that registration. The registration rights under the Registration Rights Agreement are subject to certain rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the Investors from an underwritten registration. Except as otherwise provided, the Registration Rights Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and stock transfer taxes incurred in connection with the registration of the R1 common stock, provided that the Company will only be required to pay the fees and disbursements of one legal counsel to the Investors per registration and only $15,000 of aggregate expenses incurred or otherwise borne by each of Intermountain and LifePoint. The Company has also agreed to indemnify the Investors against certain liabilities, including liabilities under the Securities Act.
Amended and Restated Investor Rights Agreement (TCP-ASC)
Simultaneously with the closing of the Cloudmed Transactions, the Company, Old R1 RCM and TCP-ASC (and certain of its affiliated entities) entered into the TCP-ASC Investor Rights Agreement. Under the terms of the TCP-ASC Investor Rights Agreement, for so long as TCP-ASC’s “Ownership Threshold” (as that term is defined in the TCP-ASC Investor Rights Agreement) is met, TCP-ASC will be entitled to nominate such number of individuals to the Board constituting a majority of the Board and entitled to designate the chairperson of the Board. For so long as the Ownership Threshold is not met but TCP-ASC’s “Ownership Percentage” (as that term is defined in the TCP-ASC Investor Rights Agreement) exceeds 10% of Company Common Stock (taking into account the exercise of the warrant held by TCP-ASC), then TCP-ASC will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as TCP-ASC’s Ownership Percentage is in the aggregate at least 5% but less than 10% of Company Common Stock (in each case, taking into account the exercise of the warrant held by TCP-ASC), then TCP-ASC will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that Company Common Stock is listed upon, if any), the Company will offer the TCP-ASC Designees an opportunity to, at TCP-ASC’s option, either sit on each regular committee of the Board in relative proportion to the number of TCP-ASC’s Designees on the Board or attend (but not vote) at the meetings of such committee as an observer.
Under the terms of the ASC-TCP Investor Rights Agreement, TCP-ASC must cause all of its Company Common Stock entitled to vote at any meeting of stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s nominating and corporate governance committee and against the removal of any director nominated by the Company’s nominating and corporate governance committee. TCP-ASC is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until such time as the Investor owns less than 25% of Company Common Stock (taking into account the exercise of the warrant held by TCP-ASC).
For so long as TCP-ASC meets the Ownership Threshold, the TCP-ASC Investor Rights Agreement requires the Company to obtain the approval of TCP-ASC prior to taking certain actions described therein.
The TCP-ASC Investor Rights Agreement requires that if the Company proposes to offer any equity or equity linked security to any person, then the Company must first offer TCP-ASC the right to purchase a portion of such securities equal to TCP- ASC’s Ownership Percentage. If TCP-ASC does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to TCP-ASC.
The Company will reimburse TCP-ASC for reasonable, documented, out-of-pocket travel and business expenses in connection with TCP-ASC’s performance under the TCP-ASC Investor Rights Agreement, or otherwise relating to the management and oversight of TCP-ASC’s investment in the Company (other than expenses related to filings solely in TCP-ASC’s capacity as a stockholder of the Company) subject to a $100,000 per fiscal year cap. In addition, the Company agreed to reimburse TCP-ASC for certain out-of-pocket expenses incurred in connection with the Cloudmed Transactions.

Investor Rights Agreement (CoyCo Entities)
Simultaneously with the closing of the Cloudmed Transactions, the Company and the CoyCo Entities entered into an investor rights agreement (the “CoyCo Investor Rights Agreement”). Under the terms of the CoyCo Investor Rights Agreement, for so long as the CoyCo Entities’ “Ownership Threshold” (as that term is defined in the CoyCo Investor Rights Agreement) is met, the CoyCo Entities will be entitled to nominate three individuals to the Board (collectively, the “CoyCo Designees”). For so long as the Ownership Threshold is not met but the CoyCo Entities’ “Ownership Percentage” (as that term is defined in the CoyCo Investor Rights Agreement) exceeds 10% of Company Common Stock (taking into account the exercise of the warrant held by TCP-ASC), then the CoyCo Entities will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as the CoyCo Entities’ Ownership Percentage is in the aggregate at least 5% but less than 10% of Company Common Stock (taking into account the exercise of the warrant held by TCP-ASC), then the CoyCo Entitites will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that Company Common Stock is listed upon, if any), the Company will offer one CoyCo Designee (to be selected by the CoyCo Entities) an opportunity to, at the CoyCo Entities’ option, either sit on each regular committee of the Board or attend (but not vote) at the meetings of such committee as an observer.
The CoyCo Entities are subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until the later of (i) such time as the CoyCo Entities owns less than 25% of Company Common Stock (taking into account the exercise of the warrant held by TCP-ASC) and (ii) the third anniversary of the closing date.
For so long as the CoyCo Entities meet the Ownership Threshold, the CoyCo Investor Rights Agreement requires the Company to obtain the approval of the CoyCo Entities prior to taking certain actions described therein.
The Company will reimburse the CoyCo Entities for reasonable, documented, out-of-pocket travel and business expenses in connection with the CoyCo Entities’ performance under the CoyCo Investor Rights Agreement, or otherwise relating to the management and oversight of the CoyCo Entities’ investment in the Company (other than expenses related to filings solely in the CoyCo Entities’ capacity as stockholders of the Company) subject to a $100,000 per fiscal year cap.
Under the terms of the CoyCo Investor Rights Agreement, the CoyCo Entities must cause all of their Company Common Stock entitled to vote at any meeting of the Company’s stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s nominating and corporate governance committee and against the removal of any director nominated by the Company’s nominating and corporate governance committee.
The CoyCo Investor Rights Agreement requires that if the Company proposes to offer any equity or equity linked security to any person, then the Company must first offer the CoyCo Entities the right to purchase a portion of such securities equal to the CoyCo Entities’ Ownership Percentage. If the CoyCo Entities do not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to the CoyCo Entities.
In addition, subject to certain exceptions described therein, the CoyCo Investor Rights Agreement prohibits the CoyCo Entities from, directly or indirectly selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of Company Common Stock without the Company’s prior written consent for a period of eighteen months from the date of the closing of the Cloudmed Transactions, subject to certain exceptions, including the right to sell up to 20% of their shares pursuant to the exercise of their piggyback registration rights under the Registration Rights Agreement following the six-month anniversary of the date of the closing of the Cloudmed Transactions.
The CoyCo Investor Rights Agreement also prohibits the Company from commencing any self tender offers for a period of eighteen months following the date of the closing of the Cloudmed Transactions, unless (i) such tender offer(s) do not exceed $500,000,000 in the aggregate or (ii) such tender offer is approved by the Board, which majority must include at least two directors who are not TCP-ASC designees and who qualify as “independent” directors as defined in the listing standards of Nasdaq (or other United States national securities exchange that the Company Common Stock is listed upon, if any); provided, that there be no more than two such approved tender offers.

Warrant Assignment and Assumption Agreements
On June 21, 2022, in connection with the Holding Company Reorganization, the Company and Old R1 RCM entered into (1) an assignment and assumption agreement with Intermountain (the “Intermountain Assignment”) pursuant to which Old R1 RM assigned to the Company, and the Company assumed, the warrant, dated as of January 23, 2018, by and between Old R1 RCM and Intermountain (the “Intermountain Warrant”), governing Intermountain’s right to purchase up to a total of 1,500,000 shares of common stock, $0.01 par value per share, of Old R1 RCM (“Old R1 RCM Common Stock”) and (2) an assignment and assumption agreement with TCP-ASC (the “TCP-ASC Assignment,” and together with the Intermountain Assignment, the “Assignments”) pursuant to which Old R1 RCM assigned to the Company, and the Company assumed, the warrant, dated as of February 16, 2016, by and between Old R1 RCM and TCP-ASC (the “TCP-ASC Warrant,” and together with the Intermountain Warrant, the “Warrants”), governing TCP-ASC’s right to purchase up to a total of 60,000,000 shares of Old R1 RCM Common Stock. Pursuant to the Assignments, each Warrant now represents the right to purchase an equal number of shares of Company Common Stock in accordance with the terms of such Warrant. No other terms or conditions of the Warrants were modified by the Assignments.
TowerBrook/Ascension Transactions
Our director Neal Moszkowski is a co-founder and co-chair of TowerBrook and served as the firm’s co-chief executive officer since its inception in March 2005 until February 2022. Our director Ian Sacks is a managing director of TowerBrook. Our director Anthony J. Speranzo serves as the Chief Executive Officer and President of Ascension Capital, LLC, Ascension’s healthcare investment fund, and our director Anthony R. Tersigni serves as the Chair of the Board of Ascension Capital, LLC.
A&R MPSA
On February 16, 2016, R1 entered into a long-term strategic partnership with Ascension. As part of the transaction, R1 amended and restated its Master Professional Services Agreement (“A&R MPSA”) with Ascension Health effective February 16, 2016 with an initial term of ten years. On April 30, 2021, R1 entered into Amendment No. 5 to the A&R MPSA, effective as of May 1, 2021, extending the agreement to April 30, 2031, among other amendments. In 2022, net services revenue from hospitals affiliated with Ascension Health represented approximately $881.0 million, or 49%, of our total net service revenue.
Pursuant to the A&R MPSA, R1 provides its revenue cycle management service offering to hospitals affiliated with Ascension Health. The existing supplement agreements for such hospitals receiving services under the prior MPSA continued in effect, as appropriate, under the A&R MPSA. Each such hospital was also required to execute a supplement agreement to transition to such hospital’s “Physician Advisory Services” or “PAS” (as defined in the A&R MPSA) needs under the A&R MPSA.
The A&R MPSA provides that each supplement agreement between R1 and a hospital affiliated with Ascension Health will incorporate the provisions of the A&R MPSA and provide that the hospital will be bound by the A&R MPSA and all amendments, modifications and waivers to which we and Ascension Health agree under the A&R MPSA. With certain limited exceptions, R1 will be the exclusive provider of revenue cycle management services and PAS with respect to acute care services provided by the hospitals affiliated with Ascension Health that execute supplement agreements with R1.
The A&R MPSA is structured as an operating partner model, whereby a significant number of Ascension Health’s revenue cycle employees become our employees. The operating partner model also requires the transition of the non-payroll expenses supporting a hospital’s revenue cycle operations to become direct expenses of R1.
On and effective as of November 1, 2018, R1 entered into a new master professional services agreement with AMITA Health, a joint venture of Ascension’s Alexian Brothers Health System and Adventist Midwest Health, part of Adventist Health System, for end-to-end RCM and PAS services to AMITA Health hospitals and affiliated physician groups. Due to the dissolution of AMITA Health, on July 1, 2022, R1 and Ascension Health entered into Amendment No. 6 to the A&R MPSA to migrate the RCM services provided by R1 to the hospital facilities and physician groups of Presence Health and Alexian Brothers Health System to the A&R MPSA. Concurrently, R1 and Ascension Health entered into supplements to the A&R MPSA for RCM services to Ascension Health ministries in Illinois.

TCP-ASC Voting Agreement
On January 9, 2022, Old R1 RCM, TCP-ASC and Cloudmed entered into a voting agreement (the “Voting Agreement”), pursuant to which, among other things and subject to certain exceptions, TCP-ASC agreed until the Expiration Time (as defined in the Voting Agreement) to not transfer any Covered Shares (as defined in the Voting Agreement) and to vote the Covered Shares (i) in favor of the proposal to issue shares of common stock of R1 to the CoyCo Entities (the “Stock Issuance Proposal”), (ii) in favor of the Transactions (as defined in the Cloudmed Transaction Agreement), (iii) in favor of any proposal to adjourn or postpone such meeting of R1 stockholders to a later date made in accordance with the Cloudmed Transaction Agreement, or (iv) against any proposal made in opposition to or in competition with the Stock Issuance Proposal and the other transactions contemplated by the Cloudmed Transaction Agreement.
Intermountain Transactions
Amended and Restated Services Agreement
On and effective as of January 23, 2018, R1 entered into an Amended and Restated Services Agreement (the “Intermountain Services Agreement”) with Intermountain having a ten-year term. The Intermountain Services Agreement continues our relationship with Intermountain which commenced in October 2011 and was previously extended by amendment dated September 27, 2016 (the “Prior Agreement”). In 2022, net services revenue from Intermountain hospitals and medical group providers represented approximately $221.8 million, or 12% of our total net service revenue.
Pursuant to the Intermountain Services Agreement, R1 will continue to provide our revenue cycle management service offering to Intermountain hospitals and medical group providers. In addition, R1 will provide revenue cycle management services to Intermountain’s homecare, hospice and palliative care, durable medical equipment and infusion therapy business. Intermountain has agreed that R1 may provide services to additional hospitals acquired by Intermountain over time. With certain limited exceptions, R1 will be the exclusive provider of revenue cycle management services for the hospitals, medical group providers and home health business affiliated with Intermountain.
Intermountain Leases
R1 leases certain facilities from Intermountain for use by our employees in providing services, including services to Intermountain. In 2022, R1 leased one location from Intermountain and paid Intermountain a total of $344,000 in rent in connection with such lease during the year ended December 31, 2022.
Charitable Contribution
On August 16, 2022, our audit committee approved a contribution by the Company to the Intermountain Healthcare Foundation in the amount of $500,000.
LifePoint Health Transactions
Services Agreement
On November 2, 2020, R1 entered into a Services Agreement (the “LifePoint MSA”) with LifePoint Corporate Services, General Partnership (“LifePoint CSGP”) having a ten-year term. In 2022, net services revenue from LifePoint CSGP represented approximately $46.3 million, or 3% of our total net service revenue. Pursuant to the LifePoint MSA, R1 will provide our revenue cycle management service offering to LifePoint CSGP hospitals.
Sub-Sublease
On January 22, 2021, R1 entered into the Securities Purchase Agreement (as amended, the “LifePoint Securities Purchase Agreement”) with Shared Business Services, LLC, an affiliate of LifePoint (the “LifePoint Investor”), pursuant to which the LifePoint Investor received 324,212 shares of R1’s common stock in consideration for the parties’ entry into the LifePoint Sub-sublease and certain transfer restrictions set forth in the agreement.
The LifePoint Investor is subject to certain transfer restrictions pursuant to the terms of the LifePoint Securities Purchase Agreement. Prior to January 22, 2024, the LifePoint Investor may not directly or indirectly transfer the common stock it received to any person without R1’s prior written consent other than any “Permitted Transfer” (as such term is defined in the LifePoint Securities Purchase Agreement).

Concurrently with the execution of the LifePoint Securities Purchase Agreement, the LifePoint Investor signed a joinder to the amended TCP-ASC Registration Rights Agreement to add the LifePoint Investor as a party and to provide it with certain registration rights.
As contemplated by the LifePoint Securities Purchase Agreement, R1 has sub-leased one facility from the LifePoint Investor (the “LifePoint Sub-sublease”) for use by our employees in providing services, including services to LifePoint. The initial term of the LifePoint Sub-sublease is ten years commencing on January 1, 2021, and R1 is not required to pay rent under the LifePoint Sub-sublease during the initial term.
On March 3, 2022, our audit committee approved a contribution by the Company to The LifePoint Community Foundation in the amount of $200,000.
Sutter Health Transactions
Services Agreement
On July 5, 2022, R1 entered into a Master Services Agreement (the “Sutter MSA”) with Sutter Health (“Sutter”) having a ten-year term. In 2022, net services revenue from Sutter represented approximately $10.4 million, or 1% of our total net service revenue. Pursuant to the Sutter MSA, R1 is the exclusive provider of enterprise revenue cycle management services for Sutter.
Purchase and Sale Agreement
On July 5, 2022, R1 entered into the Purchase and Sale Agreement (the “Sutter PSA”) with Sutter Bay Medical Foundation dba Palo Alto Medical Foundation for Health Care, Research and Education, an affiliate of Sutter, pursuant to which Sutter received 1,403,687 shares of our common stock in consideration for two owned facilities located in Sunnyvale, California and certain transfer restrictions set forth in the agreement. Concurrently with the closing of the real estate purchase, R1 and Sutter entered into lease agreements pursuant to which R1 leased the acquired facilities back to Sutter. Sutter exited one of the leased facilities on August 1, 2022 and term of the other facility is scheduled to expire on January 6, 2024.
Sutter is subject to certain transfer restrictions pursuant to the terms of the Sutter PSA. Prior to July 6, 2025, Sutter may not directly or indirectly transfer the common stock it received to any person without our prior written consent other than any “Permitted Transfer” (as such term is defined in the Sutter PSA).
Director Nomination Agreement
On August 2, 2022, R1 and Sutter entered into a Director Nomination Agreement (the “Sutter Director Nomination Agreement”), pursuant to which Sutter may nominate one individual (the “Sutter Designee”) to the Board until the termination of the Sutter MSA.
On August 15, 2022, upon the recommendation of our nominating and corporate governance committee, the Board appointed Brian K. Dean to the Board as the Sutter Designee.
Put Right Agreement
On July 5, 2022, R1 and Sutter entered into an agreement regarding the potential purchase of a business that would expand our service capabilities (the “Sutter Put Right Agreement”). This agreement is effective through approximately the end of 2023 and allows Sutter to sell the business to R1 for $150.0 million, subject to the negotiation of a definitive agreement and the satisfaction of agreed upon closing conditions, including the requirement that the purchase price be deemed to be fair value at the time of the potential transaction. R1 and Sutter, assuming an agreement is reached, would also need to reach agreement as to whether the purchase price would be paid in cash or shares of R1 common stock.
Indemnification
Our restated certificate of incorporation provides that R1 will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, R1 has entered into indemnification agreements with each of its directors and executive officers that are broader in scope than the specific indemnification provisions contained in the DGCL.

HOUSEHOLDING OF PROXIES
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for notices of internet availability of proxy materials or annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single notice or annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. R1 and some brokers household proxy materials, delivering a single notice or annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or R1 that they or R1 will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah 84123, Attention: Investor Relations.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice or annual report and proxy statement in the future, or you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our notice or annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or R1 if you hold registered shares. You can notify R1 by sending a written request to R1 RCM Inc., 434 W. Ascension Way, 6th Floor, Murray, Utah 84123, Attention: Investor Relations.

OTHER MATTERS
The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS; SDG DISCLAIMER

This proxy statement contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended and Section 21E of the Exchange Act. Forward-looking statements generally relate to future events and relationships, plans, goals, targets, and future performance, including with respect to matters of sustainability, environmental stewardship, inclusion and diversity and other subjects. These statements are based on various assumptions, whether or not identified in this proxy statement, and on the current expectations of the Company’s management and are not predictions of actual performance. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risk and uncertainties related to: (i) geopolitical, economic, and market conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, currency fluctuations, and challenges in the supply chain; (ii) breaches or failures of the Company’s information security measures or unauthorized access to a customer’s data; (iii) disruptions in or damages to the Company’s global business services centers and third-party operated data centers; (iv) the volatility of our stock price; and (iv) the ongoing impact of the COVID-19 pandemic on the Company’s business, operating results, and financial condition. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and any other periodic reports that the Company may file with the SEC. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

In addition, the SDGs of the United Nations referred to in the section entitled “Corporate Responsibility and Sustainability,” are aspirational in nature. The analysis involved in determining whether and how certain initiatives may contribute to the SDGs is inherently subjective and dependent on a number of factors. There can be no assurance that reasonable parties will agree on a decision as to whether certain projects, initiatives, investments, or other aspects of our business contribute to a particular SDG. Accordingly, investors should not place undue reliance on our application of the SDGs, as such application is subject to change at any time and in our sole discretion.

APPENDIX A

R1 RCM INC.

FOURTH AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
1.Purpose.
This Fourth Amended and Restated 2010 Stock Incentive Plan (the “Plan”) of R1 RCM Inc., a Delaware corporation formerly known as Accretive Health, Inc. (the “Company”), is effective as of April 3, 2023 (the “Effective Date”), and amends and restates the Company’s Third Amended and Restated 2010 Stock Incentive Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).
2.Eligibility.
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant”. “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).
3.Administration and Delegation.
(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. Notwithstanding anything herein to the contrary, to the extent that the Committee is comprised solely of an officer of the Company who is also a Board member, such officer shall not be authorized to grant any Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).
(c)Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(d)Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined within the meaning of the applicable listing standards of the national securities exchange on which the Common Stock (as defined below) is listed (the “Exchange Listing Standards”).
4.Stock Available for Awards.
(a)Number of Shares; Share Counting.
(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to 59,974,756 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which number shall include (i) 47,581,126 shares of Common Stock subject to Awards previously granted under the Prior Plan, (ii) 8,393,630 shares of Common Stock that remain available for issuance under the Prior Plan and (iii) the number of shares of Common Stock subject to awards granted under the Company’s Amended and Restated Stock Option Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issue price pursuant to a contractual repurchase right (subject, in the case of Incentive Stock Options (as defined in Section 5(b)) to any limitations under the Code). Any or all shares of Common Stock available for issuance under the Plan may be issued or used in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i):
(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i); provided, however, that (i) any Award that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise, and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;
(C)shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Section 422 and related provisions of the Code.

5.Stock Options.
(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable laws, as it considers necessary or advisable. Each Option granted under the Plan shall either be an Incentive Stock Option or a Nonstatutory Stock Option. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option”.
(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or to any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option. To the extent an Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Nonstatutory Stock Option.
(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% (or in the case of an Incentive Stock Option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, 110%) of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.
(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years. Notwithstanding the foregoing, in the case of Incentive Stock Options granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, no such Incentive Stock Option will be granted with a term in excess of five years.
(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable Option agreement, or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the portion of the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the portion of the Option being exercised divided by the Fair Market Value of the Common Stock on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or
(6)by any combination of the above permitted forms of payment.
(g)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year under the Plan and/or any other stock option plan of the Company or a parent or subsidiary corporation exceeds $100,000 or such other amount as may be prescribed by Section 422 of the Code, such excess shall be treated as Nonstatutory Stock Options.
(h)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the Exchange Listing Standards.
(i)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
(j)Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, no Option granted under the Plan will entitle the Participant to the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”).
6.Stock Appreciation Rights.
(a)General. The Board may grant Awards consisting of Stock Appreciation Rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b)(3). The date as of which such appreciation is determined shall be the exercise date.
(b)Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.
(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.
(2)Independent SARs. An SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(3)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.
(4)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(5)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(c)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled stock appreciation right, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the Exchange Listing Standards.
(d)No Reload Rights. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
(e)Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, no SAR granted under the Plan will entitle the Participant to the right to receive Dividend Equivalents.
7.Restricted Stock; Restricted Stock Units.
(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Accrued Dividends.
(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock as well as dividends or distributions paid on such Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death, or (ii) in the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in each case in a manner that complies with Section 409A of the Code.
(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, Dividend Equivalents shall be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which they relate and shall not be paid unless and until such Restricted Stock Units have vested and been earned. No interest will be paid on Dividend Equivalents.
8.Other Stock-Based Awards.
(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.
(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
(c)Dividend Equivalents. The Award agreement for any Other Stock-Based Award may provide a Participant with the right to receive Dividend Equivalents. Unless otherwise provided in the applicable award agreement, Dividend Equivalents shall be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which they relate and shall not be paid unless and until such Other Stock-Based Award has vested and been earned. No interest will be paid on Dividend Equivalents.
9.Performance Awards. Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”). The performance goals to be achieved during a performance period shall be determined by the Board upon the grant of each Performance Award. Without limiting the scope of the preceding sentence, the Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and any such performance goals may differ among Performance Awards granted to any one Participant or to different Participants. Performance Awards may be paid in cash, shares of Common Stock, other property or any combination thereof, in the sole discretion of the Board and set forth in the applicable Award agreement.

10.Adjustments for Changes in Common Stock and Certain Other Events.
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization Events.
(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in the applicable Award agreement or another agreement between the Participant and the Company): (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for the termination or deemed satisfaction of such repurchase or other rights under the Restricted Stock Agreement or any other agreement between the Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
11.General Provisions Applicable to Awards.
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.
(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise vesting, or release from forfeiture of an Award or, if the Company so requires, at the same time as payment of the exercise or purchase price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Except as otherwise provided in Sections 5(g), 6(c), 9, 11(h), 11(i) and 12(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h)Limitations on Vesting. Subject to Section 11(i), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to (i) Awards granted to non-employee Directors and (ii) in addition to any Awards granted to non-employee Directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a)(1).
(i)Acceleration. The Board may, at any time, provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, solely (A) upon the death or disability of the Participant, (B) upon a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company or pursuant to Section 10, or (C) in any other circumstance with respect to Awards covering an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a)(1). In addition, the Board may provide, at any time and for any reason, that any Award shall become immediately exercisable in whole or in part, free from some or all of the restrictions and conditions applicable to such Award or otherwise realizable in whole or in part, as the case may be, solely to the extent required by an agreement, obligation or applicable law.
12.Miscellaneous.
(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)No Rights as Stockholder. Subject to the provisions of the applicable Award agreement, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.
(c)Effective Date and Term of Plan. Except as provided in the following sentence, the Plan as set forth herein supersedes and replaces in its entirety the Prior Plan. Notwithstanding any provisions herein to the contrary, each Award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such Award under the Prior Plan as in effect immediately prior to the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, which is March 23, 2031, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the Exchange Listing Standards may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the Exchange Listing Standards are amended so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the Exchange Listing Standards, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.
(e)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying or accommodating applicable securities or tax laws of various jurisdictions or to qualify for preferred tax treatment of such jurisdiction. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

SCAN TO VIEW MATERIALS & VOTE w
R1 RCM INC.	VOTE BY INTERNET
434 W. ASCENSION WAY	Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

6TH FLOOR	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
MURRAY, UTAH 84123

During the Meeting - Go to www.virtualshareholdermeeting.com/RCM2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V05651-P89873 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

R1 RCM INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the Director nominees listed below:		☐	☐	☐
1.	Election of Directors
Nominees:
	01) Bradford Kyle Armbrester	09) Matthew Holt
	02) Agnes Bundy Scanlan	10) Neal Moszkowski
	03) Brian K. Dean	11) Lee Rivas			The Board of Directors recommends you vote for 3 YEARS on Proposal 3:		1 Year	2 Years	3 Years	Abstain
	04) Jeremy Delinsky	12) Ian Sacks					☐	☐	☐	☐
	05) David M. Dill	13) Jill Smith			3.	To approve, on an advisory basis, the frequency of advisory stockholder votes on the compensation of our Named Executive Officers.
	06) Michael C. Feiner	14) Anthony J. Speranzo
	07) Joseph Flanagan	15) Anthony R. Tersigni
	08) John B. Henneman, III	16) Janie Wade

The Board of Directors recommends you vote FOR Proposal 2:		For	Against	Abstain	The Board of Directors recommends you vote FOR Proposal 4:			For	Against	Abstain
2.	To approve our Fourth Amended and Restated 2010 Stock Incentive Plan to increase the number of shares authorized for issuance under our Third Amended and Restated 2010 Stock Incentive Plan by 4 million shares.	☐	☐	☐	4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The R1 RCM Inc. Notice of 2023 Annual Meeting, Proxy Statement and 2022 Annual Report are available at
www.proxyvote.com

V05652-P89873

R1 RCM INC.
Annual Meeting of Stockholders
May 17, 2023 at 8:00 AM (ET)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jennifer Williams and M. Sean Radcliffe and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of R1 RCM Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of R1 RCM Inc. to be held on May 17, 2023 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR 3 YEARS ON PROPOSAL 3 AND FOR PROPOSAL 4.

Continued and to be marked, dated and signed on reverse side